As filed with the Securities and Exchange Commission on November 24, 2010

Registration No. 333-166658

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

AMENDMENT NO. 6
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CHINA OUMEI REAL ESTATE INC.
(Exact name of registrant as specified in its charter)

Cayman Islands	6552	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Floor 28, Block C
Longhai Mingzhu Building
No.182 Haier Road, Qingdao 266000
People’s Republic of China
(86) 532 8099 7969
(Address and telephone number of principal executive offices)
____________________________

Mr. Zhaohui John Liang
634 Donna Ct.
River Vale, NJ 07675
(201) 497-5400
(Names, addresses and telephone numbers of agents for service)

Copies to:

Louis A. Bevilacqua, Esq.	Richard I. Anslow, Esq.
Thomas M. Shoesmith, Esq.	Gregg E. Jaclin, Esq.
Joseph R. Tiano, Jr., Esq.	Anslow & Jaclin, LLP
Pillsbury Winthrop Shaw Pittman LLP	195 Route 9 South
2300 N Street, N.W.	2nd Floor
Washington, D.C. 20037	Manalapan, NJ 07726
(202) 663-8000	(732) 409-1212

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[ x ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering.[  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ x ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum	Proposed maximum aggregate	Amount of
Title of securities to be registered	registered(1)	offering price per share	offering price	registration fee
Primary Offering:
Ordinary Shares, $0.002112 par value per share			$23,000,000(2)	$1,640(3)
Secondary Offering:
Ordinary Shares, $0.002112 par value per share	765,000(6)	$4.00(4)	$3,060,000	$219
Ordinary Shares Underlying 6% Convertible Preference Shares, $0.002112 par value per share	2,774,700(7)	$4.00(4)	$11,098,800	$792
Ordinary Shares Underlying Warrants, $0.002112 par value per share	1,387,350(8)	$6.00(5)	$8,324,100	$594
Ordinary Shares Underlying Warrants, $0.002112 par value per share	138,735(9)	$5.00(5)	$693,675	$50
TOTAL			$46,176,575	$3,296(10)

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional Ordinary Shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3) Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the last private sales price for ordinary shares of the Registrant as there is currently no public market price for the Registrant’s ordinary shares. Management considered the total number of shares outstanding post offering, the public offering of ordinary shares, estimated market capitalization, forward looking net income, the targeted price-to-earnings ratio and the effect of the current global economic crisis to determine the offering price per share. Accordingly, taking the foregoing factors into consideration, the Registrant arrived at the proposed offering price per share, which is the effective price per share paid by the investors in the Company’s April 2010 private placement.

(5) Calculated in accordance with Rule 457(g) based upon the exercise price of the Warrants held by selling stockholders named in this registration statement.

(6) Represents the Registrant’s ordinary shares being registered for resale that have been issued to the selling stockholders named in this registration statement.

(7) Represents ordinary shares underlying 6% convertible preference shares being registered for resale that have been issued to the selling stockholders named in this registration statement.

(8) Represents ordinary shares issuable upon exercise of five-year warrants to purchase ordinary shares being registered for resale that such warrants have been issued to certain selling stockholders named in this registration statement.

(9) Represents ordinary shares issuable upon exercise of three-year warrants to purchase ordinary shares being registered for resale that such warrants have been issued to certain selling stockholder named in this registration statement.

(10) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

  Public Offering Prospectus. A prospectus, or the Public Offering Prospectus, to be used for the public offering of up to        ordinary shares by us (in addition to        ordinary shares that may be sold upon exercise of the underwriters’ over-allotment option) through the underwriters named on the cover page of the Public Offering Prospectus.

  Resale Prospectus. A prospectus, or the Resale Prospectus, to be used for the resale by selling stockholders of 765,000 ordinary shares and 2,774,700 ordinary shares underlying 6% convertible preference shares, $0.002112 par value per share, or Preference Shares. We are also registering 1,526,085 ordinary shares that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in the Resale Prospectus.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following major items:

  they contain different outside and inside front covers;

  they contain different Offering sections in the Prospectus Summary section beginning on page 1 and 1A respectively;

  they contain different Use of Proceeds sections on page 21 and 2A respectively;

  the Capitalization and Dilution sections on page 23 and page 24, respectively, of the Public Offering Prospectus are deleted from the Resale Prospectus;

  a Selling Stockholder section is included in the Resale Prospectus beginning on page 3A;

  references in the Public Offering Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;

  the Underwriting section from the Public Offering Prospectus on page 99 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;

  the Legal Matters section in the Resale Prospectus on page 8A deletes the reference to counsel for the underwriters; and

  the outside back cover of the Public Offering Prospectus is different from the outside back cover of the Resale Prospectus.

We have included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 24, 2010

________ Ordinary Shares

We are offering        ordinary shares.

Our ordinary shares are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied to have our ordinary shares listed on the NASDAQ Global Market under the symbol “OMEI”. There can, however, be no assurance that our listing application will be accepted by the NASDAQ Global Market.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 7.

		Per Share		Total
Public offering price	$		$
Underwriting discount	$		$
Proceeds, before expenses, to China Oumei Real Estate Inc.	$		$

We have granted the underwriters a 45-day option to purchase up to        additional ordinary shares from us at the public offering price, less the underwriting discount and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The ordinary shares are expected to be delivered on or about           , 2010.

_________________________________________

Brean Murray, Carret & Co.	Ladenburg Thalmann & Co. Inc.

The date of this prospectus is               , 2010.

You should rely only on the information provided in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document.

i

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” “our Company,” or “the Company” are to the combined business of China Oumei Real Estate Inc., a Cayman Islands company, and its consolidated subsidiaries, Leewell, Oumei, Caoxian Industrial, Longhai Hotel, Longhai Real Estate, Qingdao Xudong, Weifang Longhai Industry, Weifang Longhai Properties, Weifang Qilu, Weihai Economic and Weihai Mingwei.

In addition, unless the context otherwise requires and for the purposes of this prospectus only:

  “Caoxian Industrial” refers to Caoxian Industrial Properties Co., Ltd., a PRC limited company;

  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

  “Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

  “Leewell” refers to Leewell Investment Group Limited, a Hong Kong company;

  “Longhai Hotel” refers to Longhai Hotel Co., Ltd., a PRC limited company;

  “Longhai Real Estate” refers to Longhai Real Estate Properties Co., Ltd., a PRC limited company;

  “Oumei” refers to Qingdao Oumei Real Estate Development Co., Ltd., a PRC limited company;

  “PRC,” “China,” and “Chinese,” refer to the People’s Republic of China;

  “Qingdao Xudong” refers to Qingdao Xudong Real Estate Development Co., Ltd., a PRC limited company;

  “Renminbi” and “RMB” refer to the legal currency of China;

  “SEC” refers to the Securities and Exchange Commission;

  “Securities Act” refers to the Securities Act of 1933, as amended;

  “U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States;

  “Weifang Longhai Industry” refers to Weifang Longhai Industry Co., Ltd., a PRC limited company;

  “Weifang Longhai Zhiye” refers to Weifang Longhai Zhiye Co., Ltd., a PRC limited company;

  “Weifang Qilu” refers to Weifang Qilu Guotai Properties Co., Ltd., a PRC limited company;

  “Weihai Economic” refers to Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd., a PRC limited company; and

  “Weihai Mingwei” refers to Weihai Mingwei Industry Co., Ltd., a PRC limited company.

In this prospectus we are relying on and we refer to information and statistics regarding the real estate industry in China that we have obtained from various cited public sources. Any such information is publicly available for free and has not been specifically prepared for us for use or incorporation in this prospectus or otherwise.

In addition, at present, there is no uniform standard to categorize the different types and sizes of cities in China. In this prospectus, we refer to Beijing, Shanghai, Guangzhou and Shenzhen as tier one cities, which are the most populous, affluent and competitive cities in the country. They also represent the highest standard and concentration of real estate development activities in China. Tier two cities are cities that generally meet the following criteria, excluding the four aforementioned tier one cities:

  Gross Domestic Product, or GDP, over RMB 200 billion (US$29 billion);

  GDP per capita over RMB 14,000 (US$2,050);

  Population with permanent residency in urban area over 1 million;

  Urban area over 100 km2;

  Annual sales in residential real estate over 1.5 million square meters; and

  Average unit selling price of residential real estate over RMB 3,000 (US$439) per square meter.

Tier three cities are the cities that do not meet one or more criteria listed above.

The Company

Overview of Our Business

We are one of the leading real estate development companies located in Qingdao, Shandong province, China. We began operations in 2001, and in 2008 we were recognized in the official City of Qingdao Commission of Development & Construction’s evaluation as one of the top ten real estate developers in Qingdao, measured by a combination of revenue, customer satisfaction, as well as several other factors.

We develop and sell residential and commercial properties, targeting middle and upper income customers in the coastal region of the Shandong peninsula (Greater Qingdao) located in northeastern China, including the cities of Qingdao, Weihai and Yantai, as well as other inland locations, such as Weifang.

Since our inception, we have completed 17 projects having a gross floor area, or GFA, of 1,461,991 square meters, of which approximately 95% has been sold. In addition, we have six projects under construction with a total GFA of 508,342 square meters.

In fiscal year 2009, our total sales increased 22.4% to $94.3 million from $77.0 million in fiscal year 2008. Our gross profit increased 17.3% to $36.0 million in fiscal year 2009 from $30.7 million in fiscal year 2008, while our net income before extraordinary item increased 11.6% to $21.2 million in fiscal year 2009 from $19.0 million in fiscal year 2008.

Our Competitive Strengths

We believe the following strengths allow us to compete effectively in the Chinese real estate development industry:

  We have a proven track record of successful large-scale properties development. Since our inception in 2001, we have sold approximately 95% of our completed 17 projects, which have a GFA of 1,461,991 square meters in aggregate. Our ability to cater to our customers’ preferences has been a major factor in the growth of our business. By leveraging our experience and track record, we believe that we can penetrate into the real estate markets in other tier two and tier three cities in China.

  We have a widely recognized brand name in an attractive coastal market. We have received many awards that acknowledge the quality of our real estate developments. We believe that the quality of our real estate developments and the recognition of our brand name by our customers are important to our success.

  We have an experienced management team. We have an experienced management team with extensive operating experience and industry knowledge. Our Chairman, Mr. Antoine Cheng, has many years of experience in working with businesses and has developed good business contacts, including in the real estate development business in China. Our Chief Executive Officer, Mr. Weiqing Zhang, has more than 15 years of experience in real estate development and our Chief Financial Officer, Mr. Zhaohui John Liang, has over 15 years of experience in real estate finance, investment and development. Mr. Yang Chen, our President, has more than 17 years of experience in accounting and financial management. In addition, our staff is well trained and is motivated by our incentive programs.

  We have substantial land reserves at premier locations for use as new development projects. We believe that our ownership of premium land reserves and the fact that we have already planned the development of specific projects for some of those land reserves gives us an advantage over our competitors who do not have similar reserves and must acquire land before commencing their next projects.

  We have a strong financial profile and excellent credit record. Through credit facilities with top Chinese banks, including Industrial and Commercial Bank of China, who has given us an AA rating, we are able to prudently leverage our business and take advantage of business opportunities.

  We have a compelling growth strategy. We expect to continue our growth by achieving higher returns on projects, continuing development of large middle income residential projects, expanding operations to other tier two and tier three cities in China and acquiring projects from distressed developers.

Our Growth Strategy

We intend to increase our market share in the Shandong Province and in other provinces in China by pursuing the following strategies:

  We plan to continue to expand in Shandong Province through new urban development projects. In the next five years we will continue to focus on real estate development along the coastline of the Shandong peninsula, particularly in the Qingdao and Weihai regions. We believe that the real estate market in the Qingdao-Weihai region will remain strong over the next several years, not only due to the market awareness created by the global media coverage of Qingdao and its Olympic sailing events, but also because of the unique attraction the region holds for international customers, travelers and investors.

  We plan to continue to provide cost-effective properties for middle income customers. We intend to capitalize on growth opportunities by continuing to offer high-quality mid-sized residential units featuring modern designs and convenient facilities at competitive prices to middle-income consumers in China.

  We plan to penetrate the high-end real estate market. We intend to penetrate into the high-end real estate market by developing villas, hotels, and commercial and office buildings that generate high returns. We expect these high-end projects to generate higher returns on investment than middle-income residential properties.

  We plan to improve project management and cost control. We expect to improve our project management by adopting more stringent financial disciplines in our operations at each stage that will help us to increase our returns on our project investments. We will use our capital more effectively by better managing our assets, receivables and expenditures to attain pre-set targets. We will better anticipate the best land rights reserves for development and will be able to capture them at the lowest prices to maximize our potential returns on our land and on our project investments.

Our Corporate History and Background

We organized under the laws of the Cayman Islands on March 10, 2006 as a blank check development stage company formed for the purpose of acquiring an operating business, through a stock exchange, asset acquisition or similar business combination. From our inception until we completed our reverse acquisition of Leewell on April 14, 2010, our operations consisted entirely of identifying, investigating and conducting due diligence on potential businesses for acquisition.

On April 14, 2010, we completed a reverse acquisition transaction through a share exchange with Leewell whereby we acquired 100% of the issued and outstanding capital stock of Leewell. As a result of the reverse acquisition, Leewell became our wholly-owned subsidiary and Longhai Holdings Company Limited, or Longhai Holdings, the former shareholder of Leewell, became our controlling shareholder. The share exchange transaction with Leewell was treated as a reverse acquisition, with Leewell as the acquirer and China Oumei Real Estate Inc. as the acquired party.

On April 14, 2010, we also completed a private placement transaction with a group of accredited investors. Pursuant to a subscription agreement with the investors, or the Subscription Agreement, we issued to the investors an aggregate of 2,774,700 units, or the Units, for a purchase price of $11,098,800, or $4.00 per Unit. Each Unit consists of one Preference Share, and one warrant to purchase 0.5 ordinary shares, or the Warrants. See “History and Corporate Structure” below for a detailed description of the reverse acquisition and the private placement transaction.

Our Corporate Structure

All of our business operations are conducted through our Chinese subsidiaries. The chart below presents our corporate structure:

Office Location

Our principal business office is located in China at Floor 28, Block C Longhai Mingzhu Building, No.182 Haier Road, Qingdao 266000. The telephone number at our executive offices is (86) 532 8099 7969. Our registered office is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and our registered agent is Maples Corporate Services Limited. We maintain a website at http://www.chinaoumeirealestate.com that contains information about our company, but that information is not part of this prospectus.

The Offering

Ordinary shares offered(1)	shares, ( shares, if the underwriters exercise the overallotment option)

Ordinary shares outstanding immediately after the offering(2)	shares, ( shares, if the underwriters exercise the overallotment option)

Offering price	$ per share

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 21 for more information on the use of proceeds.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our ordinary shares.

Proposed trading market and symbol

We have applied for the listing of our ordinary shares on the NASDAQ Global Market under symbol “OMEI”. There can, however, be no assurance that our ordinary shares will be accepted for listing on the NASDAQ Global Market.

(1) We are also concurrently registering for resale under a separate Resale Prospectus 765,000 ordinary shares and 2,774,700 ordinary shares underlying the Preference Shares held by the selling stockholders named under such prospectus and 1,526,085 ordinary shares that have been or may be acquired upon the exercise of warrants that have been previously issued to the selling stockholders named in such prospectus. None of these securities registered under the Resale Prospectus are being offered by us and we will not receive any proceeds from the sale of these shares.

(2) Based on (i) 31,000,062 ordinary shares issued and outstanding as of the date of this prospectus and (ii)        ordinary shares issued in the public offering (excluding 1,526,085 ordinary shares underlying warrants that were issued on April 14, 2010).

Summary Consolidated Financial Information

The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below. The selected consolidated statement of operations data and statement of cash flows data for the years ended December 25, 2007, 2008, and 2009 and the selected balance sheet data as of December 25, 2008 and 2009 are derived from the audited consolidated financial statements of Leewell included elsewhere in this prospectus. The selected balance sheet data as of December 25, 2007 are derived from the unaudited consolidated financial statements of Leewell not included in this prospectus. We derived our selected consolidated financial data as of September 25, 2010 and for the nine months ended September 25, 2009 and 2010 from our unaudited consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.

The audited consolidated financial statements of Leewell for the fiscal years ended December 25, 2007, 2008, and 2009 and our unaudited consolidated financial statements for the nine months ended September 25, 2009 and 2010 are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The selected financial data information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Fiscal Year Ended			Nine Months Ended
U.S. dollars, except shares	December 25,			September 25,
	2007	2008	2009	2009	2010
Statements of Operations Data				(Unaudited)	(Unaudited)
Total sales	$51,850,312	$77,032,561	$94,315,500	$42,545,067	$88,842,133
Total cost of sales	(36,243,778)	(46,321,251)	(58,296,408)	(28,397,838)	(60,110,257)
Gross profit	15,606,534	30,711,310	36,019,092	14,147,229	28,731,876
Advertising expenses	(46,492)	(112,263)	(268,222)	(209,036)	(203,004)
Commission expenses	(134,989)	(574,262)	(84,982)	(104,071)	(188,341)
Selling expenses	(2,187)	(81,415)	(49,800)	(32,750)	(56,076)
Bad debt recovery (expense)	(245,243)	(1,198,942)	(207,523)	(331,680)	432,455
General and administrative expenses	(807,589)	(2,283,744)	(4,655,596)	(1,745,329)	(5,639,461)
Income from operations	14,370,034	26,460,684	30,752,969	11,724,363	23,077,449
Income before income taxes and extraordinary item	14,309,351	25,583,919	30,213,512	11,067,969	23,005,207
Income taxes	(5,090,161)	(6,602,194)	(9,058,226)	(3,822,071)	(7,768,007)
Income before extraordinary item	9,219,190	18,981,725	21,155,286	7,245,898	15,237,200
Extraordinary item, net	-	12,499,576	-	-	-
Net income	$9,219,190	$31,481,301	$21,155,286	$7,245,898	15,237,200
Earnings per common share basic	$921.92	$0.31	$0.21	$0.24	$0.50
Earnings per common share diluted	$921.92	$0.31	$0.21	$0.24	$0.47
Weighted average common shares outstanding basic	10,000	102,566,690	102,566,690	30,692,945	30,692,945
Weighted average common shares outstanding diluted	10,000	102,566,690	102,566,690	30,692,945	32,353,715

	As of December 25,			As of
				September
	2007	2008	2009	25, 2010
Balance Sheet Data	(Unaudited)			(Unaudited)
Working capital	$9,465,778	$18,831,257	$44,207,072	$107,599,262
Total assets	87,822,788	178,648,355	196,332,843	231,482,426
Total liabilities	59,977,634	115,401,647	101,981,897	107,902,398
Stockholders’ equity	27,845,154	63,246,708	94,350,946	123,580,028

RISK FACTORS

The ordinary shares being offered by us are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in our ordinary shares. Before purchasing any of our ordinary shares, you should carefully consider the following factors relating to our business and prospects. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in the U.S. and other countries. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

The recent financial crisis could negatively affect our business, results of operations, and financial condition.

The recent credit crisis and turmoil in the global financial system may have an impact on our business and our financial condition, and we may face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise capital, which could have an impact on our flexibility to react to changing economic and business conditions. Our business requires access to substantial financing. If we are not able to obtain adequate financing in a timely manner, our ability to complete existing projects and expand our business could be materially adversely affected. In addition, these economic conditions also impact levels of consumer spending, which have recently deteriorated significantly and may remain depressed for the foreseeable future. Real estate market generally declines during recessionary periods and other periods where disposable income is adversely affected. If demand for our products fluctuates as a result of economic conditions or otherwise, our revenue and gross margin could be harmed.

Our business is susceptible to fluctuations in the real estate market of China, especially in certain areas of eastern China where our operations are concentrated, which may adversely affect our sales and results of operations.

Our business depends substantially on the conditions of the PRC real estate market. Demand for real estate in China has grown rapidly in the recent decade but such growth is often coupled with volatility in market conditions and fluctuations in real estate prices. For example, the rapid expansion of the real estate market in major provinces and cities in China in the early 1990s, such as Shanghai, Beijing and Guangdong province, led to an oversupply in the mid-1990s and a corresponding fall in real estate values and rentals in the second half of the decade. Following a period of rising real estate prices and transaction volume in most major cities, the industry experienced a severe downturn in 2008, with transaction volume in many major cities declining by more than 40% compared to 2007.

Average selling prices also declined in many cities during 2008. Fluctuations of supply and demand in China’s real estate market are caused by economic, social, political and other factors. To the extent fluctuations in the real estate market adversely affect real estate transaction volumes or prices, our financial condition and results of operations may be materially and adversely affected.

We are heavily dependent on the performance of the residential property market in China, which is at a relatively early development stage.

The residential property industry in the PRC is still in a relatively early stage of development. Although demand for residential property in the PRC has been growing rapidly in recent years, such growth is often coupled with volatility in market conditions and fluctuation in property prices. It is extremely difficult to predict how much and when demand will develop, as many social, political, economic, legal, and other factors, most of which are beyond our control, may affect the development of the market. The level of uncertainty is increased by the limited availability of accurate financial and market information and the overall low level of transparency in the PRC, especially in tier-two cities that have lagged in progress in these aspects when compared to tier-one cities.

The lack of a liquid secondary market for residential property may discourage investors from acquiring new properties. The limited amount of property mortgage financing available to PRC individuals may further inhibit demand for residential developments.

The PRC government has recently introduced certain policy and regulatory measures to control the rapid increase in housing prices and cool down the real estate market and our business may be materially and adversely affected by these government measures.

Since the second half of 2009, the PRC real estate market has experienced strong recovery from the financial crisis and housing prices rose rapidly in certain cities. In response to concerns over the scale of the increase in property investments, the PRC government has implemented measures and introduced policies to curtail property speculation and promote the healthy development of the real estate industry in China. On January 7, 2010, the PRC State Council issued a circular to control the rapid increase in housing prices and cool down the real estate market in China. It reiterated that the purchasers of a second residential property for their households must make down payments of no less than 40% of the purchase price and real estate developers must commence the sale within the mandated period as set forth in the pre-sale approvals and at the publicly announced prices. The circular also requested the local government to increase the effective supply of low-income housing and ordinary commodity housing and instructed the People's Bank of China, or PBOC, and the China Bank Regulatory Commission to tighten the supervision of the bank lending to the real estate sector and mortgage financing. On February 25, 2010, the PBOC increased the reserve requirement ratio for commercial banks by 0.5% to 16.5% and has further increased it from 16.5% to 17.0% effective May 10, 2010. Further, in order to implement the requirements set out in the State Council's circular, the Ministry of Land and Resources, or the MLR, issued a notice on March 8, 2010 in relation to increasing the supply of, and strengthening the supervision over, land for real estate development purposes. MLR's notice stipulated that the floor price of a parcel of land must not be lower than 70% of the benchmark land price set for the area in which the parcel is located, and that real estate developers participating in land auctions must pay a deposit equivalent to 20% of the land parcel's floor price. In April 2010, the PRC State Council issued a further circular, which provided as follows: purchasers of a first residential property for their households with a gross floor area of greater than 90 square meters must make down payments of no less than 30% of the purchase price; purchasers of a second residential property for their households must make down payments of no less than 50% of the purchase price and the interest rate of any mortgage for such property must equal at least the benchmark interest rate plus 10%; and for purchasers of a third residential property, both the minimum down payment amount and applied interest rate must be significantly higher than the relevant minimum down payment and interest rate which would have been applicable prior to the issuance of the circular (the specific figures shall be decided by the relevant bank on a case-by-case based on the principle of proper risk management). Moreover, the circular provided that banks can decline to provide mortgage financing to either a purchaser of a third residential property or a non-resident purchaser. It is possible that the government agencies may adopt further measures to implement the policies outlined in the January and April circulars. The full effect of the circulars on the real estate industry and our business will depend in large part on the implementation and interpretation of the circulars by governmental agencies, local governments and banks involved in the real estate industry. The PRC government's policies and regulatory measures on the PRC real estate sector could limit our access to required financing and other capital resources, adversely affect the property purchasers' ability to obtain mortgage financing or significantly increase the cost of mortgage financing, reduce market demand for our properties and increase our operating costs. We cannot be certain that the PRC government will not issue additional and more stringent regulations or measures or that agencies and banks will not adopt restrictive measures or practices in response to PRC governmental policies and regulations, which could substantially reduce pre-sales of our properties and cash flow from operations and substantially increase our financing needs, which would in turn materially and adversely affect our business, financial condition, results of operations and prospects.

Our sales will be affected if mortgage financing becomes more costly or otherwise becomes less attractive.

Substantially all purchasers of our residential properties rely on mortgages to fund their purchases. An increase in interest rates may significantly increase the cost of mortgage financing, thus affecting the affordability of residential properties. In 2008, PBOC changed the lending rates five times. The benchmark lending rate for loans with a term of over five years, which affects mortgage rates, was increased to 5.94% on December 31, 2008. The PRC government and commercial banks may also increase the down payment requirement, impose other conditions or otherwise change the regulatory framework in a manner that would make mortgage financing unavailable or unattractive to potential property purchasers. If the availability or attractiveness of mortgage financing is reduced or limited, many of our prospective customers may not be able to purchase our properties and, as a result, our business, liquidity and results of operations could be adversely affected.

If we are prevented from guaranteeing loans to prospective home purchasers, our sales and pre-sales may decline.

In line with industry practice, we provide guarantees to PRC banks with respect to loans procured by the purchasers of our properties, in the form of a transfer of 5% of the home purchasers’ loan amount from our bank account to a bank designated account, as collateral for the home purchasers’ timely debt service payments. The bank will release these deposits after construction is completed, final deliveries are made, and home purchasers have obtained the ownership documents necessary to secure a mortgage loan. If there are changes in laws, regulations, policies, and practices that would prohibit property developers from providing guarantees to banks in respect of mortgages offered to property purchasers and as a result, banks would not accept any alternative guarantees by third parties, or if no third party is available or willing in the market to provide such guarantees, it may become more difficult for property purchasers to obtain mortgages from banks and other financial institutions during sales and pre-sales of our properties. Such difficulties in financing could result in a substantially lower rate of sale and pre-sale of our properties, which would adversely affect our cash flow, financial condition, and results of operations. We are not aware of any impending changes in laws, regulations, policies, or practices that will prohibit such practice in China. However, there can be no assurance that such changes in laws, regulations, policies, or practices will not occur in China in the future.

We may be unable to acquire land use rights from the government through Longhai Group as we currently do which could increase our cost of sales.

Our revenue depends on the completion and sale of our projects, which in turn depends on our ability to acquire land use rights for such projects. Our land use rights costs are a major component of our cost of real estate sales and increases in such costs could diminish our gross margin. From time to time, we acquire our land use rights through companies owned by Longhai Group, a company wholly-owned by Mr. Antoine Cheng, our Chairman. Longhai Group’s primary business is infrastructure and building construction. Through its infrastructure construction business, Longhai Group works with local governments and often finances (by agreeing to be paid sometime following the completion of construction instead of being paid as construction progresses) the government’s public infrastructure projects that can include old city relocation projects. In exchange for such financing, the local governments invite Longhai Group to bid for premium parcels of land for residential use at public auction as a preferred candidate or grant Longhai Group the right of first refusal to bid for industrial parcels for which the Longhai Group already has land use rights, but whose use has been changed to real estate development. Since Longhai Group does not have the necessary license to engage in residential development in China, it typically sold companies owning these land use rights to us so that we could develop these parcels using our real estate development license.

Although we believe that the aforementioned way in which Longhai Group obtains land use rights is consistent with the PRC government’s long-term policy to develop healthy real estate market, we cannot assure you that the local government will continue to provide Longhai Group land use rights in this way in the future. If this happens, we will have to acquire our land use rights primarily through a public tender, auction or listing-for-sale. Competition in these bidding processes can result in higher land use rights costs for us. In addition, we may not successfully obtain desired land use rights at commercially reasonable costs due to the increasingly intense competition in the bidding processes. We may also need to acquire land use rights through acquisition, which could increase our costs.

We have significant short-term debt obligations, which mature in less than one year. Failure to extend those maturities of, or to refinance, that debt could result in defaults, and in certain instances, foreclosures on our assets. Moreover, we may be unable to obtain financing to fund ongoing operations and future growth.

The real estate development industry is capital intensive, and development requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our development activities.

At September 25, 2010, we had short-term bank loans outstanding of $1,649,636, long-term bank loans of $3,286,800 maturing within one year, long-term bank loans of $32,270,400 maturing in more than one year, and notes payable of $0, which were secured by our land use rights and projects under construction. Failure to obtain extensions of the maturity dates of, or to refinance, these obligations or to obtain additional equity financing to meet these debt obligations would result in an event of default with respect to such obligations and could result in the foreclosure on the collateral. The sale of such collateral at foreclosure would significantly disrupt our business, which could significantly lower our sales and profitability. We may be able to refinance or obtain extensions of the maturities of all or some of such debt only on terms that significantly restrict our ability to operate, including terms that place additional limitations on our ability to incur other indebtedness, to pay dividends, to use our assets as collateral for other financing, to sell assets or to make acquisitions or enter into other transactions. Such restrictions may adversely affect our ability to finance our future operations or to engage in other business activities. If we finance the repayment of our outstanding indebtedness by issuing additional equity or convertible debt securities, such issuances could result in substantial dilution to our stockholders.

While we believe that our revenue growth projections and our ongoing cost controls will allow us to generate cash and achieve profitability in the foreseeable future, there is no assurance as to when or if we will be able to achieve our projections. Our future cash flows from operations, combined with our accessibility to cash and credit, may not be sufficient to allow us to finance ongoing operations or to make required investments for future growth. We may need to seek additional credit or access capital markets for additional funds. There is no assurance that we would be successful in this regard.

Our practice of pre-selling projects may expose us to substantial liabilities.

It is common practice by property developers in China, including us, to pre-sell properties (while still under construction), which involves certain risks. For example, we may fail to complete a property development that may have been fully or partially pre-sold, which would leave us liable to purchasers of pre-sold units for losses suffered by them without adequate resources to pay the liability if funds have been used on the project. In addition, if a pre-sold property development is not completed on time, the purchasers of pre-sold units may be entitled to compensation for late delivery. If the delay extends beyond a certain period, the purchasers may be entitled to terminate the pre-sale agreement and pursue a claim for damages that exceeds the amount paid and our ability to recoup the resulting liability from future sales.

We may not be able to successfully execute our strategy of expanding into new geographical markets in China, which could have a material adverse effect on our business and results of operations.

We plan to continue to expand our business into new geographical areas in China. Since China is a large and diverse market, consumer trends and demands may vary significantly by region and our experience in the markets in which we currently operate may not be applicable in other parts of China. As a result, we may not be able to leverage our experience to expand into other parts of China. When we enter new markets, we may face intense competition from companies with greater experience or an established presence in the targeted geographical areas or from other companies with similar expansion targets. Therefore, we may not be able to grow our sales in the new cities we enter due intense competitive pressures and or the substantial costs involved.

We are dependent on third-party subcontractors, manufacturers, and distributors for all architecture, engineering and construction services, and construction materials. A discontinued supply of such services and materials will adversely affect our projects.

We are dependent on third-party subcontractors, manufacturers, and distributors for all architecture, engineering and construction services, and construction materials. Services and materials purchased from our five largest subcontractors or suppliers accounted for 96.9% for the year ended December 25, 2009. A discontinued supply of such services and materials will adversely affect our construction projects and the success of the Company.

We are subject to extensive government regulation that could cause us to incur significant liabilities or restrict our business activities.

Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict our business activities. We are subject to statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations, such as building permit allocation ordinances and impact and other fees and taxes, that may be imposed to defray the cost of providing certain governmental services and improvements. Any delay or refusal from government agencies to grant us necessary licenses, permits, and approvals could have an adverse effect on our operations.

We depend on the availability of additional human resources for future growth.

We are currently experiencing a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational, and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures, and controls will be adequate to support our operations, or that we will be able to recruit, retain, and motivate our employees. Further, there can be no assurance that we will be able to establish, develop, or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

The land and raw materials used in our projects have experienced significant price fluctuations in the past. There is no assurance that they will not be subject to future price fluctuations or pricing control. The land and raw materials used in our projects may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of land and raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, sales, operating income, and net income.

We face intense competition from other real estate developers.

The property industry in the PRC is highly competitive. In the tier-two cities we focus on, local and regional property developers are our major competitors, and an increasing number of large state-owned and private national property developers have started entering these markets. Many of our competitors, especially the state-owned and private national property developers, are well capitalized and have greater financial, marketing, and other resources than we have. Some also have larger land banks, greater economies of scale, broader name recognition, a longer track record, and more established relationships in certain markets. In addition, the PRC government’s recent measures designed to reduce land supply further increased competition for land among property developers.

Competition among property developers may result in increased costs for the acquisition of land for development, increased costs for raw materials, shortages of skilled contractors, oversupply of properties, decrease in property prices in certain parts of the PRC, a slowdown in the rate at which new property developments will be approved and/or reviewed by the relevant government authorities and an increase in administrative costs for hiring or retaining qualified personnel, any of which may adversely affect our business and financial condition. Furthermore, property developers that are better capitalized than we are may be more competitive in acquiring land through the auction process. If we cannot respond to changes in market conditions as promptly and effectively as our competitors, or effectively compete for land acquisition through the auction systems and acquire other factors of production, our business and financial condition will be adversely affected.

In addition, risk of property over-supply is increasing in parts of China, where property investment, trading and speculation have become overly active. We are exposed to the risk that in the event of actual or perceived over-supply, property prices may fall drastically, and our revenue and profitability will be adversely affected.

We may have to suffer monetary losses by reducing up to $0.80 of the excise price of the warrants that we issued to our investors in the April 2010 private placement since the registration statement of which this prospectus is a part has not been declared effective within the time periods specified.

In connection with the April 2010 private placement described above, we entered into a Subscription Agreement. Under the terms of the Subscription Agreement, if this registration statement is not declared effective by the SEC within 180 days following the closing of the April 2010 private placement, then we are required to pay the investors, as liquidated damages, 1.0% of the amount invested for each 30-day period during which such failure continues, for up to a maximum of 10% of each investor’s investment pursuant to the Subscription Agreement. On October 11, 2010, we entered into Amendment No. 1 to the Subscription Agreement with certain investors, pursuant to which we amended Section 8.1 of the Subscription Agreement with respect to the liquidated damages that we may be liable for. Pursuant to Amendment No. 1, in lieu of the cash liquidated damages amount that would otherwise have been payable by us for our failure to cause this registration statement to be declared effective within the prescribed period, we are required to reduce the initial exercise price of the warrants issued to each investor by $0.08 per calendar month, or portion thereof, until such time that this registration statement is declared effective by the SEC; provided that, in no event will we be obligated to reduce the initial exercise price of the warrants by more than $0.80 in aggregate. We have failed to cause this registration statement to be declared effective by the SEC with the prescribed period. There can be no assurance that this registration statement will be declared effective by the SEC in the coming future. Therefore, we may have to suffer monetary losses by reducing up to $0.80 of the exercise price of the warrants.

We could be adversely affected by the occurrence of natural disasters.

From time to time, our developed sites may experience strong winds, storms, flooding and earth quakes. Natural disasters could impede operations, damage infrastructure necessary to our constructions and operations. The occurrence of natural disasters could adversely affect our business, the results of our operations, prospects and financial condition.

We have limited insurance coverage against damages or loss we might suffer.

The insurance industry in China is still in an early stage of development and business interruption insurance available in China offers limited coverage compared to that offered in many developed countries. We carry insurance for potential liabilities related to our vehicles, but we do not carry business interruption insurance and therefore any business disruption or natural disaster could result in substantial damages or losses to us. In addition, there are certain types of losses (such as losses from forces of nature) that are generally not insured because either they are uninsurable or insurance cannot be obtained on commercially reasonable terms. Should an uninsured loss or a loss in excess of insured limits occur, our business could be materially adversely affected. If we were to suffer any losses or damages to our properties, our business, financial condition and results of operations would be materially and adversely affected.

Our operating subsidiaries must comply with environmental protection laws that could adversely affect our profitability.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to construction. Although our construction technologies allow us to efficiently control the level of pollution resulting from our construction process, due to the nature of our business, wastes are unavoidably generated in the processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, or an order to close down our business operations and suspension of relevant permits.

Our business depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lost their services.

Our future success heavily depends on the continued service of our senior executives and other key employees. In particular, we rely on the expertise and experience of Mr. Antoine Cheng, our Chairman, Mr. Weiqing Zhang, our Chief Executive Officer, Mr. Zhaohui John Liang, our Chief Financial Officer, and Mr. Yang Chen, our President. If one or more of our senior executives are unable or unwilling to continue to work for us in their present positions, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating the replacements into our operations, which would substantially divert management’s attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy. Moreover, if any of our senior executives joins a competitor or forms a competing company, we may lose customers, suppliers, know-how, and key employees.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors. If we are unable to receive a positive attestation from our independent auditors with respect to our internal controls when we are required under applicable laws, investors and others may lose confidence in the reliability of our financial statements which could affect the trading price of our stock.

Our management is responsible for establishing and maintaining adequate internal controls over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports. In addition, the independent registered public accounting firm auditing the financial statements of a company that is not a non-accelerated filer under Rule 12b-2 of the Exchange Act must also attest to the operating effectiveness of the company’s internal controls. Since we just completed the reverse acquisition of Leewell on April 14, 2010, we have not evaluated Leewell and its consolidated subsidiaries’ internal control systems in order to allow our management to report on our internal controls on a consolidated basis as required by these requirements of SOX 404. Under current law, we will be required to complete such evaluation and include the report of management in our annual report for the fiscal year ending December 25, 2010.

We can provide no assurance that our management will conclude that our internal controls over financial reporting are effective, or that our independent registered public accounting firm will issue a positive opinion on our internal controls over financial reporting when we are required under applicable laws. In particular, we may have potential material weaknesses or significant deficiencies in our internal controls over financial reporting due to our accounting staff’s relative lack of experience and knowledge of U.S. GAAP. Our accounting staff (other than our Chief Financial Officer), including the director of our accounting department, have limited experience in preparing financial statements in accordance with U.S. GAAP and will require additional training and assistance in U.S. GAAP. We may also need to hire additional personnel who are experienced in U.S. GAAP.

Failure to achieve and maintain an effective internal control environment could result in our not being able to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial and other information pursuant to the reporting obligations we have as a public company, which could have a material adverse effect on our business, financial condition and results of operations. Further, it could cause our investors to lose confidence in the information we report, which could adversely affect the price of our stock price.

RISKS RELATED TO DOING BUSINESS IN CHINA

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, most of our executive officers and directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

The majority of our sales will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Because our business transactions are denominated in RMB and our funding and results of operations will be denominated in USD, fluctuations in exchange rates between USD and RMB will affect our balance sheet and financial results. Since July 2005, RMB is no longer solely pegged to the USD but instead is pegged against a basket of currencies as a whole in order to keep a more stable exchange rate for international trading. With the very strong economic growth in China in the last few years, RMB is facing very high pressure to appreciate against USD. Such pressure could result more fluctuations in exchange rates and in turn our business would be suffered from higher exchange rate risk. There are very limited hedging tools available in China to hedge our exposure in exchange rate fluctuations. The hedging tools that are available are also ineffective in the sense that these hedges cannot be freely preformed in the PRC financial market, and more important, the frequent changes in PRC exchange control regulations would limit our hedging ability for RMB.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our sales are earned by our PRC subsidiaries. However, as discussed more fully under “Business – PRC Government Regulations – Dividend Distributions,” PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75. Circular 75 and its implementing guidelines, issued in June 2007 (known as Notice 106), require PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China. See “Business – PRC Government Regulations – Circular 75” for a detailed discussion of Circular 75 and its implementation.

We have asked our shareholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and Notice 106. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and Notice 106. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of Oumei constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which regulate “Round-trip Investments,” defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). See “Business – PRC Government Regulations – Mergers and Acquisitions” for a detailed discussion of the 2006 M&A Rule.

Oumei was acquired in 2007 by Leewell, which was then owned and controlled by Mr. Li Zhou, a citizen of the Commonwealth of Australia. Mr. Zhou acted as a nominee of Mr. Weiqing Zhang and Ms. Xiaoyan Cheng, the daughter of Mr. Antoine Cheng. Mr. Cheng was a PRC citizen at the time but has since become a Philippine citizen. The acquisition was approved by the local counterpart of the PRC Ministry of Commerce, or MOFCOM. Mr. Zhou also founded Longhai Holdings, a BVI company. In September 2009, ownership of Longhai Holdings was transferred to Mr. Cheng (now a citizen of the Philippines), who became our Chairman. After Mr. Cheng acquired ownership of Longhai Holdings, Longhai Holdings acquired all of Mr. Zhou’s equity interest in Leewell. The PRC regulatory authorities may take the view that these transactions required the approval of the central office of MOFCOM in Beijing because Mr. Zhou was acting as a nominee for Mr. Zhang and Ms. Cheng, two PRC citizens, and avoiding compliance with the 2006 M&A Rule (i.e., failure to obtain the approval of the central office of MOFCOM in Beijing as opposed to MOFCOM’s local office) through the use of a nominee arrangement, trust or similar means, which is prohibited. We did not seek or obtain that approval because we believed that Mr. Zhou’s role in the transaction was only transient and that the ultimate substance of the transaction was the acquisition of Oumei by Mr. Cheng, our Chairman, who is no longer a PRC citizen. In other words, the acquisition of Oumei and the Share Exchange Agreement were part of an overall series of arrangements that were designed to result in Mr. Cheng becoming a majority owner and effective controlling party of a foreign entity that acquired ownership of our Chinese subsidiaries. If the PRC regulatory authorities take the view that we should have obtained the approval of the central office of MOFCOM in Beijing, we cannot assure you that we will be able to obtain that approval after the fact and we believe that it would be very difficult to do so. It is also possible that the PRC regulatory authorities could invalidate our acquisition and ownership of our Chinese subsidiaries. Additionally, the PRC regulatory authorities may take the view that these transactions require the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce an alternative and equivalent means of control of our Chinese subsidiaries, the PRC regulatory authorities may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares.

Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed a New Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. See “Business – PRC Government Regulations – Taxation” and “Business –PRC Government Regulations – Dividend Distributions” for a detailed discussion of the New EIT Law.

It remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. We do not currently consider our company to be a PRC resident enterprise. However, if the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practices Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties, and make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THIS OFFERING AND THE MARKET FOR OUR ORDINARY SHARES GENERALLY

There is no current trading market for our ordinary shares, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our ordinary shares are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our ordinary shares on the NASDAQ Global Market under the symbol “OMEI”. There is no guarantee that the NASDAQ Global Market, or any other exchange or quotation system, will permit our shares to be listed and traded. If we fail to obtain a listing on the NASDAQ Global Market, we may seek quotation on the OTC Bulletin Board. FINRA has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the SEC. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade our shares, could depress the trading price of our ordinary shares and could have a long-term adverse impact on our ability to raise capital in the future.

The price of our ordinary shares could be volatile and could decline following this offering at a time when you want to sell your holdings.

We have applied to have our ordinary shares listed on the NASDAQ Global Market under the symbol “OMEI” and the trading is expected to start upon the effectiveness of this registration statement. Although we believe that this offering and the NASDAQ listing will improve the liquidity for our ordinary shares, there is no assurance that the offering will improve volume, reduce volatility and stabilize our share price. Numerous factors, many of which are beyond our control, may cause the market price of our ordinary shares to fluctuate significantly. These factors include:

  expiration of lock-up agreements;

  our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;

  changes in financial estimates by us or by any securities analysts who might cover our stock;

  speculation about our business in the press or the investment community;

  significant developments relating to our relationships with our customers or suppliers;

  stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the real estate industry;

  customer demand for our products;

  investor perceptions of the real estate industry in general and our company in particular;

  the operating and stock performance of comparable companies;

  general economic conditions and trends;

  major catastrophic events;

  announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;

  changes in accounting standards, policies, guidance, interpretation or principles;

  loss of external funding sources;

  failure to maintain compliance with NASDAQ rules;

  sales of our ordinary shares, including sales by our directors, officers or significant shareholders; and

  additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. For example, from September 2008 until June 2009, securities markets in the United States, China and throughout the world experienced a historically large decline in share price. These market fluctuations may adversely affect the price of our ordinary shares and other interests in our company at a time when you want to sell your interest in us.

Future sales or perceived sales of our ordinary shares could depress our stock price.

In addition to the        ordinary shares offered in this offering, the registration statement of which this prospectus is a party also covers 765,000 ordinary shares and 2,774,700 ordinary shares underlying the Preference Shares and 1,526,085 ordinary shares underlying the Warrants issued in a private placement closed on April 14, 2010. Each selling stockholder named in the registration statement may sell or transfer any ordinary shares after the effective date of the registration statement.

Additionally, all of our executive officers and directors and certain of our shareholders have agreed not to sell shares of our ordinary shares for a period of 18 months starting on April 14, 2010. Ordinary shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act. See “Shares Eligible for Future Sale.” If the holders of these shares were to attempt to sell a substantial amount of their holdings at once, the market price of our ordinary shares could decline. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short the ordinary shares, a practice in which an investor sells shares that he or she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale. As each of these events would cause the number of shares of our ordinary shares being offered for sale to increase, our ordinary shares market price would likely further decline. All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling our ordinary shares.

The SEC has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our ordinary shares become a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our ordinary shares will qualify for exemption from the Penny Stock Rule. In any event, even if our ordinary shares were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

We may use these proceeds in ways with which you may not agree.

While we currently intend to use the proceeds from this offering for working capital and general corporate purposes, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our shares.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our ordinary shares. Accordingly, investors must be prepared to rely on sales of their ordinary shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our ordinary shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Holders of our ordinary shares may face difficulties in protecting their interests because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, and by the Companies Law (2010 Revision) and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, shareholders may have more difficulty in protecting their interests in the face of actions by our management or board of directors than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less developed nature of Cayman Islands law in this area.

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of our shareholders. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether and to what extent and at what times and places and under what conditions or regulations our accounts, books and documents, or any of them, shall be open to the inspection of shareholders not being directors, and no shareholder (not being a director) shall have any right of inspecting any account, book or document except as conferred by applicable law or the relevant code, rules and regulations of the exchange on which our shares are listed (if any), or authorized by our directors or by ordinary resolution of our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Provisions of our articles of association and Cayman Islands corporate law may impede a takeover or make it more difficult for shareholders to change the direction or management of the Company, which could reduce shareholders’ opportunity to influence management of the Company.

Our articles of association permit our board of directors to issue up to 20,000,000 preference shares from time to time, with such rights and preferences as they consider appropriate. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights provisions. The issuance of any preference shares could reduce the value of such ordinary shares. In addition, specific rights granted to future holders of preference shares could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preference shares could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent shareholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our ordinary shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business”. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

  our dependence on the growth of the real estate market in China and in the local areas in which we do business; and

  our ability to maintain or increase our market share in the competitive markets in which we do business.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $            million (approximately $            million if the underwriters exercise their overallotment option in full), based on the public offering price of $           ordinary share.

We have no specific plan for the offering proceeds except to generate funds for working capital and general corporate purposes, including to fund potential future acquisitions, and to create a public market for our ordinary shares. As of the date of this prospectus, we have not entered into any purchase agreements, understandings or commitments with respect to any acquisitions.

We will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors — Risks Related to this Offering and the Market for Our Ordinary Shares Generally — We may use these proceeds in ways with which you may not agree.”

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Market Information

There currently is no market for our ordinary shares. We have applied to list our ordinary shares on the NASDAQ Global Market as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of the NASDAQ Global Market, or that we will be able to maintain any such listing. If we determine that we will not be able to meet the initial listing standards of the NASDAQ Global Market, we may apply to have our ordinary shares listed on the NASDAQ Capital Market or another stock exchange or for a quotation on an over-the-counter quotation service. If we determine to apply for a quotation on an over-the-counter quotation service, however, an investor may find it difficult to obtain accurate quotations as to the market value of our ordinary shares and trading of our ordinary shares may be extremely sporadic. For example, several days may pass before any shares may be traded. A more active market for our ordinary shares may never develop. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our ordinary shares, which may further affect its liquidity and could make it more difficult for us to raise additional capital.

Holders

As of November 23, 2010 there were approximately 514 holders of record of our ordinary shares. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Securities Authorized for Issuance Under Equity Compensation Plans

As December 25, 2009, we did not have in effect any compensation plans under which our equity securities were authorized for issuance and we did not have any outstanding stock options.

DIVIDEND POLICY

On December 10, 2008, our board of directors authorized a special dividend of $0.7174 per share to our shareholders of record. Two of our shareholders, Access America Fund, LP and Mid-Ocean Consulting Limited, did not accept the dividend, which resulted in a total dividend payment of $166,074.80.

Other than this dividend, we have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization (i) as of September 25, 2010 (unaudited) and (ii) on an adjusted basis to give effect to the receipt of estimated net proceeds of $         million from the sale of         ordinary shares in this offering at the assumed public offering price of $         per ordinary share, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

You should read this table in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, including the related notes, contained elsewhere in this prospectus.

			September
	September		25, 2010
	25, 2010		(as adjusted)
	(in thousands)
Cash:
Cash and cash equivalents	$17,795	$
Restricted cash	2,544

Total cash	$20,339	$

Debt:
Short-term debt	$4,936	$
Long-term debt	32,270

Total debt	$37,206	$

Stockholders’ equity:
Preference shares, $0.002112 par value, 20,000,000 shares authorized, 2,774,700 issued and outstanding	$6	$
Ordinary shares, par value $0.002112 per share, authorized 100,000,000 shares, 31,000,062 shares issued and outstanding and shares issued and outstanding on an as adjusted basis	65
Additional paid in capital	17,642
Warrants Outstanding	3,177
Appropriated retained earnings	13,979
Unappropriated retained earnings	79,559
Accumulated other comprehensive income	9,152

Total shareholders’ equity	$123,580	$

Total capitalization	$181,125	$

DILUTION

Our net tangible book value on September 25, 2010 was approximately $64.9 million, or $2.09 per ordinary share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by 31,000,062 ordinary shares issued and outstanding on September 25, 2010.

After giving effect to the sale by us of        ordinary shares in this offering at the assumed public offering price of $        per share and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us, our adjusted net tangible book value as of September 25, 2010 would have been $        million, or $        per ordinary share. This represents an immediate increase in net tangible book value of $        per share to our existing stockholders and an immediate decrease in the net tangible book value of $        per share to new investors. Dilution in the net tangible book value per share to new investors represents the difference between the offering price per share and the net tangible book value per ordinary share immediately after this offering. The following table illustrates this per share dilution:

Assumed public offering price	$
Net tangible book value as of September 25, 2010		$2.09
Increase in net tangible book value attributable to this offering
As adjusted net tangible book value as of September 25, 2010 after giving effect to this offering
Dilution in as adjusted net tangible book value to new investors in this offering	$

A $1.00 increase in the assumed public offering price of $        per share would increase our adjusted net tangible book value per share after this offering by $        per share and would increase the dilution per share to new investors in this offering by $        per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us.

If the underwriters exercise their over-allotment option to purchase up to        additional ordinary shares from us in full in this offering at the assumed public offering price of $        per share, the adjusted net tangible book value as of September 25, 2010 after giving effect to this offering would increase to $        per share, and dilution per share to new investors in this offering would be $        per share.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China, and the financial records of our PRC subsidiaries are maintained in RMB, their functional currency. However, we use the U.S. dollar as our reporting currency. The assets and liabilities of our PRC subsidiaries are translated from RMB into U.S. dollar at the exchange rates on the balance sheet date, shareholders’ equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rate for the period. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On November 24, 2010, the exchange rate was ¥6.6546 to $1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate(1)
Fiscal Year Ended December 25,	Year End(2)	Weighted Average(3)
	(RMB per U.S. Dollar)
2005	8.0762	8.1840
2006	7.8153	7.9712
2007	7.3475	7.5936
2008	6.8355	6.9339
2009	6.8271	6.8301
2010
Through November 24, 2010	6.6546	6.79185

_____________________
(1) The exchange rates are based on the noon buying rate in the city of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York.

(2) All periods end December 25 of the stated year.

(3) Weighted averages for a period are calculated by using the average of the exchange rates on the end of each month during the period.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The selected consolidated statement of operations data and statement of cash flows data for the years ended December 25, 2007, 2008, and 2009 and the selected balance sheet data as of December 25, 2008 and 2009 are derived from the audited consolidated financial statements of Leewell included elsewhere in this prospectus. The selected consolidated financial data for the years ended December 25, 2005 and 2006 and the selected balance sheet data as of December 25, 2005, 2006 and 2007 are derived from the unaudited consolidated financial statements of Leewell not included in this prospectus.

We derived our selected consolidated financial data as of September 25, 2010 and for the nine months ended September 25, 2009 and 2010 from our unaudited consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.

The audited consolidated financial statements of Leewell for the fiscal years ended December 25, 2007, 2008, and 2009 and our unaudited consolidated financial statements for the nine months ended September 25, 2009 and 2010 are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The selected financial data information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of Leewell contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

U.S. dollars, except shares

						Nine Months Ended
	Fiscal Year Ended December 25,					September 25,
	2005	2006	2007	2008	2009	2009	2010
Statements of Operations Data	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Total sales	$42,984,961	$54,291,244	$51,850,312 $	77,032,561	$94,315,500	$42,545,067	$88,842,133
Total cost of sales	(32,983,932)	(33,703,168)	(36,243,778)	(46,321,251)	(58,296,408)	(28,397,838)	(60,110,257)
Gross profit	10,001,029	20,588,076	15,606,534	30,711,310	36,019,092	14,147,229	28,731,876
Advertising expenses	(81,549)	(47,051)	(46,492)	(112,263)	(268,222)	(209,036)	(203,004)
Commission expenses	(312,425)	(789,497)	(134,989)	(574,262)	(84,982)	(104,071)	(188,341)
Selling expenses	(293)	(6,192)	(2,187)	(81,415)	(49,800)	(32,750)	(56,076)
Bad debt recovery (expense)	-	(154,710)	(245,243)	(1,198,942)	(207,523)	(331,680)	432,455
General and administrative expenses	(3,212,010)	(4,092,355)	(807,589)	(2,283,744)	(4,655,596)	(1,745,329)	(5,639,461)
Income from operations	6,394,752	15,498,271	14,370,034	26,460,684	30,752,969	11,724,363	23,077,449

Miscellaneous income (expense)	(35,988)	16,022	10,280	91,945	327,294	177,576	226,390
Interest expense	(173,311)	(121,597)	(70,963)	(968,710)	(866,751)	(833,970)	(298,632)
Income before income taxes and extraordinary item	6,185,453	15,392,696	14,309,351	25,583,919	30,213,512	11,067,969	23,005,207
Income taxes	(2,089,048)	(5,130,644)	(5,090,161)	(6,602,194)	(9,058,226)	(3,822,071)	(7,768,007)
Income before extraordinary item	4,096,405	10,262,052	9,219,190	18,981,725	21,155,286	7,245,898	15,237,200
Extraordinary item, net	-	-	-	12,499,576	-	-	-
Net income	4,096,405	10,262,052	9,219,190	31,481,301	21,155,286	7,245,898	15,237,200

Foreign currency translation adjustment	281,009	687,566	2,107,856	3,486,204	474,414	401,399	2,114,552
Comprehensive income	$4,377,414	$10,949,618	$11,327,046	$34,967,505	$21,629,700	$7,647,297	$17,351,752

Earnings per common share basic	$409.64	$1,026.21	$921.92	$0.31	$0.21	$0.24	$0.50
Earnings per common share diluted	$409.64	$1,026.21	$921.92	$0.31	$0.21	$0.24	$0.47

Weighted average common shares outstanding basic	10,000	10,000	10,000	102,566,690	102,566,690	30,692,945	30,692,945
Weighted average common shares outstanding diluted	10,000	10,000	10,000	102,566,690	102,566,690	30,692,945	32,353,715

Cash Flow Data
Net cash provided by (used in)
Operating Activities	$10,036,251	$(5,953,059)	$1,212,951	$61,015,081	$11,250,820	$13,057,360	$11,885,648
Investing Activities	(14,539)	(59,164)	(13,689,661)	(58,521,630)	234,814	297,554	(130,892)
Financing Activities	(13,067,679)	5,759,286	14,167,583	(3,805,052)	(9,866,408)	(11,437,581)	3,477,898
Effect of exchange rate changes on cash	43,366	(57,807)	9.891	16,518	6,573	5,492	298,000
Net increase (decrease) in cash	$(3,002,601)	$(310,744)	$1,700,764	$(1,295,083)	$1,625,799	$1,922,825	$15,530,654

	As of December 25,					As of
						September
	2005	2006	2007	2008	2009	25, 2010
Balance Sheet Data	(Unaudited)	(Unaudited)	(Unaudited)			(Unaudited)
Current assets	$51,282,518	$92,211,870	$69,443,412	$105,072,009	$133,002,971	$167,030,164
Long-term assets	2,603,803	2,499,929	18,379,376	73,576,346	63,329,872	64,452,262
Total assets	$53,886,321	$94,711,799	$87,822,788	$178,648,355	$196,332,843	$231,482,426

Current liabilities	$34,446,872	$57,741,400	$59,977,634	$86,240,752	$88,795,899	$59,430,902
Long-term liabilities	6,193,868	7.686,000	-	29,160,895	13,185,998	48,471,496
Total liabilities	40,640,740	65,427,400	59,977,634	115,401,647	101,981,897	107,902,398
Stockholders’ equity	13,245,581	29,284,399	27,845,154	63,246,708	94,350,946	123,580,028

Quarterly Financial Results

The following table presents our unaudited and unreviewed quarterly consolidated statement of operations for the quarters presented, except for March 25, 2010 and 2009, June 25, 2010 and 2009, and September 25, 2010 and 2009, which are unaudited. We believe that the historical quarterly information has been prepared substantially on the same basis as the audited consolidated financial statements, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts below to state fairly the unaudited quarterly results of operations data.

(All amounts in thousands of U.S. dollars)

	Sep 25,	June 25,	Mar 25,	Dec 25,	Sep 25,	Jun 25,	Mar 25,	Dec 25,	Sep 25,	Jun 25,	Mar 25,
	2010	2010	2010	2009	2009	2009	2009	2008	2008	2008	2008
Sales	$32,381	$28,241	$28,220	$54,106	$14,876	$10,856	$16,813	$46,046	$13,273	$17,006	$707
Sales to related party	-	-	-	3,274	-	-	-	-	-	-	-
Total sales	32,381	28,241	28,220	57,380	14,876	10,856	16,813	46,046	13,273	17,006	707
Cost of sales	(19,963)	(18,935)	(21,211)	(35,266)	(9,602)	(8,642)	(10,154)	(27,177)	(9,219)	(9,657)	(268)
Cost of sales to related party	-	-	-	(854)	-	-	-	-	-	-	-
Total cost of sales	(19,963)	(18,935)	(21,211)	(36,120)	(9,602)	(8,642)	(10,154)	(27,177)	(9,219)	(9,657)	(268)
Gross profit	12,417	9,306	7,009	21,260	5,274	2,214	6,593	18,869	4,054	7,349	439

Advertising expenses	(53)	(62)	(88)	(16)	(37)	(10)	(163)	(79)	(4)	(7)	(22)
Commission expenses	(188)	-	-	-	(19)	(85)	(9)	(121)	(45)	(147)	(261)
Selling expenses	(25)	(13)	(18)	(19)	(18)	(7)	(127)	(50)	(7)	(14)	(10)
Bad debt recovery (expense)	252	11	169	(207)	(841)	383	-	(1,199)	-	-	-
General and administrative expenses	(1,860)	(2,938)	(841)	(2,351)	(718)	(483)	(544)	(193)	(1,031)	(473)	(587)
Total operating expenses	(1,875)	(3,002)	(778)	(2,593)	(1,633)	(202)	(589)	(1,642)	(1,087)	(641)	(880)
Income from operations	10,542	6,304	6,231	18,667	3,641	2,012	6,070	17,227	2,967	6,708	(441)

Miscellaneous income (expense)	45	195	(14)	152	(6)	(8)	191	(11)	61	34	8
Interest income (expense)	(64)	116	(155)	(34)	(31)	(339)	(464)	(247)	(386)	(235)	(101)
Income before income taxes and extraordinary items	10,523	6,420	6,062	18,785	3,605	1,665	5,797	16,969	2,642	6,507	(534)
Income taxes – current & deferred	(3,332)	(2,484)	(1,953)	(9,058)	(1,297)	(962)	(1,563)	(6,602)	-	-	-
Income before extraordinary items	7,192	3,937	4,109	9,727	2,308	704	4,234	10,367	2,642	6,507	(534)
Extraordinary items, net of income tax	-	-	-	-	-	-	-	12,500	-	-	-
Net income	$7,192	$3,937	$4,109	$9,727	$2,308	$704	$4,234	$22,867	$2,642	$6,507	$(534)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are one of the leading real estate development companies located in Qingdao, Shandong province, China. In 2008, we were recognized in the official City of Qingdao Commission of Development & Construction’s evaluation as one of the top ten real estate developers in Qingdao, measured by a combination of revenue, customer satisfaction, as well as several other factors.

Through our Chinese subsidiaries, we develop and sell residential and commercial properties, targeting middle and upper income customers in the coastal region of the Shandong peninsula (Greater Qingdao) located in northeastern China, including the cities of Qingdao, Weihai, and Yantai, as well as other inland locations, such as Weifang.

Since our inception, we have completed 17 projects having a GFA of 1,461,991 square meters, of which approximately 95% has been sold. In addition, we have six projects under construction with a total GFA of 508,342 square meters.

In fiscal year 2009, our total sales increased 22.4% to $94.3 million from $77.0 million in fiscal year 2008. Our gross profit increased 17.3% to $36.0 million in fiscal year 2009 from $30.7 million in fiscal year 2008, while our net income before extraordinary item increased 11.6% to $21.2 million in fiscal year 2009 from $19.0 million in fiscal year 2008.

Our mission is to provide high-quality, comfortable, and convenient living space to middle and upper income customers, primarily in Shandong Province and in other provinces in China, while also earning for our shareholders an internal rate of return that exceeds our cost of capital. We expect to increase our market share through aggressive internal growth and prudent acquisitions in Shandong Province and in other provinces in China. Our goal is to be one of the top two real estate developers in Greater Qingdao in the next five years by capturing and exploiting the growth opportunities in Shandong Province and by providing the most desirable coastal and inland apartments to middle and upper income customers, as well as by increasing our development of commercial properties.

Recent Developments

On October 11, 2010, we entered into Amendment No. 1 to the Subscription Agreement, pursuant to which we amended Section 8.1 to provide that, in lieu of the cash liquidated damages amount that would otherwise have been payable by us for our failure to cause this registration statement to be declared effective within the prescribed period, we are required to reduce the initial exercise price of the Warrants issued to each investor in the private placement by $0.08 per calendar month, or portion thereof, until such time that this registration statement is declared effective by the SEC; provided that, in no event will we be obligated to reduce the initial exercise price of the Warrants by more than $0.80 in aggregate. The partial reduction of the initial exercise price of the Warrants began on October 11, 2010 and will apply on a daily pro-rata basis for any portion of a calendar month prior to the effectiveness of the registration statement.

On October 12, 2010, our board of directors, compensation committee and shareholders adopted the China Oumei Real Estate Inc. 2010 Equity Incentive Plan, or the Equity Incentive Plan, which became effective on November 4, 2010. Up to 3,000,000 ordinary shares may be issued under the Equity Incentive Plan (subject to adjustment). The Equity Incentive Plan permits the grant of incentive share options, nonstatutory share options (i.e., options not intended to qualify as incentive share options), restricted shares, share grants, restricted share units, share appreciation rights, performance units and performance shares to employees, directors, and consultants of the Company and its affiliates; provided that incentive share options may be granted only to employees of the Company and of any parent or subsidiary of the Company. The Equity Incentive Plan is administered by our compensation committee.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Growth in the Chinese economy. We operate in China and derive almost all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our properties, the availability and prices of our raw materials, and our other expenses. China has experienced significant economic growth, achieving a compound annual growth rate of more than 10% in gross domestic product from 1996 through 2008. China is expected to experience continued growth in all areas of investment and consumption. However, if the global economic recession were to become more protracted, China’s growth might be somewhat more modest, since China has not been entirely immune to the global economic slowdown and has been experiencing a slowing in its growth rate.

  Growth of the Chinese real estate market and the local markets in which our properties are sold. China’s real estate bull market began more than six years ago. According to the National Bureau of Statistics of China, the total GFA of residential and commercial properties sold increased from 224.1 million square meters in 2001 to 937.1 million square meters in 2009, a compound annual growth rate, or CAGR, of 19.6%. Qingdao’s real estate market has also experienced strong growth since 2001. According to the Qingdao Statistics Yearbooks 2004-2008 and the Qingdao Municipal Bureau of Statistics, the CAGR in Qingdao from 2003 to 2008 for GFA completed was 4.0% and the CAGR for GFA sold was 10.4%. Weihai’s real estate market has seen similar increases. According to the Weihai Statistics Yearbooks 2004-2008 and the Qingdao Municipal Bureau of Statistics, the CAGR from 2003 to 2008 for GFA completed was 45.8% and for the GFA sold was 19.4%. Despite moderations in growth caused by the current global economic weakness in 2008 and 2009, we believe the structural forces in China and in the markets in which we sell our properties support continuing good demand for real estate during the next 10 years, however there can be no assurance that current trends will continue.

  China’s Economic Stimulus Programs. In response to the global financial and economic crisis, the Chinese government announced an RMB 4 trillion stimulus program on November 27, 2008. Within the RMB 4 trillion package, about RMB 400 billion will go toward civil works, including low-income housing and renovation, which we believe will benefit Shandong Province. Two additional categories (technology advances and industry restructuring, which together will be allocated RMB 370 billion, and infrastructure, which will be allocated RMB 1.5 trillion) are also expected to benefit industries in Qingdao, Weihai, Weifang, and the entire Shandong Province. On February 26, 2009, China’s State Council reinforced China’s 2008 stimulus package by announcing further measures to stimulate specific industries in 2009. The industries included automobile, iron and steel, textiles, equipment manufacturing, shipbuilding, electronics and information technology, petrochemicals, light industries, nonferrous metals, and logistics. We believe that the stimulus plan will benefit us both directly and indirectly in three ways. First, from a macro-economic perspective, the RMB 400 billion will mainly be invested in the development of infrastructure in China, which will most likely create more jobs, improve people’s living standard, and accelerate the process of Chinese urbanization, which will in turn increase demand for urban housing at all income levels and continue to bolster the long-term growth of China’s real estate market. Second, we also believe that the stimulus package and its further efforts focused on 10 industries will improve Greater Qingdao’s economy, further strengthen the region’s long-term competitive ability, and support the demand for middle and upper income housing, as well as the need for better commercial and office space, and a few world-class hotels. Third, increased government spending on low-income housing will provide us with various opportunities for development, even though our general strategy focuses on middle and upper income customers. For example, as indicated under the heading “Project Development Process,” the government’s public infrastructure projects, including old city relocation projects, afford us the opportunity to acquire additional land for our future development projects, which would normally not have been otherwise available. Although individuals and governments around the world hope that government stimulus efforts are starting to have the desired effects, the true benefits of these and perhaps additional stimulus efforts by local, provincial, and national governments in China, as well as by other countries, is not yet assured, since the sustainability of the global economic recovery is yet to be proven.

  Recent Efforts by the Chinese Government to Cool Down the Real Estate Industry. As discussed in “Business – Our Industry – The Real Estate Industry in China – Recent Efforts by the Chinese Government to Cool Down the Real Estate Industry,” in response to concerns over the scale of the increase in property investments, the PRC government has implemented certain measures and introduced policies to curtail property speculation and promote the healthy development of the real estate industry in China. We believe that we have the ability, willingness, and flexibility to provide housing across all the price ranges in our target markets in China. We believe that demand will continue to grow reasonably for primary housing across the range of incomes, as China’s overall economy grows at a more sustainable pace and the government continues its nationwide policy to promote urbanization. In addition, we believe that targeting middle-income customers in second-tier and third-tier cities and offering affordable products make our properties less of a target for real estate speculation. Moreover, because we have consistently adopted a strategy of conducting much of our operations in second-tier and third-tier cities, focusing on middle-income families in these second-tier and third-tier cities, and offering affordable, “bread and butter” type of housing for the vast majority of the population in under-served markets, we believe that our properties have been and will continue to be less of a target for real estate speculation. We also believe that the government’s efforts to curb speculative activity in the housing market will in fact benefit us in that they provide a long-term, healthy, and sustainable policy environment for our growth strategy. However, there can be no assurance that China’s current more restrictive approach to the economics of housing, especially in the speculative or over-invested parts of the housing market, would not have a negative influence on our business, especially in the near term.

Taxation

Cayman Islands

The Government of the Cayman Islands does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon us or our shareholders. The Cayman Islands are not party to a double tax treaty with any country that is applicable to any payments made to or by us.

We have received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from April 2006 no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums by us due under a debenture or other obligation.

Hong Kong

Our direct subsidiary, Leewell, was incorporated in Hong Kong and under the current laws of Hong Kong, is subject to Profits Tax of 16.5%. No provision for Hong Kong Profits Tax has been made as Leewell has no taxable income.

China

Under the New EIT Law, Oumei and its subsidiaries are subject to an earned income tax of 25.0%. See “Business – PRC Government Regulations – Taxation” for a detailed description of the New EIT Law and tax regulations applicable to our Chinese subsidiaries.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments to determine if there will be any change in the statutory income tax rate.

Results of Operations

Comparison of Nine Months Ended September 25, 2010 and September 25, 2009

The following table shows key components of our results of operations during the nine months ended September 25, 2010 and 2009, in both dollars and as a percentage of our total sales.

	Nine Months Ended		Nine Months Ended
U.S. dollars, except percentages	September 25, 2010		September 25, 2009
		Percent of		Percent of
	Dollars	Total Sales	Dollars	Total Sales
Total Sales	$88,842,133	100.00%	$42,545,067	100.00%
Cost of sales	(60,110,257)	(67.66)%	(28,397,838)	(66.75)%
Gross profit	28,731,876	32.34%	14,147,229	33.25%
Advertising expenses	(203,004)	(0.23)%	(209,036)	(0.49)%
Commissions	(188,341)	(0.21)%	(104,071)	(0.24)%
Selling expenses	(56,076)	(0.06)%	(32,750)	(0.08)%
Bad debt recovery (expense)	432,455	0.49%	(331,680)	(0.78)%
General and administrative expenses	(5,639,461)	(6.35)%	(1,745,329)	(4.10)%
Income from operations	23,077,449	25.98%	11,724,363	27.56%
Miscellaneous income	226,390	0.25%	177,576	0.42%
Interest expense and finance charges (net of interest income)	(298,632)	(0.34)%	(833,970)	(1.96)%
Income before income taxes	23,005,207	25.89%	11,067,969	26.01%
Income taxes	(7,768,007)	(8.74)%	(3,822,071)	(8.98)%
Net income	15,237,200	17.15%	7,245,898	17.03%
Foreign currency translation adjustment	2,114,552	2.38%	401,399	0.94%
Comprehensive income	$17,351,752	19.53%	$7,647,297	17.97%

Total Sales. Our total sales increased 108.8% to $88.8 million in the nine months ended September 25, 2010 from $42.5 million in the same period last year, primarily as a result of our sales of new units in our Weihai International Plaza, Xingfu Renjia, Dongli Garden Phase 1, and Longhai Mingzhu projects in the first nine months of 2010. No revenue was recognized for these projects in the same period of 2009.

We apply the percentage of completion method of accounting for revenue recognition of our development properties. See “Critical Accounting Policies – Revenue Recognition” below for a detailed discussion of how we recognize revenue under the percentage of completion method of accounting.

The following table sets forth for the nine months ended September 25, 2010 and 2009 the aggregate GFA and the related revenues recognized by project (finished projects):

				Percentage of
		GFA Delivered		Total GFA
		for Nine		Delivered as of
		Months Ended		September 25,		Revenues Recognized for
	Total	September 25,		(2)		Nine Months Ended September 25, (3)
	GFA(1)	2010	2009	2010	2009	2010		2009
	m²	m²	m²	%	%	US$	%	US$	%
Fuxiang Huayuan 1	52,830	-	-	-	-	87,102	0.1%	-	-
Fuxiang Huayuan 2	18,392	-	-	-	-	-	-	4,143,958	9.7%
Xingfu Renjia 1	85,551	-	-	-	-	10,688,372	12.0%	6,685,051	15.7%
Oumei Complex 1	91,778	-	-	-	-	586,668	0.7%	4,578,175	10.8%
Longhai Lidu 1	51,451	-	-	100%	-	165,277	0.2%	129,527	0.3%
Longhai Lidu 2	79,308	65,491	-	100%	78%	5,958,064	6.7%	18,715,542	44.0%
Oilu Textile Centre (Comm)	139,510	2,204	-	100%	99%	1,211,115	1.4%	397,413	0.9%
Total	518,820	67,695	-			18,696,598		34,649,666

(1)	The amounts for “total GFA” in this table are the amounts of total saleable GFA and are derived on the following basis:

for properties that are sold, since total GFA of buildings includes sellable GFA and unsellable GFA (such as common areas and property management spaces, etc.), the total GFA is based on the sale contracts relating to such property;

for unsold properties that are completed or under construction, the total GFA is calculated based on the detailed construction blueprint and the calculation method approved by the PRC government for saleable GFA, after necessary adjustments; and

for properties that are under planning, the total GFA is calculated based on the floor area ratio approved in the land grant contract and our internal projections, subject to adjustments upon completion of construction blueprints.

(2)	Percentage of total GFA delivered is the total GFA delivered as of a period end divided by the project’s total GFA.

(3)	Percentage of all real estate sales revenues for the financial period, including finished goods and work-in-process inventory.

The following table sets forth the percentage of completion, the percentage sold and related revenues for our projects for the nine months ended September 25, 2010 and 2009.

				Percentage
				Sold –
		Percentage of		Accumulated
		Completion		as of
		as of		September 25,		Revenues Recognized for
	Total	September 25,		(1)		Nine Months Ended September 25, (2)
	GFA	2010	2009	2010	2009	2010		2009
	m²	%	%	%	%	US$	%	US$	%
Qilu Textile Centre (Residential)	67,942	98%	81%	90%	72%	1,640,766	1.8%	6,899,803	16.2%
Weihai International Plaza	45,828	65%	-	17%	-	9,424,582	10.6%	-	-
Dongli Garden 1	213,315	100%	-	55%	-	29,023,987	32.7%	-	-
Longhai Mingzhu	51,902	95%	60%	67%	-	24,673,327	27.8%	-	-
Oumei Complex 2	70,587	68%	-	1%	-	735,293	0.8%	-	-
Xingfu Renjia 2	58,768	65%	-	65%	-	2,462,731	2.8%	-	-
Total	508,342					67,960,686		6,899,803

(1) Percentage sold is calculated by dividing contracted sales value from property sales by total estimated sales value of the relevant project, estimated as of the time of preparation of our interim financial statements as of and for the applicable period.

(2) Percentage of all real estate sales revenues for the financial period, including finished goods and work-in-process inventory.

The following table sets forth the square meters sold and average selling price per square meter by each project on a consolidated basis for the nine months ended September 25, 2010 and 2009.

	For Nine Months Ended September 25, 2010						For Nine Months Ended September 25, 2009
				Remaining
		Revenues		contract				Revenues		Remaining
		recognized	Revenues	amounts				recognized	Revenues	contract
		from prior	recognized	to be	Square	Average		from prior	recognized	amounts	Square	Average
	Contract	contract	in current	recognized	meters	selling	Contract	contract	in current	to be	meters	selling
	Sales(1)	sales(2)	period(3)	(4)	sold(5)	price(6)	Sales(1)	sales(2)	period(3)	recognized (4)	sold(5)	price(6)
	US$	US$	US$	US$	m²	US$/m²	US$	US$	US$	US$	m²	US$/m²
Fuxiang Huayuan 1	87,102	-	87,102	-	-	-	-	-	-	-	-	-
Fuxiang Huayuan 2	-	-	-	-	-	-	5,082,854	-	4,143,958	938,896	18,392	276
Xingfu Renjia 1	10,688,372	-	10,688,372	-	36,004	297	9,094,730	-	6,685,051	2,409,679	34,079	267
Xingfu Renjia 2	3,788,816	-	2,462,731	1,326,086	10,200	371	-	-	-	-	-	-
Longhai Lidu 1	165,277	-	165,277	-	421	393	129,527	-	129,527	-	379	342
Longhai Lidu 2	22,395,395	16,437,331	5,958,064	-	58,247	384	23,921,236	-	18,715,542	5,205,695	63,664	376
Qilu Textile Centre (Comm)	1,292,113	80,997	1,211,115	-	4,034	320	432,016	-	397,413	34,602	1,405	308
Qilu Textile Centre (Residential)	2,317,217	570,594	1,640,767	105,856	7,863	295	9,668,443	-	6,899,803	2,768,640	29,635	326
Weihai International Plaza	14,499,356	-	9,424,582	5,074,775	8,586	1,689	-	-	-	-	-	-
Dongli Garden 1	29,089,030	-	29,023,987	65,043	79,589	365	-	-	-	-	-	-
Longhai Mingzhu	49,160,427	22,029,079	24,673,327	2,458,021	34,563	1,422	-	-	-	-	-	-
Oumei	586,668	-	586,668	-	1,978	297	5,161,480	-	4,578,175	583,305	18,649	277
Complex 1
Oumei Complex 2	735,293	-	735,293	-	946	777	-	-	-	-	-	-
Sales of Inventory(7)	2,184,848	-	2,184,848	-	6,102	358	995,598	-	995,598	-	2,509	397
Total	136,989,914	39,118,001	88,842,133	9,029,781	248,533	551	54,485,884	-	42,545,067	11,940,817	168,712	323

(1) “Contract Sales” are comprised of two sub-groups:

1)

Contracts entered into prior to the current period that, as of the beginning of the current period, still have unrecognized portions. These are the total amounts, including previously recognized and unrecognized.

2)	Brand new contracts entered into in the current period.

(2) “Revenues recognized from prior contract sales” are revenues recognized prior to the current period from prior contracts. In this column, we demonstrate the portion within the above-listed “sub-group (1)” that had previously been recognized as revenues prior to the current period. In other words, the amount shown in this column is part of the amount in the above-listed “sub-group (1).” We think this disclosure is relevant because it enables the reader to focus on the potential revenues as of the beginning of the current period, by eliminating previously recognized revenues from the total contract sales stated in the first column.

(3) “Revenues recognized in current period” include the revenues recognized in the current period, both from the un-recognized portion of previous contracts and from new contracts signed in the current period.

(4) “Remaining contract amounts to be recognized” represents the revenues that remain to be recognized as of the end of the current period, ie., (4) = (1) – (2) – (3)

(5) “Square meters sold” are the total GFA of all contract sales reflected in (1) above.

(6) “Average selling price” is defined as (1) divided by (5) above.

(7) The sales of inventory are defined as the sale of unsold properties from projects completed prior to the applicable period.

Cost of sales. Our cost of sales increased 111.7% to $60.1 million in the nine months ended September 25, 2010 from $28.4 million in the same period last year, mainly due to the increase in sales.

Gross profit and gross profit margin. Our gross profit increased 103.1% to $28.7 million in the nine months ended September 25, 2010 from $14.1 million in the same period last year. The gross profit margin (gross profit as a percentage of total sales) was 32.3% for the nine months ended September 25, 2010 and 33.3% for the nine months ended September 25, 2009. The very modest increase in the gross profit margin was primarily due to sales of new properties related to villager relocation efforts for our Dongli Garden project, which contributed approximately 31.2% of total sales in the 2010 period. The project was a joint effort between us and local government agencies, and Phase I of the project mainly involved relocating villagers previously residing on the parcel designated for Phase II. Therefore, as part of the government’s urban modernization initiatives, the government strictly regulated the selling prices of all Phase I units, which were on average considerably below would-be market prices and in turn resulted in a lower profit margin. Since Phase II will be entirely sold at market prices, the same experience will not occur again.

Advertising expenses. Advertising expenses decreased slightly by 2.9% to $0.20 million in the nine months ended September 25, 2010 from $0.21 million in the same period last year, mainly due to the fact that most of the existing projects were completed by the end of 2009 and we reduced our advertising efforts in the first nine months of 2010 on existing projects.

Commissions. Commissions paid to independent sales agents amounted to $0.19 million in the nine months ended September 25, 2010, as compared to $0.10 million in the same period last year. In addition to our salaried internal salespersons, we used temporary independent sales agents to maximize our pre-sales in the first phase of sales for our Weihai International Plaza project in the nine months ended September 25, 2010. We did not rely as heavily on these temporary sales agents during the same period last year.

Selling expenses. Our selling expenses increased 71.2% to $0.06 million in the nine months ended September 25, 2010 from $0.03 million in the same period last year, mainly due to selling expenses related to our Weihai International Plaza, Longhai Mingzhu and Xingfu Renjia projects. Most of our projects are residential projects. As commercial/office projects, our Weihai International Plaza and Longhai Mingzhu project naturally involved more selling and marketing efforts and costs than a typical residential project, including rental and fit out of the sales center, production of posters, brochures and other media advertisement, and hiring and training of sales personnel.

Bad debt recovery (expense). Our bad debt recovery in the nine months ended September 25, 2010 was $0.4 million, compared to bad debt expense of $0.3 million in the same period last year, primarily due to the fact that management has been putting more effort in receivables collection during the past year, while during the same period of 2009, we made a provision for doubtful accounts receivable in accordance with the Company’s bad debt allowance policy.

General and administrative expenses. General and administrative expenses increased 223.1% to $5.6 million in the nine months ended September 25, 2010 from $1.7 million in the same period in 2009, primarily due to expenses related to new subsidiaries that we acquired since September 25, 2009, including Caoxian Industrial and Longhai Real Estate, and expenses related to the April 14, 2010 reverse acquisition and private placement transactions, as well as our public offering registration.

Interest expense and finance charges (net of interest income). Interest expense decreased 64.0% to $0.3 million in the nine months ended September 25, 2010 from $0.8 million in the same period in 2009, primarily due to a decrease in the balance of our borrowings and a decrease in interest rates. Please refer to Notes 12 and 13 to the financial statements for detailed information on our short-term and long-term borrowings.

Income taxes. Income taxes increased 103.2% to $7.8 million in the nine months ended September 25, 2010 from $3.8 million in the same period in 2009, mainly due to the higher income before taxes.

Net income. Net income increased 110.3% to $15.2 million in the nine months ended September 25, 2010 from $7.3 million in the same period last year, mainly due to the increase in total sales.

Comparison of Fiscal Years Ended December 25, 2009 and December 25, 2008

The following table shows key components of our results of operations during the fiscal years ended December 25, 2009 and 2008, in both dollars and as a percentage of our total sales.

	Fiscal Year Ended		Fiscal Year Ended
U.S. dollars, except percentages	December 25, 2009		December 25, 2008
		Percent of		Percent of
	Dollars	Total Sales	Dollars	Total Sales
Sales	$91,041,042	96.5%	$77,032,561	100.0%
Sales to related party	3,274,458	3.5%	-	-
Total sales	94,315,500	100.0%	77,032,561	100.0%

Cost of sales	(57,442,457)	(60.9)%	(46,321,251)	(60.1)%
Cost of sales to related party	(853,951)	(0.9)%	-	-
Total cost of sales	(58,296,408)	(61.8)%	(46,321,251)	(60.1)%
Gross profit	36,019,092	38.2%	30,711,310	39.9%

Advertising expenses	(268,222)	(0.3)%	(112,263)	(0.1)%
Commission expenses	(84,982)	(0.1)%	(574,262)	(0.7)%
Selling expenses	(49,800)	(0.1)%	(81,415)	(0.1)%
Bad debt expense	(207,523)	(0.2)%	(1,198,942)	(1.6)%
General and administrative expenses	(4,655,596)	(4.9)%	(2,283,744)	(3.0)%
Income from operations	30,752,969	32.6%	26,460,684	34.4%

Miscellaneous income	327,294	0.3%	91,945	0.1%
Interest expense	(866,751)	(0.9)%	(968,710)	(1.3)%
Income before income taxes and extraordinary items	30,213,512	32.0%	25,583,919	33.2%
Income taxes	(9,058,226)	(9.6)%	(6,602,194)	(8.6)%
Income before extraordinary items	21,155,286	22.4%	18,981,725	24.6%
Extraordinary items, net	-	-	12,499,576	16.23%
Net income	21,155,286	22.4%	31,481,301	40.9%

Foreign currency translation adjustment	474,414	0.5%	3,486,204	4.5%
Comprehensive income	$21,629,700	22.9%	$34,967,505	45.4%

Sales. Our total sales increased 22.4% to $94.3 million in the fiscal year ended December 25, 2009 from $77.0 million in the fiscal year ended December 25, 2008, mainly due to sales by two project development companies that we acquired during this period, the completion and sales of the Xingfu Renjia project phase 1 and the Fuxiang Huayuan project phase 2, in addition to a higher average selling price per square meter for both residential and commercial properties delivered in fiscal year 2009 compared with fiscal year 2008.

Effective December 26, 2008, we adopted the percentage of completion method of accounting for revenue recognition for all building construction projects in progress in which the construction period was expected to be more than 12 months at that date. The full accrual method was used before that date for all of our residential and commercial projects. We changed to the percentage of completion method for contracts longer than one year because this method more accurately reflects how revenue is earned on these contracts, particularly for interim reporting purposes. ASC 250 requires retrospective application of a change in accounting principle unless impracticable. The change to the percentage of completion method had no effect on our December 25, 2008 financial statements and we found it was impracticable to determine the effect on the December 25, 2007 financial statements as no progress reports detailing the percentage of completion of our contracts were prepared for that year. See “–Critical Accounting Policies – Revenue Recognition” below for a detailed discussion of how we recognize revenue under the percentage of completion method of accounting.

The following table sets forth for the fiscal years ended December 25, 2009 and 2008 the aggregate GFA and the related revenues recognized by project:

		GFA Delivered		Percentage of
		for Twelve		Total GFA
		Months Ended		Delivered as of		Revenues recognized for
	Total	Dec 25,		Dec 25, (2)		Twelve Months Ended Dec 25, (3)
	GFA(1)	2009	2008	2009	2008	2009		2008
	m²	m²	m²	%	%	US$	%	US$	%
Fuxiang Huayuan 1	52,830	-	52,830	-	100%	-	-	13,682,009	17.8%
Fuxiang Huayuan 2	18,392	18,392	-	100%	-	5,530,847	5.9%	-	-
Xingfu Renjia 1	85,546	85,546	-	100%	-	11,664,726	12.4%	-	-
Oumei Complex 1	91,778	39,624	52,154	100%	57%	7,093,080	7.5%	9,421,360	12.2%
Total	248,546	143,562	104,984			24,288,653		23,103,369

(1)	The amounts for “total GFA” in this table are the amounts of total saleable GFA and are derived on the following basis:

for properties that are sold, since total GFA of buildings includes sellable GFA and unsellable GFA (such as common areas and property management spaces, etc.), the total GFA is based on the sale contracts relating to such property;

for unsold properties that are completed or under construction, the total GFA is calculated based on the detailed construction blueprint and the calculation method approved by the PRC government for saleable GFA, after necessary adjustments; and

for properties that are under planning, the total GFA is calculated based on the floor area ratio approved in the land grant contract and our internal projections, subject to adjustments upon completion of construction blueprints.

(2)	Percentage of total GFA delivered is the total GFA delivered as of a period end divided by the project’s total GFA.

(3)	Percentage of all real estate sales revenues for the financial period, including finished goods and work-in-process inventory.

The following table sets forth the percentage of completion, the percentage sold and related revenues for our projects for the fiscal years ended December 25, 2009 and 2008.

				Percentage
		Percentage of		Sold –
		Completion		Accumulated
		as of		as of		Revenues recognized for
	Total	Dec 25,		Dec 25, (1)		Twelve Months Ended Dec 25, (2)
	GFA	2009	2008	2009	2008	2009		2008
	m²	%	%	%	%	US$	%	US$	%
Longhai Lidu 1	51,450	100%	100%	96%	95%	192,788	0.20%	17,787,318	23.10%
Longhai Lidu 2	79,308	86%	67%	80%	-	20,508,323	21.70%	-	-
Qilu Textile Centre	139,510	99%	98%	79%	78%	488,946	0.50%	25,720,880	33.40%
(Comm)
Qilu Textile Centre (Residential)	67,942	90%	37%	79%	37%	8,342,029	8.80%	7,049,269	9.20%
Weihai International Plaza	45,828	-	-	-	-	-	-	-	-
Dongli Garden 1	213,315	48%	-	17%	-	16,142,992	17.10%	-	-
Longhai Mingzhu	51,902	80%	-	40%	-	21,961,665	23.30%	-	-
Oumei Complex 2	70,587	-	-	-	-	-	-	-	-
Total	719,842					67,636,743		50,557,467

(1) Percentage sold is calculated by dividing contracted sales value from property sales by total estimated sales value of the relevant project, estimated as of the time of preparation of our interim financial statements as of and for the applicable period.

(2) Percentage of all real estate sales revenues for the financial period, including finished goods and work-in-process inventory.

The following table sets forth the square meters sold and average selling price per square meter by each project on a consolidated basis for the fiscal years ended December 25, 2009 and 2008.

	For Twelve Months Ended December 25, 2009						For Twelve Months Ended December 25, 2008
				Remaining
		Revenues		contract				Revenues		Remaining
		recognized	Revenues	amounts				recognized	Revenues	contract
		from prior	recognized	to be	Square	Average		from prior	recognized	amounts	Square	Average
	Contract	contract	in current	recognized	meters	selling	Contract	contract	in current	to be	meters	selling
	Sales(1)	sales(2)	period(3)	(4)	sold(5)	price(6)	Sales(2)	sales(3)	period(4)	recognized	sold(5)	price(6)
	US$	US$	US$	US$	m²	US$/m²	US$	US$	US$	US$	m²	US$/m²
Fuxiang Huayuan 1	-	-	-	-	-	-	13,682,010	-	13,682,010	-	52,831	259
Fuxiang Huayuan 2	5,530,848	-	5,530,848	-	18,392	301	-	-	-	-	-	-
Xingfu Renjia 1	11,664,726	-	11,664,726	-	43,811	266	-	-	-	-	-	-
Oumei Complex 1	7,093,081	-	7,093,081	-	35,346	201	9,421,360	-	9,421,360	-	37,622	250
Longhai Lidu 1	192,788	-	192,788	-	578	334	17,787,318	-	17,787,318	-	48,656	366
Longhai Lidu 2	23,917,534	-	20,508,323	3,409,211	63,640	376	-	-	-	-	-	-
Qilu Textile Centre (Comm)	523,563	-	488,946	34,617	1,405	373	25,720,880	-	25,720,880	-	108,373	237
Qilu Textile Centre (Residential)	8,585,811	-	8,342,029	243,782	29,765	288	7,049,269	-	7,049,269	-	26,427	267
Weihai International Plaza	-	-	-	-	-	-	-	-	-	-	-	-
Dongli Garden 1	16,142,992	-	16,142,992	-	36,855	438	-	-	-	-	-	-
Longhai Mingzhu	27,452,082	-	21,961,666	5,490,416	20,533	1,337	-	-	-	-	-	-
Oumei Complex 2	-	-	-	-	-	-	-	-	-	-	-	-
Sales of Inventory(7)	2,390,102	-	2,390,102	-	4,613	518	3,371,725	-	3,371,725	-	9,039	373
Total	103,493,527	-	94,315,501	9,178,026 254,938		406	77,032,562	-	77,032,562	-	282,948	272

(1)	“Contract Sales” are comprised of two sub-groups:

1)

Contracts entered into prior to the current period that, as of the beginning of the current period, still have unrecognized portions. These are the total amounts, including previously recognized and unrecognized.

	2)	Brand new contracts entered into in the current period.

(2) “Revenues recognized from prior contract sales” are revenues recognized prior to the current period from prior contracts. In this column, we demonstrate the portion within the above-listed “sub-group (1)” that had previously been recognized as revenues prior to the current period. In other words, the amount shown in this column is part of the amount in the above-listed “sub-group (1).” We think this disclosure is relevant because it enables the reader to focus on the potential revenues as of the beginning of the current period, by eliminating previously recognized revenues from the total contract sales stated in the first column.

(3) “Revenues recognized in current period” include the revenues recognized in the current period, both from the un-recognized portion of previous contracts and from new contracts signed in the current period.

(4) “Remaining contract amounts to be recognized” represents the revenues that remain to be recognized as of the end of the current period, ie., (4) = (1) – (2) – (3)

(5) “Square meters sold” are the total GFA of all contract sales reflected in (1) above.

(6) “Average selling price” is defined as (1) divided by (5) above.

(7) The sales of inventory are defined as the sale of unsold properties from projects completed prior to the applicable period.

Cost of sales. Our total cost of sales increased 25.9% to $58.3 million in the fiscal year 2009 from $46.3 million in the fiscal year 2008, mainly in support of the increase in sales, plus higher costs in constructing high rise tower office buildings in fiscal year 2009, which are more expensive to construct than the low rise buildings completed in fiscal year 2008.

Gross profit and gross profit margin. Our gross profit increased 17.3% to $36.0 million in the fiscal year 2009 from $30.7 million in the fiscal year 2008. The gross profit margin (gross profit as a percentage of total sales) was 38.2% for the fiscal year 2009 and 39.9% for the fiscal year 2008. The decline in the gross margin was primarily due to the Fuxiang Garden Phase 2 and the Xingfu Renjia Phase 1 projects, both of which had lower than average selling prices. Additionally, the costs of construction of high rise office tower buildings in fiscal year 2009 are relatively higher than the projects sold in fiscal year 2008.

Advertising expenses. Advertising expenses increased 138.9% to $0.3 million in the fiscal year 2009 from $0.1 million in the fiscal year 2008, mainly due to our increased advertising efforts to create buyer awareness and interest in our newly available properties at our Qilu Textile Center and Weihai Longhai International Plaza projects, as well as in our Xingfu Renjia residential project.

Commission expenses. Commissions paid to independent sales agents decreased 85.2% between fiscal year 2009 and fiscal year 2008 since we used temporary independent sales agents to maximize our pre-sales in the first phase of sales for residential and commercial properties in 2008. In 2009, we did not rely as heavily on these temporary sales agents.

Selling expenses. Our selling expenses decreased 38.8% to $0.05 million in the fiscal year 2009 from $0.08 million in the fiscal year 2008, mainly due to the absence in 2009 of the sales and marketing materials purchased for the intense selling effort in the first phase of pre-sales for residential and commercial properties in 2008.

Bad debt expense. Our bad debt expense declined 82.7% in fiscal year 2009 from fiscal year 2008, primarily due to the write back of an allowance against other receivables which was recorded in 2008. This was partially offset by an additional provision for doubtful accounts receivable made in accordance with the Company’s bad debt allowance policy.

General and administrative expenses. General and administrative expenses increased 103.9% in fiscal year 2009 from fiscal year 2008, primarily due to the increase in Land Appreciation Tax and the expenses incurred in anticipation of the reverse acquisition transaction with Leewell and related private placement.

Gain on business acquisitions (bargain purchases). In fiscal year 2009, a new accounting standard issued by the Financial Accounting Standards Board revised the recognition and presentation of gains on acquisitions in the statement of operations. Any such gains are no longer considered extraordinary items. The gain on business acquisitions (bargain purchase) of $3.2 million in 2009 represents the difference between the amounts paid for two companies and their market values. Please see Note 2 to the consolidated Financial Statements for further details.

Interest expense. Interest expense decreased 10.5% to $0.9 million in the fiscal year 2009 from $1.0 million in fiscal year 2008, primarily due to lower average borrowings in 2009.

Income taxes. Income taxes increased 37.2% to $9.1 million in the fiscal year 2009 from $6.6 million in the fiscal year 2008, mainly due to higher income before taxes. Please see “Taxation” above for more information.

Income before extraordinary items. Income before extraordinary items was up 11.6% to $21.2 million in the fiscal year 2009 compared with $19.0 million in 2008, as a result of the factors described above.

Extraordinary items, net. In fiscal year 2008, we acquired four project companies (Qingdao Xudong, Weifang Longhai Industry, Weifang Longhai Zhiye and Weifang Qilu) and recorded a gain of $12.5 million as an extraordinary item, based on the differences between our purchase prices and the estimated fair market values of the acquisitions.

Net income. Net income decreased 32.7% to $21.2 million in fiscal year 2009 from $31.5 million in 2008, primarily due the absence in fiscal year 2009 of a gain from extraordinary items that occurred in fiscal year 2008, and due to higher income taxes in 2009.

Comparison of Fiscal Years Ended December 25, 2008 and December 25, 2007

The following table shows key components of our results of operations during the fiscal years ended December 25, 2008 and 2007, both in dollars and as a percentage of our total sales.

	Fiscal Year Ended		Fiscal Year Ended
U.S. dollars, except percentages	December 25, 2008		December 25, 2007
		Percent of		Percent of
	Dollars	Total Sales	Dollars	Total Sales
Total sales	$77,032,561	100.0%	$51,850,312	100.0%
Cost of total sales	(46,321,251)	(60.1)%	(36,243,778)	(69.9)%
Gross profit	30,711,310	39.9%	15,606,534	30.1%

Advertising expenses	(112,263)	(0.1)%	(46,492)	(0.0)%
Commission expenses	(574,262)	(0.7)%	(134,989)	(0.3)%
Selling expenses	(81,415)	(0.1)%	(2,187)	(0.0)%
Bad debt expense	(1,198,942)	(1.6)%	(245,243)	(0.5)%
General and administrative expenses	(2,283,744)	(3.0)%	(807,589)	(1.6)%
Income from operations	26,460,684	34.4%	14,370,034	27.7%

Miscellaneous income	91,945	0.1%	10,280	-
Interest expense	(968,710)	(1.3)%	(70,963)	(0.1)%
Income before income taxes and extraordinary items	25,583,919	33.2%	14,309,351	27.6%
Income taxes	(6,602,194)	(8.6)%	(5,090,161)	(9.8)%
Income before extraordinary items	18,981,725	24.6%	9,219,190	17.8%
Extraordinary items, net	12,499,576	16.2%	-	-
Net income	31,481,301	40.9%	9,219,190	17.8%

Foreign currency translation adjustment	3,486,204	4.5%	2,107,856	4.0%
Comprehensive income	$34,967,505	45.4%	$11,327,046	21.8%

Sales. Total sales increased 48.6% to $77.0 million in the fiscal year 2008 from $51.9 million in the fiscal year 2007. The increase in sales was mainly due to the inclusion of seven project companies acquired as subsidiaries in 2008, which were not part of the company in 2007. Our internal growth, excluding the acquisitions in 2008, also contributed to the sales increase, mainly due to the completion of project buildings, as we expanded our operations into a wider geographic market.

Effective December 26, 2008, we adopted the percentage of completion method of accounting for revenue recognition for all building construction projects in progress in which the construction period was expected to be more than 12 months at that date. The full accrual method was used before that date for all of our residential and commercial projects. We changed to the percentage of completion method for contracts longer than one year because this method more accurately reflects how revenue is earned on these contracts, particularly for interim reporting purposes. ASC 250 requires retrospective application of a change in accounting principle unless impracticable. The change to the percentage of completion method had no effect on our December 25, 2008 financial statements and we found it was impracticable to determine the effect on the December 25, 2007 financial statements as no progress reports detailing the percentage of completion of our contracts were prepared for that year. See “–Critical Accounting Policies – Revenue Recognition” below for a detailed discussion of how we recognize revenue under the percentage of completion method of accounting.

The following table sets forth for the fiscal years ended December 25, 2008 and 2007 the aggregate GFA and the related revenues recognized by project:

		GFA Delivered		Percentage of
		for Twelve		Total GFA
		Months Ended		Delivered as of		Revenues recognized for
	Total	Dec 25,		Dec 25, (2)		Twelve Months Ended Dec 25, (3)
	GFA(1)	2008	2007	2008	2007	2008		2007
	m²	m²	m²	%	%	US$	%	US$	%
Shanshui Long Yuan	257,762	-	257,762	-	100%	295,156	0.4%	18,565,474	35.8%
Longze Yuyuan	78,146	-	78,146	-	100%	644,000	0.8%	15,277,613	29.5%
Shanghai Garden 3	16,055	-	16,055	-	100%	432,597	0.6%	3,297,194	6.4%
Fuxiang Huayuan 1	52,700	52,700	-	100%	-	13,682,009	17.8%	-	-
Total	404,663	52,700	351,963			21,482,194		37,140,281

(1)	The amounts for “total GFA” in this table are the amounts of total saleable GFA and are derived on the following basis:

for properties that are sold, since total GFA of buildings includes sellable GFA and unsellable GFA (such as common areas and property management spaces, etc.), the total GFA is based on the sale contracts relating to such property;

for unsold properties that are completed or under construction, the total GFA is calculated based on the detailed construction blueprint and the calculation method approved by the PRC government for saleable GFA, after necessary adjustments; and

for properties that are under planning, the total GFA is calculated based on the floor area ratio approved in the land grant contract and our internal projections, subject to adjustments upon completion of construction blueprints.

(2)	Percentage of total GFA delivered is the total GFA delivered as of a period end divided by the project’s total GFA.

(3)	Percentage of all real estate sales revenues for the financial period, including finished goods and work-in-process inventory.

The following table sets forth the percentage of completion, the percentage sold and related revenues for our projects for the fiscal years ended December 25, 2008 and 2007.

				Percentage
		Percentage of		Sold –
		Completion		Accumulated
		as of		as of		Revenues recognized for
	Total	Dec 25,		Dec 25, (1)		Twelve Months Ended Dec 25, (2)
	GFA	2008	2007	2008	2007	2008		2007
	m²	%	%	%	%	US$	%	US$	%
Longhai Lidu 1	51,450	100%	-	95.0%	-	17,787,317	23.1%	-	-
Qilu Textile Centre (Comm)	139,510	98.0%	-	78.0%	-	25,720,879	33.4%	-	-
Qilu Textile Centre (Residential)	71,456	37.0%	-	37.0%	-	7,049,268	9.2%	-	-
Oumei Complex 1	91,778	57.0%	-	41.0%	-	9,421,360	12.2%	-	-
Total	354,194					59,978,824		-

(1) Percentage sold is calculated by dividing contracted sales value from property sales by total estimated sales value of the relevant project, estimated as of the time of preparation of our interim financial statements as of and for the applicable period.

(2) Percentage of all real estate sales revenues for the financial period, including finished goods and work-in-process inventory.

The following table sets forth the square meters sold and average selling price per square meter by each project on a consolidated basis for the fiscal years ended December 25, 2008 and 2007.

	For Twelve Months Ended				For Twelve Months Ended
	December 25, 2008				December 25, 2007
		Revenues				Revenues
		Recognized	Square	Average		Recognized	Square	Average
	Contract in	Current	Meters	Selling	Contract in	Current	Meters	Selling
	sales(2)	Period(3)	sold	Price	sales(2)	Period(3)	sold	Price
	US$	US$	m²	US$/m²	US$	US$	m²	US$/m²
Shanshui Long Yuan	295,159	295,159	348	848	18,565,474	18,565,474	74,742	248
Longze Yuyuan	644,000	644,000	1,917	336	15,277,613	15,277,613	74,697	205
Shanghai Garden 3	432,597	432,597	1,086	398	3,297,194	3,297,194	13,548	243
Fuxiang Huayuan 1	13,682,009	13,682,010	52,830	258	-	-	-	-
Oumei Complex 1	9,421,360	9,421,360	37,621	250	-	-	-	-
Longhai Lidu 1	17,787,317	17,787,318	48,655	365	-	-	-	-
Qilu Textile Centre (Comm)	25,720,990	25,720,880	108,373	237	-	-	-	-
Qilu Textile Centre (Residential)	7,049,268	7,049,268	26,426	266	-	-	-	-
Sales of Inventory(1)	1,999,969	1,999,969	5,688	352	14,710,031	14,710,031	62,526	235
Total	77,032,667	77,032,561	282,944	272	51,850,312	51,850,312	225,513	230

(1) The sales of inventory are defined as the sale of unsold properties from projects completed prior to the applicable period.

(2) Contract sales are new contracts signed in the current period.

(3) Revenues recognized in current period are revenues recognized from newly signed contracts. For the buildings that were still under construction as of December 25, 2008, no sales contracts were signed. No progress reports detailing the percentage-of-completion of our contracts were prepared for 2007.

Cost of sales. Total cost of sales increased 27.8% to $46.3 million in fiscal year 2008 from $36.2 million in fiscal year 2007, in support of the higher sales.

Gross profit and gross profit margin. Gross profit increased 96.8% to $30.7 million in fiscal year 2008 from $15.6 million in fiscal year 2007. The gross profit margin (gross profit as a percent of total sales) was 39.9% in 2008 compared with 30.1% in 2007, mainly due to a higher portion of sales in 2008 that were in higher-margin commercial and residential projects, compared with the lower-margin residential and commercial buildings completed in 2007. We also had higher selling prices in 2008 compared to 2007.

Advertising expenses. Advertising expenses increased 141.5% to $0.1 million in 2008 from $0.05 million in 2007, mainly due to an aggressive marketing campaign to attract potential customers at the start of the pre-sales periods.

Commissions. Commissions paid to independent professional sales representatives increased 325.4% to $0.6 million in the fiscal year 2008 from $0.1 million in the fiscal year 2007, due to the temporary use of independent sales representatives needed to grow sales rapidly in the beginning phase of the pre-sales of apartments in our buildings, which helps to create the sales momentum so that most apartments in the buildings will be sold as construction progresses.

Selling expenses. Our selling expenses increased 3,622.7% to $0.081 million in the fiscal year 2008 from $0.002 million in the fiscal year 2007, mainly due to a much greater effort to create pre-sales. Eight of our companies, including seven subsidiaries, were in the selling phase of construction in 2008, compared with only one company in 2007.

Bad debt expense. Our bad debt expense increased 388.9% in the fiscal year 2008 to $1.2 million from $0.2 million in the fiscal year 2007, primarily due to an expense of approximately $0.6 million for other receivables and an additional allowance for doubtful accounts receivable of approximately $0.6 million in accordance with the Company’s policy.

General and administrative expenses. General and administrative expenses increased 182.8% to $2.3 million in the fiscal year 2008 from $0.8 million in the fiscal year 2007, mainly due to the expansion of our operations by way of the acquisition of seven companies in 2008.

Interest expense. Interest expense increased 1,265.1% to $0.9 million in the fiscal year 2008 from $0.07 million in the fiscal year 2007, primarily due to higher average borrowings in 2008 compared with 2007. The consolidation of the seven subsidiaries acquired in 2008, with most having some amount of debt, was the primary cause of the higher interest expense in 2008.

Income taxes. Income taxes increased 29.7% to $6.6 million in the fiscal year 2008 from $5.1 million in the fiscal year 2007, mainly due to higher income before taxes.

Income before extraordinary items, net. Income before extraordinary items was up 105.9% to $19.0 million in the fiscal year 2008 compared with $9.2 million in the fiscal year 2007, as a result of the factors described above.

Extraordinary items, net. In fiscal year 2008, we acquired four project companies (Qingdao Xudong, Weifang Longhai Industry, Weifang Longhai Zhiye and Weifang Qilu) and recorded a gain of $12.6 million as an extraordinary item, based on the differences between our purchase prices and the estimated fair market values of the acquisitions. There were no extraordinary items in fiscal year 2007.

Net Income. Net income increased 242.4% to $31.5 million in fiscal year 2008 from $9.2 million in fiscal year 2007, primarily due higher sales and operating income, and the gain from extraordinary items in 2008, partly offset by higher interest expense, and a lower income tax rate.

Liquidity and Capital Resources

As of September 25, 2010, we had cash and cash equivalents of approximately $17.8 million. The following table provides a summary of our net cash flows from operating, investing, and financing activities. To date, we have financed our operations primarily through net cash flow from operations, augmented by cash proceeds from recent financing activities, short-term bank borrowings and equity contributions by our shareholders.

	Nine Months Ended		Fiscal Year Ended
U.S. Dollars	September 25,		December 25,
	2010	2009	2009	2008	2007
Net cash provided by operating activities	$11,885,648	$13,057,360	$11,250,820	$61,015,081	$1,212,951
Net cash provided by (used in) investing activities	(130,892)	297,554	234,814	(58,521,630)	(13,689,661)
Net cash provided by (used in) financing activities	3,477,898	(11,437,581)	(9,866,408)	(3,805,052)	14,167,583
Effects of exchange rate change in cash	298,000	5,492	6,573	16,518	9,891
Net increase (decrease) in cash and cash equivalents	15,530,654	1,922,285	1,625,799	(1,295,083)	1,700,764
Cash and cash equivalents at beginning of the period	2,264,438	638,639	638,639	1,933,722	232,958
Cash and cash equivalent at end of the period	$17,795,092	$2,561,464	$2,264,438	$638,639	$1,933,722

Net cash flow from operating activities

In accordance with Accounting Standards Codification, or ASC, 230, Statement of Cash Flows, cash flows from our operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Net cash provided by operating activities was $11.89 million in the nine months ended September 25, 2010, compared with $13.06 million in the same period last year. Net income after adjustment for noncash items was $5.55 million in the nine months ended September 25, 2010. This increase was augmented by a reduction in inventories of $33.68 million, an increase in taxes incurred but not paid of $3.39 million, an increase of $0.70 million in deposits received from customers, and an increase of $0.03 million in restricted cash. This total increase of $61.48 million was offset by an increase of $3.16 million of loans to a related party, an increase in income recognized but not billed of $16.83 million, an increase of $3.57 million of other receivables, a decrease in accounts payable, other payable and other current liabilities of $1.19 million, an increase of $0.69 million in prepaid expenses and a $24.15 million income recognized but where no payment was received.

Net cash provided by operating activities was $11.3 million in the fiscal year 2009, compared with $61.0 million provided by operating activities in the fiscal year 2008. Net income after adjustment for noncash items was $30.3 million in the fiscal year 2009. This increase was augmented by a reduction in inventories of $24.6 million, related party receivables collected of $7.3 million, expenditures made in previous years but expensed in the fiscal year 2009 of $2.3 million, and an increase in taxes incurred but not paid of $3.8 million. This total increase of $68.3 million was offset by a decrease in deposits received from customers of $38.0 million, income recognized of $10.7 million but either not billed or received in cash, and payments for accounts payable of $9.3 million.

Net cash provided by operating activities was $61.0 million in the fiscal year 2008 compared with $1.2 million in the fiscal year 2007. Net income after adjustment for noncash items was $21.7 million in the fiscal year 2008. This increase was augmented by a net collection from related parties of $58.5 million, a decrease in inventories of $26.0 million, an increase in taxes incurred but not paid of $9.9 million, collection of other receivables of $4.7 million, and collection of contracts receivable of $1.6 million. This total increase of $122.4 million was offset by a decrease in deposits received from customers of $56.5 million, expenditures made but not expensed in the fiscal year 2008 of $1.7 million, and payments for accounts payable of $1.3 million.

Net cash flow from investing activities

Net cash used in investing activities in the nine months ended September 25, 2010 was $0.13 million, compared with $0.30 million net cash provided by investing activities in the same period last year. The decrease in net cash provided by investing activities was mainly due to the purchase of fixed assets in the first nine months of 2010.

Net cash provided by investing activities in the fiscal year 2009 was $0.2 million, compared with $58.5 million net cash used in investing activities in the fiscal year 2008. The increase was mainly due to the absence in the fiscal year 2009 of the purchase of four subsidiaries acquired in the fiscal year 2008.

Net cash used in investing activities in the fiscal year 2008 was $58.5 million, compared with $13.7 million used in the fiscal year 2007. The increase in the net cash used in investing activities was mainly due to acquisition of four subsidiaries in the fiscal year 2008.

Net cash flow from financing activities

Net cash provided by financing activities in the nine months ended September 25, 2010 was $3.48 million, compared with $11.44 million net cash used in financing activities in the same period in 2009. The increase in net cash provided by financing activities was mainly from cash proceeds from the April 14, 2010 private placement transaction.

Net cash used in financing activities in the fiscal year 2009 was $9.9 million, compared with $3.8 net cash used in financing activities in the fiscal year 2008. The increase was mainly due to repayments of long-term borrowings in the fiscal year 2009, partly offset by proceeds received from long-term borrowings in 2009.

Net cash used in financing activities in the fiscal year 2008 was $3.8 million, compared with $14.2 million of net cash provided by financing activities in the fiscal year 2007. The decrease was mainly due to a net reduction in short-term borrowing in 2008 and a net increase in short-term borrowing in 2007.

As of September 25, 2010, the amount, maturity date and term of each of our loans were as follows:

Lender	Amount Outstanding	Interest Rate	Maturity Date	Duration
Rural Credit Cooperatives Fangzi Branch	RMB 9,000,000 (approximately $1,344,600)	7.45%	January 13, 2011	1 year
Employee Loan (China Agricultural Bank Jimo Branch)	RMB 1,604,500 (approximately $239,712)	5.96%	December 25, 2010	1 year
Employee Loan (China Agricultural Bank Laixi Branch)	RMB 437,240 (approximately $65,324)	8.40%	December 25, 2010	1 year
China Industry and Commercial Bank Chengyang Branch	RMB 198,000,000 (approximately $29,581,200)	7.43%	November 2011	3 years
China Construction Bank Weihai Branch	RMB 40,000,000 (approximately $5,976,000)	6.37%	December 2011	2 years
TOTAL	RMB 249,041,740 (approximately $37,206,836)

We do not intend to use the proceeds from the public offering disclosed in this prospectus to pay off our debt that is due within the next 12 months. As the majority of our outstanding loans are real estate development loans, we believe that our operating cash provided by general sales is sufficient to repay the portion of such loans that is due within the next 12 months. We also believe that our currently available working capital should be adequate to sustain our operations at our current levels through at least the next twelve months. We may, however, in the future require additional cash resources due to changed business conditions, implementation of our strategy to expand our production capacity, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Obligations Under Material Contracts

The table below shows our contractual obligations as of September 25, 2010.

U.S. Dollars	Payments Due by Period
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
Long-term and short-term debt obligations	$37,206,836	$4,936,436	$32,270,400	$-	$-
Interest expense obligations for outstanding debt	2,839,252	125,000	2,714,252	-	-
Other obligations	-	-	.	-	-
Total	$40,046,088	5,061,436	34,984,652	$-	$-

Inflation

Inflation and changing prices have not had a material effect on our business, and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor price changes in the Chinese economy and the real estate industry and continually maintain effective cost controls in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to dramatic seasonal variations, although there is an increase in advertising and selling expenses when we begin pre-sales of new projects under construction. New market opportunities or new project introductions could change any perceived patterns, seasonal or operational.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition

Real estate sales are reported in accordance with the provisions of ASC 360-20, Property, Plant and Equipment, Real Estate Sales, Sales Other Than Retail Land Sales. Revenue from the sales of development properties where the construction period is twelve months or less is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract or agreement, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Revenue recognized to date in excess of amounts received from customers is classified as current assets under contracts receivable. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability.

Effective December 26, 2008, the Company adopted the percentage-of-completion method of accounting for revenue recognition for all building construction projects in progress in which the construction period was expected to be more than twelve months at that date. The full accrual method was used before that date for all of our residential and commercial projects. The Company changed to the percentage-of-completion method for contracts longer than one year as this method more accurately reflects how revenue is earned on these contracts, particularly for interim reporting purposes.

ASC 250 requires retrospective application of a change in accounting principle unless impracticable. The change to the percentage-of-completion method had no effect on our December 25, 2008 financial statements and we found it was impracticable to determine the effect on the December 25, 2007 financial statements as no progress reports detailing the percentage-of-completion of our contracts were prepared for that year. As such, the change in principle had no effect on retained earnings at December 26, 2008.

Revenue and profit from the sale of development properties where the construction period is more than twelve months is recognized by the percentage-of-completion method on the sale of individual units when the following conditions are met: (1) construction is beyond a preliminary stage; (2) the buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit; (3) sufficient units have already been sold to assure that the entire property will not revert to rental property; (4) sales prices are collectible and (5) aggregate sales proceeds and costs can be reasonably estimated. If any of these criteria are not met, proceeds are accounted for as deposits until the criteria are met and/or the sale consummated.

Under the percentage of completion method, revenues from units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of completion and applying that ratio to the contracted sales amounts. This ratio of completion is determined by the Company using data reported by licensed independent third party construction supervising firms hired by the Company as the contractors employed by the Company request advance payments and do not specifically allocate these costs to the various projects. Cost of sales is recognized by multiplying the ratio by the total budgeted costs. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenue recognized to date in excess of cash received from customers is classified as current assets under revenue in excess of billings. Amounts received from customers in excess of revenue recognized to date are classified as current liabilities under customer deposits.

Any losses incurred or identified on a real estate transaction are recognized in the period in which the transaction occurs.

From time to time, the Company participates in government-sponsored old city redevelopment projects, which typically involve villager relocation programs. Because of the fact that the relocated residents, who are the purchasers of new apartment units, are not assigned their units and do not make payments until the completion of the particular project according to the agreement with the government, it is impractical to use the percentage of completion method even though the construction period usually exceeds twelve months. In such cases, revenues are recognized under the full accrual method for the residential portion of the project.

Real Estate Capitalization and Cost Allocation

Properties under construction or held for sale consist of residential and commercial units under construction and units completed.

Properties under construction or held for sale are stated at cost or estimated net realizable value, whichever is lower.

Costs include costs of land use rights, direct development costs, including predevelopment costs, interest on indebtedness, construction overhead and indirect project costs. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods.

Costs of land use rights include land premiums and deed tax and are allocated to projects on the basis of acreage and GFA.

Allowance for Doubtful Accounts

The Company recognizes an allowance for doubtful accounts to ensure contracts receivable, related party receivables and other receivables are not overstated due to uncollectability. Bad debt reserves are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s or debtor’s inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customer’s or debtor’s operating results or financial position. If circumstances related to customers or debtors change, estimates of the recoverability of receivables would be further adjusted. As of September 25, 2010 and December 25, 2009, the allowances for doubtful accounts are $1,054,948 and $1,617,114 for contracts receivable, and $428,626 and $272,361 for other receivables, respectively.

An allowance for contracts receivable is established as follows: 50% of the balances aged between one and two years and over RMB100,000 (approximately $15,000); 10% of the balances aged between one and two years and under RMB100,000 (approximately $15,000); and 100% of the balances aged over two years.

Land Appreciation Tax (“LAT”)

In accordance with the relevant taxation laws in the PRC, the Company is subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures, including borrowings costs and all property development expenditures. The tax rules to implement the laws stipulate that the whole project must be completed before the LAT obligation can be assessed. Accordingly, the Company records the liability and the related expense at the completion of a project, unless the tax authorities impose an assessment at an earlier date. Deposits made against the eventual obligation are included in prepaid expenses.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We are exposed to interest rate risk primarily with respect to our short-term bank loans and long-term bank loans. Although the interest rates, which are based on the banks’ prime rates with respect to our short-term loans, are fixed for the terms of the loans, the terms are typically three to twelve months for short-term bank loans and interest rates are subject to change upon renewal. There were no material changes in interest rates for short-term bank loans renewed during the nine months ended September 25, 2010.

A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities under which we had outstanding borrowings as of September 25, 2010, would decrease net income before provision for income taxes by approximately $279,051 for the nine months ended September 25, 2010. Management monitors the banks’ prime rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated sales and virtually all our consolidated costs and expenses are denominated in RMB. All of our assets are denominated in RMB, except for a small portion of cash, which is denominated in U.S. dollars. As a result, we are exposed to foreign exchange risk as our sales and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB. If RMB depreciates against the U.S. Dollar, the value of our RMB sales, earnings and assets as expressed in our U.S. Dollar financial statements will decline. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive income, a component of shareholders’ equity. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has not been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar or Euro in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in RMB exchange rate and lessen intervention in the foreign exchange market.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material effect on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net sales if the selling prices of our products do not increase with these increased costs.

BUSINESS

Business Overview

We are one of the leading real estate development companies located in Qingdao, Shandong province, China. We began operations in 2001, and in 2008 we were recognized in the official City of Qingdao Commission of Development & Construction’s evaluation as one of the top ten real estate developers in Qingdao, measured by a combination of revenue, customer satisfaction, as well as several other factors.

We develop and sell residential and commercial properties, targeting middle and upper income customers in the coastal region of the Shandong peninsula (Greater Qingdao) located in northeastern China, including the cities of Qingdao, Weihai and Yantai, as well as other inland locations, such as Weifang.

Since our inception, we have completed 17 projects having a GFA of 1,461,991 square meters, of which approximately 95% has been sold. In addition, we have six projects under construction with a total GFA of 508,342 square meters.

In fiscal year 2009, our total sales increased 22.4% to $94.3 million from $77.0 million in fiscal year 2008. Our gross profit increased 17.3% to $36.0 million in fiscal year 2009 from $30.7 million in fiscal year 2008, while our net income before extraordinary item increased 11.6% to $21.2 million in fiscal year 2009 from $19.0 million in fiscal year 2008.

Our mission is to provide high-quality, comfortable, and convenient living space to middle and upper income customers, primarily in Shandong Province and in other provinces in China, while also earning for our shareholders an internal rate of return that exceeds our cost of capital. We expect to increase our market share through aggressive internal growth and prudent acquisitions in Shandong Province and in other provinces in China. Our goal is to be one of the top two real estate developers in Greater Qingdao in the next five years by capturing and exploiting the growth opportunities in Shandong Province and by providing the most desirable coastal and inland apartments to middle and upper income customers, as well as by increasing our development of commercial properties.

Our Industry

The Real Estate Industry in China

China’s real estate sector is in the early stage of a long-term growth cycle, supported by growth in its gross domestic product, or GDP, rising demand for housing, and substantial structural changes.

China has experienced rapid economic growth in the last 20 years. According to the National Bureau of Statistics, China’s GDP achieved an annualized growth rate of 17.1% from 2004 to 2008. According to the National Bureau of Statistics of China, China’s GDP in 2009 was RMB 33.5 trillion, up 8.7% from 2008. The official per capita data for 2008 and 2009 is not yet available as of the date of this prospectus.

Despite the recent global economic recession, China is expected to achieve relatively good economic growth in the next several years, compared to many other major economies in the world.

Sources: World Economic Outlook database, IMF

China’s real estate bull market began more than six years ago. Despite the moderations in growth caused by the global economic weakness in 2008 and 2009, we believe the structural forces in China support continuing good demand for real estate in China during the next 10 years. The two primary drivers for this long-term real estate demand in China are urbanization (which includes both the expansion and development of cities and the dramatic migration of people from rural to urban areas) and the rising disposable income per capita in the cities.

Increasing Urbanization

At the end of 2009, 621 million people were living in urban areas, accounting for 46.6% of total population of 1.33 billion, according to the National Bureau of Statistics of China. The Ministry of Housing and Urban-Rural Development of China estimated in 2007 that China’s urban population in 2015 would exceed 800 million people.

Another source, the United Nations’ State of World Population 2007, reported that approximately 18 million people in China are expected to migrate from rural to urban areas each year, and that the urban population would reach about 870 million people in the next 10 years.

The rural to urban migration is likely to continue, both because of the potential for higher income and greater wealth accumulation, and because of the evolution of China’s farming toward larger-scale and more efficient methods that require fewer people to do the agricultural work.

With the substantial housing demand created by the structural shift of the migration, the urban real estate market has been thriving. That long-term trend is expected to continue.

Increasing Disposable Incomes

According to the 2009 annual report of the National Bureau of Statistics of China, disposable income per capita in urban areas between 2000 and 2008 has grown at a compound average annual growth rate of 12.2%, from RMB 6,280 (approximately $919) in 2000 to RMB 15,781 (approximately $2,311) in 2008. As disposable income per capital increases, urban residents have strong motivation to improve their living conditions by purchasing new or larger properties, demonstrated by urban living expenses per capita in the same years that have steadily increased at a compound annual growth rate of 10.7%, from RMB 4,998 (approximately $732) in 2000 to RMB 11,243 (approximately $1,646) in 2008, which is the most recent year available for this measurement.

Rural dwellers are drawn to cities primarily by the potential of higher incomes and greater wealth, because urban jobs generally pay higher wages and salaries.

The latest data from the National Bureau of Statistics of China shows that both disposable income and wealth accumulation are higher for urban dwellers and confirms the economic attractiveness of the migration from rural to urban areas.

Annual per capita disposable income and expenses (RMB)	2002	2003	2004	2005	2006	2007	2008
Urban per capita
Disposable income of urban households	7,703	8,472	9,422	10,493	11,760	13,786	15,781
Consumption expenditures of urban households	6,030	6,511	7,182	7,943	8,697	9,998	11,243
Net increase in wealth, urban	1,673	1,961	2,240	2,550	3,063	3,789	4,538
Rural per capita
Net income of rural households	2,476	2,622	2,936	3,255	3,587	4,140	4,761
Living expenditures of rural households	1,834	1,943	2,185	2,555	2,829	3,224	3,661
Net increase in wealth, rural	642	679	751	700	758	917	1,100

Growth of the Chinese Real Estate Industry

The growth in China’s real estate industry is reflected in the growth of investment in real estate development, total GFA sold, and average home prices. According to the National Bureau of Statistics of China, total investment on real estate development in 2009 was RMB 4.307 trillion (approximately $630 billion), up 19.9% from 2008.

According to the National Bureau of Statistics of China, the total GFA of residential and commercial properties sold increased from 224.1 million square meters in 2001 to 937.1 million square meters in 2009, a compound annual growth rate of 19.6%.

Rising disposable income in the second-tier cities has lured top luxury goods manufacturers, including LVMH Group (one of the world’s largest luxury goods companies), to expand aggressively into key second-tier cities. The Chinese government has also been instrumental in stimulating regional growth by designating certain second-tier regions as priority zones. These actions are benefitting the Greater Qingdao area, our primary market. According to the Qingdao Municipal Bureau of Statistics, between 2005 and 2009, Qingdao’s urban disposable income per capita grew by a compound annual growth rate of 12.1% to RMB 22,368.

Recent Efforts by the Chinese Government to Cool Down the Real Estate Industry

In response to concerns over the scale of the increase in property investments, the PRC government has implemented measures and introduced policies to curtail property speculation and promote the healthy development of the real estate industry in China. On January 7, 2010, the PRC State Council issued a circular to control the rapid increase in housing prices and cool down the real estate market in China. It reiterated that the purchasers of a second residential property for their households must make down payments of no less than 40% of the purchase price and real estate developers must commence the sale within the mandated period as set forth in the pre-sale approvals and at the publicly announced prices. The circular also requested the local government to increase the effective supply of low-income housing and ordinary commodity housing and instructed the PBOC and the China Bank Regulatory Commission to tighten the supervision of the bank lending to the real estate sector and mortgage financing.

On February 25, 2010, the PBOC increased the reserve requirement ratio for commercial banks by 0.5% to 16.5% and has further increased it from 16.5% to 17.0% effective May 10, 2010. Further, in order to implement the requirements set out in the State Council's circular, the MLR issued a notice on March 8, 2010 in relation to increasing the supply of, and strengthening the supervision over, land for real estate development purposes.

In April 2010, the PRC State Council issued a further circular, which provided as follows: purchasers of a first residential property for their households with a gross floor area of greater than 90 square meters must make down payments of no less than 30% of the purchase price; purchasers of a second residential property for their households must make down payments of no less than 50% of the purchase price and the interest rate of any mortgage for such property must equal at least the benchmark interest rate plus 10%; and for purchasers of a third residential property, both the minimum down payment amount and applied interest rate must be significantly higher than the relevant minimum down payment and interest rate which would have been applicable prior to the issuance of the circular (the specific figures shall be decided by the relevant bank on a case-by-case based on the principle of proper risk management). Moreover, the circular provided that banks can decline to provide mortgage financing to either a purchaser of a third residential property or a non-resident purchaser.

The purpose of these measures appears to be to curb price speculations in certain housing markets from two sides. On the demand side, the objective appears to be to constrain speculative trends by requiring tighter conditions and stricter bank loans for “second, third, fourth, or more” homes than are typical for primary home buyers. The policy makes it more difficult and more costly to purchase homes only for price speculation.

On the supply side, the government is endeavoring to push for a higher quantity of homes to meet the needs of low-income and middle-income buyers of primary homes.

In considering all the government’s housing policies, given (a) the supply of affordable housing is likely to increase in the next year, (b) the government regulation of loans to developers to reduce speculative building for speculative buyers, (c) pressures for supplying affordable housing for primary buyers, (d) possible competitive market pressures for lower pricing as speculative owners of existing but unoccupied homes try to sell before the market weakens, and (e) bank loan restrictions that reduce the cash available for non-primary homes, we believe that the likely result will be incentives for and market pressures on developers to supply affordable housing in higher volumes, while at the same time moderating or lowering both the prices and the number of housing units available in the speculative portion of the housing market.

Shandong Province

We conduct most of our operations in Shandong Province, including the city of Qingdao and two other smaller cities, Weihai and Weifang. Shandong Province, which includes Greater Qingdao, is located in northeastern China, on the gulf called the Bohai Sea and on the Yellow Sea. It includes the Shandong peninsula in the east and a central hilly complex surrounded by part of the intensively cultivated northern China Plain. The flood-prone Yellow River crosses northern sections. Wheat and soybeans are the chief crops, and wild silk is important on the peninsula. Major resources are the Shengli petroleum fields in the north and extensive coal deposits at Zibo, Boshan, and Zaozhuang. Jinan, the capital, and the Qingdao and Zibo municipalities are major urban areas. Settled as early as the 3rd century BC, Shandong was part of China during the Shang dynasty and played a major role in ancient Chinese history. It was venerated as the birthplace of the philosophers Confucius and Mencius.

Shandong Province is approximately 153,300 square kilometers in area, with a population density of 1,859.9 people per square kilometer.

Greater Qingdao

Greater Qingdao includes the cities of Qingdao, Jimo, Laixi, Pingdu, and three smaller cities. Located in the China-Japan-Korea triangle, Qingdao is a one-hour flight from Seoul and a two-hour flight from Tokyo.

Qingdao is a major naval base, an industrial center, and a port on the Yellow Sea at the entrance to sheltered Jiaozhou Bay. The port, which rarely freezes over, serves the industrialized northern China Plain and was expanded in 1976 to include an oil terminal for large tankers on Huang Island.

The leading manufactured goods of the city include textiles, railroad equipment, rubber goods, fertilizer, and chemicals. Tsingtao beer, brewed here since Germany leased the Kiaochow territory (1898-1914), is sold around the world. Qingdao was transformed by the Germans from a small fishing village into a modern European-style industrial port in the early 20th century. As a result of the reform and industrial restructuring in the past two decades, major industries, including electronics and information technology, appliances, engineered materials, brewing, automobiles, and shipbuilding, have grown dramatically in Qingdao. The Shandong Oceanography College is also located here.

Qingdao is considered one of the most livable cities in China as reported by various Chinese media outlets including CCTV. As one of China’s top ten economically dynamic cities ranked by the National Bureau of Statistics of China, Qingdao has an excellent environment for investment and living. It offers fairly priced markets, good infrastructure facilities, comfortable living conditions, efficient government operations, sound public security, good personal and property safety, and glorious days in the city, at the beach, sailing, or hiking in the mountains.

Economic Growth

Shandong has experienced rapid economic growth in the last 20 years. According to National Bureau of Statistics of China, Shandong’s GDP per capita increased from RMB 10,195 (approximately $1,492) in 2001 to 35,796 (approximately $5,232) in 2009, a compound annual growth rate of 17.0%.

Qingdao is the leading city in the Shandong peninsula, measured by GDP and the GDP growth rate. As one of China’s top ten economically dynamic cites, GDP per capita in Qingdao exceeded $8,000 in 2009, making it the seventh most economically competitive city in China, according to the Qingdao Municipal Commission of Development and Reform.

Compared to tier-one cities, we believe Qingdao will continue its growth momentum for quite a few years. Its strong economic fundamentals should provide a solid foundation for growth in the real estate sector.

Qingdao hosted the sailing competitions of the Olympic and Paralympic Games in August and September 2008, which boosted the city’s economy due to the Olympic participants and visitors, as well as to the new fixed assets built to support the Olympic games and festivities, especially the Qingdao International Marina & Olympic Sailing Center. Built on the site of the former Beihai shipyard on Fushan Bay, the new Qingdao International Marina & Olympic Sailing Center covers a total area of 450,000 square meters, plus major and secondary breakwaters, an embankment, a quay, and the renovation of the shore wall. The facility serves as the home port of several sailing organizations. Qingdao hosted the Volvo Ocean Race 2008-2009 as the Chinese port city on the world circuit.

Economic Stimulus Plans

In response to the global financial and economic crisis, the Chinese government announced a RMB 4 trillion stimulus program on November 27, 2008. Subsequently, on March 6, 2009, the National Development and Reform Commission Director announced a reshaping of that economic stimulus package that retained the investment total of RMB 4 trillion but adjusted its focus. Within the RMB 4 trillion package, about RMB 400 billion will go toward civil works, including low-income housing and renovation, which we believe will benefit Shandong Province. Two additional categories (technology advances & industry restructuring for RMB 370 billion and infrastructure for RMB 1.5 trillion) are also expected to benefit industries in Qingdao, Weihai, Weifang, and the entire Shandong Province.

On February 26, 2009, China’s State Council reinforced China’s 2008 stimulus package by further measures to stimulate specific industries in 2009. The industries include automobile, iron and steel, textiles, equipment manufacturing, shipbuilding, electronics and information technology, petrochemicals, light industries, nonferrous metals, and logistics.

We believe China’s RMB 4 trillion stimulus package and its further efforts focused on 10 industries will improve Qingdao’s economy, further strengthen the region’s long-term competitive ability, and support the demand for middle and upper income housing, as well as the need for better commercial and office space, and a few world-class hotels. However, although individuals and governments around the world hope that government stimulus efforts will have the desired effects, the true benefit from these and perhaps additional stimulus efforts by local, provincial, and national governments in China, as well as by other countries, still remain uncertain.

The Qingdao Real Estate Market

Qingdao’s real estate market has experienced strong growth since 2001. The table below shows housing demand in Qingdao between 2003 and 2008. In 2009, GFA completed was 8.14 million square meters, and GFA sold was 12.62 million square meters, with an average price per square meter of RMB 5,576.

	2003	2004	2005	2006	2007	2008	2009	CAGR
GFA completed (millions m2)	5.52	6.35	8.11	6.54	6.41	6.72	8.14	4.1%
GFA sold (millions m2)	4.69	5.16	7.40	7.19	8.33	7.70	12.62	11.2%
Average price per sq. meter (RMB)	2,392	2,967	3,604	4,249	5,202	5,096	5,576	16.6%

Source: Qingdao Statistics Yearbook 2004-2008 & Qingdao Municipal Bureau of Statistics

Good demographic and economic factors, including emerging high-tech industries and increasing foreign capital inflow, bode well for Qingdao’s future growth.

Growth factors include the transition of certain industries to higher value-added business (especially high-technology and services), rising GDP per capita, increasing foreign investment, and expanding foreign retailing and hotel operations. Between 2000 and 2008, Qingdao’s GDP per capita achieved a 16.1% compound annual growth rate, while Qingdao’s urban disposable income per capita grew at a point-to-point compound annual growth rate of 12.4% from 2000 to 2008.

In addition, efforts by Qingdao’s local government to create clear strategies, institute attractive policies, and invest in the necessary infrastructure are focused on creating favorable investment environments.

Qingdao is focused on expanding its three relatively new industries: its modernized seaport, tourism, and marine science. The city also continues to enlarge its traditional industries of electronics and home appliances; petrochemicals; automobile; locomotive; ship building; and engineered materials. With Qingdao’s base as a seaport, this robust city is also building a regional shipping center, a logistics center, a service center, a financial center, and a high-technology industry development center.

Qingdao’s thrust to expand its industries and its recent experience as the world’s host for the sailing events of the Olympics and Paralympics are combining to grow this energetic city as it increases its role in the global marketplace. Qingdao's development is based on the concept of "three-point layout," "one-line planning," and "group development strategy."

The "three-point layout" refers to the development of the Jiaozhou Bay region relying on the three basic points of the old urban districts of Qingdao, Huangdao, and Hongdao, and the construction of the new urban district by connecting the three points with a transoceanic bridge or undersea tunnel and the Jiaozhou Bay Expressway.

The "one-line planning" refers to building a coastal highway from Langyatai in Jiaonan to Tianhengdao Island in Jimo, which will connect all parts of the city to form a main urban development belt.

The "group development strategy" refers to the expansion of business groups on both sides of the coastal highway. There will be seven development groups respectively in Tianhengdao Island, Aoshan, Zhucheng, Hongdao, Huangdao, Jiaonan, and Langyatai, which will push forward the urbanization of the adjacent regions. To carry out the west coast development strategy and construct those seven areas, the municipal government will relocate ports to the western coast, and plans to establish an international port and an international transshipment port.

The Qingdao Economic and Technological Development Zone, or QETDZ, is one of the state-level economic and technological development zones approved by China’s State Council. The zone is located on the west coast of Jiaozhou Bay, which is connected to the Bohai Sea Economic Belt. It is in the center of the Greater Qingdao strategy that aims to create huge development potential. In the recent assessement report by the Department of Commerce of China, the Qingdao Economic Technology Development Zone was ranked fifth overall. The Qingdao Economic Technology Development Zone was regarded among the top ten in the areas of comprehensive competitiveness, infrastructure facilities, human resources supply, social and environment protection, and environment for technical innovation.

According to the official website of the Qingdao Economic Technology Development Zone, so far, a total of more than RMB 30 billion has been invested in the construction of infrastructure facilities in the zone. The Qianwan international port, inside the QETDZ, has a 100 million ton capacity, is the largest modern container deep-water dock in China, and links with more than 100 shipping routes to all parts of the world.

With the approval of the Shandong Provincial Government, Qingdao has established six provincial-level economic and technological development zones, including the development zones in Jimo, Laixi, Pingdu, Jiaonan, and Jiaozhou, and the Coastal economic and technology development zone. These development zones have complete infrastructure facilities with beneficial investment policies and convenient transportation.

The Weihai Real Estate Market

According to the Weihai Bureau of Statistics, approximately 4.0 million square meters of GFA were sold in Weihai in 2007, up 57.5% from 2006; approximately 4.0 million square meters were sold in 2008, down 1.0% from 2007; and approximately 4.5 million square meters were sold in 2009, up 13.7% from 2008. The 2009 figure is an estimate based on 11 months actual that has been annualized. The actual numbers for the year 2009 are not yet available.

The table below shows Weihai’s recent GFA completed, GFA sold, and average price per square meter for all commercial and residential property transactions in the city. The 2009 figures are estimates based on 11 months actual that have been annualized. GFA completed in 2009 is not yet available, GFA sold was 4.5 million square meters, and average price per square meter was RMB 3,434, all based on the annualized 11 months of 2009.

	2003	2004	2005	2006	2007	2008	2009*	CAGR*
GFA completed (millions m2)	1.73	1.55	2.39	2.66	3.91	4.06	na	18.6%
GFA sold (millions m2)	1.64	1.96	2.25	2.55	4.02	3.98	4.52	19.4%
Average price (RMB)	1,590	1,800	2,028	2,301	2,915	2,993	3,434	13.5%

* 2009 data is estimated based on annualizing the 11 months of 2009, as defined in the text above. The compound annual growth rate is for 2003-2008; 2009 was not used since it is an estimate based on annualizing the 11 months of 2009.

Source: Weihai Statistical Yearbooks 2004 to 2008 & Weihai Municipal Bureau of Statistics

As reflected in the above chart, supply and demand have been almost matched in Weihai’s property market and both have increased over the last five years.

With total GFA sold of about 4.0 million square meters in 2008, the Weihai housing market has grown at a compound annual growth rate of 19.4% in the six years between 2003 and 2009.

Our Competitive Strengths

We believe the following strengths allow us to compete effectively in the Chinese real estate development industry:

  We have a proven track record of successful large-scale properties development. Since our inception in 2001, we have successfully completed 17 projects having a GFA of 1,461,991 square meters, of which approximately 95% has been sold. In addition, we have six projects under construction with a total GFA of 508,342 square meters. All of our projects have featured modern facilities and attractive landscaping that provides comfortable and convenient lifestyles. Since our inception, we have focused on providing mid-sized apartments for middle-income residents and have gained an in-depth understanding of the preferences of our target customers. Most of the apartments we develop are units ranging from 40 square meters to 100 square meters, with an average price of less than RMB 4,000 per square meter (approximately $585 per square meter). Our ability to cater to our customers’ preferences has been a major factor in the growth of our business. By leveraging our experience and track record, we believe that we can penetrate into the real estate markets in other tier two and tier three cities in China.

  We have a widely recognized brand name in an attractive coastal market. We have received many awards that acknowledge the quality of our real estate developments. For example, in 2008, we were recognized in the official City of Qingdao Commission of Development & Construction’s evaluation as one of the top ten real estate developers in Qingdao, measured by a combination of revenue, customer satisfaction, as well as several other factors. In March 2007, the Company was named one of the nation’s elite “Trustworthy Homebuilders” by the National Commission of Housing Market Oversight and National Commission of Consumer Right Protection. In the same year, the Company’s Jiangnan Garden development project was voted one of the country’s “Top 100 Housing Development Projects” in terms of consumer satisfaction. In December 2006, the Company was ranked among China’s top 500 developers by the National Bureau of Statistics’ Department of Fixed Asset Statistics. We believe that the quality of our real estate developments and the recognition of our brand name by our customers are important to our success.

  We have an experienced management team. Our management team has extensive operating experience and industry knowledge. Our Chairman, Mr. Antoine Cheng, has many years of experience in working with businesses and has developed good business contacts, including in the real estate development business in China. Our Chief Executive Officer, Mr. Weiqing Zhang, has more than 15 years of experience in real estate development, during which he has successfully developed more than two million square meters of GFA and has also served in strategic planning and general administration functions. Our Chief Financial Officer, Mr. Zhaohui John Liang, has over 15 years of experience in real estate finance, investment and development, and previously oversaw the real estate portfolio of one of the largest U.S. retail chains with $9 billion in annual sales. This extensive industry experience is combined with extensive operating experience. For example, Mr. Yang Chen, our President, has more than 17 years of experience in accounting and financial management. All of executive officers have bachelor’s or master’s degrees in business administration or accounting. In addition, our staff is well trained and is motivated by our incentive programs. We offer employees a variety of relevant training programs.

  We have substantial land reserves at premier locations for use as new development projects. We believe that our ownership of premium land reserves and the fact that we have already planned the development of specific projects for some of those land reserves gives us an advantage over our competitors who do not have similar reserves and must acquire land before commencing their next projects. We characterize our locations as “premier” or “premium” because they have the following attributes: (1) irreplaceable location and high barrier to entry resulting from a very involved zoning process (a good example is the Longhai International Hotel site, located 10 meters away from the biggest city public beach of Northern China and on the very last parcel zoned for our targeted use on this stretch of beachfront); (2) location in high-density, downtown or center-city areas, with close proximity to commercial activity within the inner circles of traditional and established urban settings, with convenient transportation; and (3) land that commands considerably higher prices than its acquisition cost. Please see “Projects” for details about our land reserves.

  We have a strong financial profile and excellent credit record. Through credit facilities with top Chinese banks, including Industrial and Commercial Bank of China, who has given us a AA rating, we are able to prudently leverage our business and take advantage of business opportunities.

  We have a compelling growth strategy. We expect to continue our growth by: (i) achieving higher returns on projects by developing hotels and villas for upper income customers; (ii) continuing development of large middle income residential projects; (iii) expanding operations to other tier two and tier three cities in the Shandong Province and in other provinces in China; and (iv) acquiring projects from distressed developers.

Our Growth Strategy

We intend to increase our market share through aggressive internal growth and prudent acquisitions that are primarily focused on outstanding land or projects in the Shandong Province and in other provinces in China. We intend to achieve this objective by pursuing the following strategies:

  We plan to continue to expand in Shandong Province through new urban development projects. In the next five years we will continue to focus on real estate development along the coastline of the Shandong peninsula, particularly in the Qingdao and Weihai regions. Given our knowledge and experience, we expect to increase our market share in those areas. For example, our strategic plan includes construction of an office building and a large upper-income community of villas in coastal Weihai. We also plan to create a high-rise resort hotel on the Stone Old Man beach in Qingdao, where we already own the land rights. We believe that the Qingdao-Weihai region is one of the most suitable and beautiful living areas in China. The region also features good economic growth. We believe that the real estate market in the Qingdao-Weihai region will remain strong over the next several years, not only due to the market awareness created by the global media coverage of Qingdao and its Olympic sailing events, but also because of the unique attraction the region holds for international customers, travelers and investors.

  We plan to continue to provide cost-effective properties for middle income customers. The growing number of middle- income consumers in China has provided attractive and sustainable growth opportunities for real estate developers. As disposable incomes for urban residents increase, we believe they have strong motivation and sufficient financial capacity to improve their living conditions by purchasing new or better properties. We intend to capitalize on the growth opportunities by continuing to offer high-quality mid-sized residential units featuring modern designs and convenient facilities at competitive prices.

  We plan to penetrate the high-end real estate market. We intend to penetrate into the high-end real estate market by developing villas, hotels, and commercial and office buildings that generate high returns. We have three projects in planning in that category. The first is a large community of villas and hotel-serviced apartments on the beach in Weihai. The second is an office building in Weihai, the Weihai International Plaza, that we believe will generate both sales and continuing rental income for us. The third, the most interesting of our plans, is the luxury resort hotel, the Longhai Hotel, which will be located just across the street from the Stone Old Man beach in Qingdao. Construction for the hotel is expected to start in August 2011. The construction of Weihai International Plaza is nearly finished and we have obtained all necessary permits and licenses for this project. The other two projects are still in the planning stage and we have obtained the certificates for land use right regarding these two projects. We will obtain all other necessary permits and licenses when we move to the development phase. We do not anticipate any significant impediments to beginning construction of these two projects. The architectural and engineering firm we have selected is Epstein, headquartered in Chicago, a city famous for innovative architecture. We believe the upscale business and tourist volume in Qingdao will provide the sustained demand for such a beautiful luxury hotel. These high-end projects should generate higher returns on investment than middle-income residential properties.

  We plan to improve project management and cost control. We will improve our project management by adopting more stringent financial disciplines in our operations at each stage that will help us to increase our returns on our project investments. We will use our capital more effectively by better managing our assets, receivables and expenditures to attain pre-set targets. We will better anticipate the best land rights reserves for development and will be able to capture them at the lowest prices to maximize our potential returns on our land and on our project investments. Further benefits should include a more consistent cash flow from our pre-sales to achieve both better cash availability for our projects and a prudent debt-to-total-capital ratio that will keep us in the optimum range for our cost of capital. The results should be lower effective interest rates on our debt and better cost competitiveness for our company.

Project Development Process

We have adopted a systematic approach to real estate development that includes land rights acquisition, site planning and development, architecture and engineering, construction, marketing and pre-sales.

We acquire land rights by (1) participating in public tender, auction, and listing for sales of land; (2) mergers or acquisitions of companies, including related companies, owning land use rights; and (3) purchasing distressed projects that have not been completed. After we have obtained the development rights for land, we usually are required to pay a land premium to acquire the land rights, in accordance with laws and regulations.

Specifically, we acquire many of our land rights from companies owned by Longhai Group, a company wholly-owned by Mr. Antoine Cheng, our Chairman. Longhai Holdings and Longhai Group are under common control, but do not have any other relationship. Longhai Group’s primary business is infrastructure and building construction. Through its infrastructure construction business, Longhai Group works with local governments and often finances (by agreeing to be paid sometime following the completion of construction instead of being paid as construction progresses) the government’s public infrastructure projects that can include old city relocation projects. In exchange for such financing, the local governments invite Longhai Group to bid for premium parcels of land for residential use at public auction or grant Longhai Group the right of first refusal to bid for industrial parcels for which Longhai Group already has land use rights, but whose use has been changed to real estate development. Such rights are provided to Longhai Group on a continuous basis by local governments, which is consistent with the government’s long-term policy. Since Longhai Group does not have the necessary license to engage in residential development in China, it often sells companies owning these land use rights to us so that we may develop these parcels using our real estate development license.

We acquired the following four subsidiaries that were wholly-owned or majority-owned by our affiliate, Longhai Group: Qingdao Xudong; which owns the land use rights for Dongli Garden Phase 1 and Phase 2; Weifang Longhai Industry, which owns the land use rights for Fuxiang Huayuan 1 & 2; Caoxian Industrial, which owns the land use rights for Xingfu Renjia 1 & 2; and Longhai Real Estate, which owns the land use rights for Longhai Mingzhu. The purchase terms for these four acquisitions are summarized as follows:

  On January 24, 2008, we acquired from Longhai Group and other unaffiliated shareholders of Qingdao Xudong 100% of their equity interests in Qingdao Xudong for RMB 60,000,000 (approximately $8.3 million). Longhai Group owned approximately 74% of Qingdao Xudong.

  On August 27, 2008, we acquired from the shareholders of Weifang Longhai Industry 100% of their equity interests in Weifang Longhai Industry for RMB 30,000,000 (approximately $4.4 million). Longhai Group owned approximately 95% of Weifang Longhai Industry. Mr. Antoine Cheng had substantive control over 100% of the acquired entity.

  On June 25, 2009, we acquired from the shareholders of Caoxian Industrial 100% of their equity interests in Caoxian Industrial for RMB 15,000,000 (approximately $2.2 million). Mr. Antoine Cheng had substantive control over 100% of the acquired entity.

  On September 25, 2009, we acquired from the shareholders of Longhai Real Estate 100% of their equity interest in Longhai Real Estate for RMB20,000,000 (approximately $2.9 million). Longhai Group funded the purchase. Mr. Antoine Cheng had substantive control over 100% of the acquired entity.

See Note 2, Acquisition of Subsidiaries, to the Consolidated Financial Statements for the years ended December 25, 2009, 2008 and 2007 for detailed description of these transactions. Because the above acquisitions are considered as acquisitions from a related party, Mr. Antoine Cheng, the controlling person of both Longhai Group and our Company, determined the purchase price in each instance. In each case, Mr. Cheng determined that the purchase price should be at least the book value of each subsidiary (i.e., the total assets minus its intangible assets and liabilities), as adjusted for reasonable historical carrying costs and other expenses.

Longhai Group has not sold land use rights to other entities since our inception. Longhai Group is not obligated to present land use rights to us for purchase.

We also directly acquired the land use rights for the following projects from public auctions: Jiangnan Garden 1, 2, 3, 6 & 7, Decorative Materials Center, Shanghai Garden 1-3, Fenglin Oasis, Yuyuan Fengjing, Longze Yuyuan, Jiangshan Dijing, Shanshui Longyuan, Sunshine, and Huashan Town. In some cases, because Longhai Group does not have the necessary license to engage in residential development in China, and we hold the Level 1 Certificate of the Qualifications of Real Property Development Enterprises, Longhai Group allows us to directly participate in these auctions on its behalf as a related party under common control. The Company did not pay consideration to Longhai Group or parties related to Longhai Group for its right to participate in the public auctions on Longhai Group’s behalf. In these cases, the governmental land bureau holding the auction is given full disclosure that Longhai Group and the Company are related parties under common control, and that Longhai Group wishes to have us participate in the auction on its behalf. Our projects that utilize or utilized land use rights that we won from in this manner include: Jiangnan Garden 1, 2, 3, 6 & 7, Decorative Materials Center, Shanghai Garden 1-3, Fenglin Oasis, Yuyuan Fengjing, Longze Yuyuan, Jiangshan Dijing, and Shanshui Longyuan. The land use rights for the projects of Sunshine and Huashan Town were acquired solely by us from public auctions. We do not have any other related parties under common control that have the requisite licenses to develop residential property.

In addition, we acquired the following four subsidiaries, which own land use rights, through arms-length transactions from entities not related to Longhai Group or Antoine Cheng: Weihai Economic, which owns land use rights of Longhai International Plaza and Longhai Lidu 1&2; Weihai Mingwei, which owns land use right of Weihai Beach Resort; Weifang Longhai Zhiye, which owns land use right of Oumei Complex 1 & 2; and Weifang Qilu, which owns land use right of Qilu Textile Centre. See Note 2, Acquisition of Subsidiaries, to the Consolidated Financial Statements for the years ended December 25, 2009, 2008 and 2007 for more details.

The government’s long term policy is to engage in on-going cooperation relationships with trusted and qualified contractors, such as Longhai Group, who has a proven track record in public projects, in order to meet the local municipalities’ long-term urban development, redevelopment and revitalization needs. Typically, the public projects involved are large-scale urban development, redevelopment, relocation, or revitalization undertakings that include land development, build-out of major highway systems, bridges and other infrastructure networks, and major public/governmental buildings. As part of these projects’ master planning, a portion of the land in the overall projects is zoned for real estate development uses. Due to insufficient governmental/public funding resources, many local governments enter into agreements with selected contractors, such as Longhai Group and its subsidiaries, in which the contractors agree to receive deferred payments for the development costs of the public portion. As the public portion of the projects is completed, the government proceeds to an auction process on the land use rights in connection with the land zoned for development uses. In Longhai Group’s case, the local governments invite Longhai Group to bid for parcels of land as a preferred candidate or grant Longhai Group the right of first refusal to bid for industrial parcels for which the Longhai Group already has land use rights, but whose use has been changed to real estate development.

Very often we participate in these auctions on behalf of Longhai Group as a related party under common control. Regardless of who wins the auction, part of the governments’ proceeds from the auction is returned to Longhai Group to repay its pre-paid development costs. As long as these needs exist, and as long as Longhai Group provides financial benefit, we believe that the government will continue to consider Longhai Group and us preferred candidates in the bidding process of land parcels. Currently, Longhai Group’s subsidiaries continue to be engaged by local governments in on-going infrastructure projects.

Longhai Group always has to compete with other contractors and developers to participate in the development of public portions of development and redevelopment plans. The construction industry in China does not require a formal public bidding process for each development project. Local government agencies in various municipalities have different processes in selecting contractors to participate in public projects. Sometimes the process involves competitive formal bidding, in which case Longhai Group has to compete with other contractors based on various government-set criteria and participate in formal public bidding processes, while at other times local authorities simply select contractors based on specific qualification criteria, such as track record, experience in cooperating with the government in public projects, and/or financial capability in providing financing to local governments. In the latter case, there is no formal public bidding process involved. As a result, in both cases Longhai Group has to compete with other contractors for development of the public portions although a formal bidding process is not involved when the local government agencies select contractors simply based on specific qualification criteria as described above. Due to its long-term track record and deep experience in cooperating with the government in public projects, as well as its rare financial capability in providing financing to local governments from its own resources, in many cases, Longhai Group is very competitive and often selected by local governments.

Based upon our experience in the market in which we operate, while the government previously allowed land to be transferred from the government to private holders by agreement, regulations now provide that all land use rights are granted by way of a public auction, held by the land bureau of the relevant local government. A public invitation to bid is published in major newspapers and a deadline is set. The land bureau then appoints a project-specific task team to evaluate qualifications and bids submitted by developers. Qualification credentials examined by the government typically include: track record of development activity, financial strength, development qualification level under Certificates of the Qualifications of Real Property Development Enterprises issued by the Ministry of Housing and Urban-Rural Development (levels are 1-4), and experience/history in cooperating with the government in public projects. There is typically a comprehensive ranking system with points assigned to each qualification category. Bidders who do not meet all of the qualification requirements are disqualified. Both the bid amount and the overall points received in the ranking system are used to select which bidder is to be granted the land use rights. In many cases, the Company is one of very few bidders who meets all the requirements and scores very high in the ranking system. For example, in the markets we operate in, only a very small percentage of registered developers have been able to achieve the Level 1 Certificate of the Qualifications of Real Property Development Enterprises, which is the highest level of certificate granted by the Ministry of Housing and Urban-Rural Development. According to recent statistics conducted by the City of Qingdao Center of Housing Trade, as of November 1, 2010, there are 631 real estate developers registered in the City of Qingdao, while according to a December 2009 report by the governmental agency China Real Estate Association, only 9 real estate development companies (including us) in Qingdao have obtained the Level 1 Certificate. Nationwide, only 696 real estate development companies (including us) in China have obtained the Level 1 Certificate (the National Bureau of Statistics’ most recently published statistics shows that as of December 2008, there were 87,562 registered real estate developers in China). In addition, we have a long history of cooperating with Longhai Group in urban redevelopment projects that had public portions. In the scoring system, we also benefit from the fact that Longhai Group is our related entity under common control and we often participate in public auctions on behalf of Longhai Group. All of these factors, along with Longhai Group’s long-term track record with local governments, enable us to have a competitive advantage over other real estate developers in the public auction process. The successful bidder will be asked to enter into a written contract providing for the grant of the land use rights. Upon signing the contract, the grantee is required to pay the land premium and the contract is submitted to the local bureau, which then issues the land use right certificate.

We usually finance our real estate development projects through a combination of four sources: company cash, capital from investors, bank loans, and cash paid by customers when they sign pre-sales purchase agreements for their apartments. The proportion of the funding sources varies by project.

First, we select the site, acquire the land use rights, and cover the preliminary development costs using our own cash and capital from investors.

We next obtain loans from commercial banks and/or from investors to continue the project.

As our construction progresses, we reach the stage where we are permitted to begin selling the apartments and to complete pre-sales agreements with our customers. Our customers, in most cases, pay 100% of the apartment price in cash (including their mortgage financing, if needed) when they sign the purchase agreement. We have access to 95% of that cash, with 5% of the price retained by the bank until the apartment ownership is transferred to the buyer. The cash payments by our customers provide the remaining cash needed to complete the project.

The net proceeds from the sales of the properties are used to compensate investors and to add to our retained earnings. The cash cycle then begins again with the selection of new sites and the acquisition of the development and land rights.

Projects

Since our inception, we have completed 17 projects having a GFA of 1,461,991 square meters, of which approximately 95% has been sold. All of our housing projects have featured secured parking, cable TV access, hot water, heating systems, and access to natural gas. Sales from those 17 projects have totaled $357 million.

We have six residential and commercial project phases under construction with a total GFA of 508,342 square meters and expected sales of $213 million.

We have significant land use rights, consisting of five properties with a total land area of 287,893 square meters. On these properties, we plan to construct, among others, a luxury high-rise beach hotel, high-rise residential and commercial buildings, residential villas, and a high-rise office building.

We classify our projects into three categories:

  Projects in planning, where we have obtained the land use rights and the construction has yet to start;

  Projects under construction, in which all buildings have not been completed; and

  Completed projects, where the construction of all buildings has been finished.

Projects in Planning

Our projects in planning, including land reserves, total five properties with a land area of 287,893 square meters.

The table below titled “Projects in Planning” shows estimates of our total sales, estimated total profit, and estimated net profit margin for each project currently in planning. The estimates are based on typical selling prices and costs per square meter, which are reasonably predictable in China’s current economy, as well as based on our experience in projects completed and under construction.

In regard to sales projections relating to each project described in the section headed “Projects in Planning,” the basis for these projections is comprised of two variables: each project’s total GFA in square meters to be sold and the projected unit sales price in dollars per square meters. The total projected sales for each project is therefore calculated by the following formula:

Projected sales = Projected GFA x Projected unit price

For properties that are under planning, the total projected GFA is calculated based on the following factors:

  the floor area ratio approved by governmental regulatory agencies in the land grant contract, which is the ratio of the total floor area of buildings on each particular site to the size of the land of that location, or the limit imposed by zoning regulations and the regulatory agencies on such a ratio. Expressed as a formula, floor area ratio equals total covered area on all floors of all buildings on a certain parcel divided by area of the parcel. Therefore, the maximum allowable GFA that can be constructed on each particular site is calculated by multiplying the floor area ration by the size of the parcel.

  Physical and design adjustments, which are typically applied to the maximum allowable GFA in order to arrive at a projected GFA to be constructed and sold. These adjustments are typically provided through a combination of the Company’s Engineering Department and professional engineering/architectural services that we use. The projected GFA is typically subject to further adjustment upon completion of construction blueprints.

For unit price projections, we use the market comparable method and take into consideration site-specific zoned uses. The primary basis for such estimates is the Company’s proprietary internal projections. We use our internal database of historical comparable selling prices in the same market for the same product type (residential, office, commercial, etc.), in arriving at the unit price estimates for each project. In addition, we typically interview experienced local real estate brokers and gather comparable data of similar properties in the same trade area being traded within a reasonable period of time, in coming up with comparable unit prices. However, these brokers do not typically engage in a thorough review process with the Company and do not provide written reports.

In regard to profit projections, we deduct our pro forma development costs (including acquisition cost for land use rights, construction cost, design/engineering cost, legal fees, governmental approval costs, advertising, commissions and other selling expenses) from the sales projection discussed above, and arrive at the estimated net profit. The projected profit for each project is therefore calculated by the following formula:

Projected profit = Projected sales – Pro forma development costs

The basis for projecting the pro forma development costs is the Company’s proprietary database of historical development costs of similar projects in the same or comparable markets. In making these cost projections, the Company also follows guidelines provided in the Construction Cost Budget Standard Index published by the Government of Shandong Province, a widely accepted construction cost index in the real estate industry in our markets. The accuracy of the projections is helped by the fact that acquisition cost for land use rights, one of the primary components of development costs, is already known. The Company does not typically retain outside firms in making development cost projections.

In regard to sales projections, we use the market comparable method, taking into consideration site-specific zoned uses, in computing the total sales projection for each of these projects. We typically apply our local knowledge based on our substantial past experience in the specific market, as well as consult experienced local real estate brokers and gather comparable data of similar properties in the same trade area being traded within a reasonable period of time, in coming up with comparable prices.

In regard to net profit projections, we deduct our pro forma development costs (including land cost, construction cost, advertising, commissions and other selling expenses) from the sales projection, and arrive at the estimated net profit.

Estimated total sales, total profit, and net profit margin shown in projects in planning assume that 100% of the total available gross floor area will be sold during the project’s selling period, which typically extends up to two years or so after construction has been completed, although in some cases we may further extend the selling period until all units are sold. In some cases, after most of the apartments or commercial space have been sold, a few units will remain unsold, at which point we typically lease out the space to have it generate revenue while still keeping the unit listed as available for sale but under lease. After some period of leasing, we typically will sell the unit at a large discount to complete the sales of all the units.

Our projections are subject to a number of limitations. Our projects in planning do not yet have specific dates for the commencement and completion of construction. These dates are primarily determined by the availability of funds to initiate and complete the projects. The projects typically take from 1.5 to 3.5 years to complete, depending mainly on the square meters to be constructed, height of the buildings, number of buildings, and complexity of the projects. Our Longhai Hotel project is also subject to securing a luxury global hotel company that would be the building’s long-term tenant. The hotel’s design, construction, fittings, and finish would be jointly made final by the global hotel company and the Company before construction begins. This long-term tenant has not yet been secured.

Because the dates of the commencement and completion of construction for the projects in planning have not yet been determined and we do not know the number of ordinary shares that would be outstanding in the future years when the projects may be under construction and reach completion, we have not provided potential or estimated earnings per share contributions for each project because they are unlikely to be accurate and could be misleading. The Company did not retain an outside firm to review the projections. The numbers shown are single best estimates. The Company expects to update the data in the Projects in Planning table at least annually in its earnings news release, related Current Report on Form 8-K and its Annual Report on Form 10-K. If the projects in planning change materially during the year, the Company expects to update the table in its quarterly earnings news release, its related Current Report on Form 8-K, and in its Quarterly Report on Form 10-Q.

Projects in Planning
U.S. dollars in millions						Estimated
						Total	Total	Net profit
				Land	GFA	sales	profit	margin
	Project Name	Location	Type	sq. m.	sq. m.	$	$	%
1	Longhai Hotel	Qingdao	Hotel	7,572	80,000	400.0	180.0	45.0
2	Weihai Beach Resort	Weihai	Villas	127,082	81,200	190.3	56.5	29.7
3	Dongli Garden Phase 2	Qingdao	Residences	67,700	245,900	204.9	40.2	19.6
4	Jiangshan Dijing	Laixi	Residences	27,688	70,687	25.9	7.5	29.0
				230,042	477,787	821.1	284.2	30.8

Land reserves are essential for our future developments. Currently we have in inventory five parcels for which we own the land use rights. Those land use rights were acquired mainly through our purchase in 2008 of our project companies and subsidiaries that already owned the rights. The registration of those land use rights was completed in August 2008. Some of the land has been selected for specific projects while the projects for the other parcels are to be determined. The following table lists the land rights we own.

Our land reserves shown below include some of the projects in planning shown in the table above.

Land Reserves for Projects in Planning
U.S. dollars in millions
					Land	Land Cost (1)
	Land or Project Name	Location	Type	Date Acquired	sq. m.	$
1	Longhai Hotel	Qingdao	Hotel	November 2006	7,572	25.5
2	Weihai Beach Resort	Weihai	Villas	May 2000	127,082	40.1
3	Dongli Garden Phase 2	Qingdao	Residences	October 2002	67,700	58.6
4	Jiangshan Dijing	Laixi	Residences	April 2003	27,688	0.5
5	Huashan Town	Jimo	Residences	April 2007	57,851	12.9
					287,893	137.6

_________________________
(1) Land cost reflects the price (historical cost or book value) we paid at the time of purchase of the land.

Projects Under Construction

We have six residential and commercial project phases under construction with a total GFA of 508,342 square meters and expected sales of $213 million.

The table below titled “Projects Under Construction” includes our estimated total sales, estimated total profit, and estimated net profit margin for each project currently under construction.

The estimates are based on the following factors: At the time construction starts, the costs per square meter for each project under construction are reasonably predictable because the construction costs are generally specified in the construction contracts. The selling prices per square meter are estimated using a combination of (1) a selection from a typical range of estimated percentage markups from the estimated costs per square meter, (2) the selling prices per square meter for comparable properties currently selling in the market, and (3) the estimated potential change in the selling prices during the period in which the apartments are being sold. The period of sales for each project can range from six months to approximately six years. We estimate that approximately 80 percent of the units will be sold in the first three years and the remaining 20 percent will be sold in years four through six. Typically, projects with a longer construction/sales period are often those constructed in sequential phases. Additionally, in China, apartments are generally pre-sold during construction, unlike in the United States where apartments are usually sold only after the construction has been completed. This sales method often accounts for the higher percentage of sales in the earlier years of the multi-phase projects.

In estimating potential changes in selling prices during construction and prior to sales, we also consider our estimate of the direction and magnitude for the economy in China and in the local geographic region where each project is located, the change in consumers’ buying power that result from potential economic changes, and potential changes in taxation, available purchase financing, and government policies that influence housing and commercial property purchases, as well as likely changes in the market inventory of apartments or commercial space to be sold. We also consider our experience in selling prices and construction costs for projects that have been recently completed and for our other projects currently under construction.

Estimated total sales, total profit, and net profit margin shown in projects under construction assume that 100% of the total available gross floor area will be sold during the project’s selling period, which can extend up to two years or so after construction has been completed. In some cases, after most of the apartments or commercial space have been sold, a few units will remain unsold, at which point we typically lease out the space to have it generate revenue while still keeping the unit listed as available for sale but under lease. After a period of leasing, we typically will sell the unit at a large discount to complete the sales of all the units.

Because the estimated net profit for projects under construction is subject to changes in selling prices, market demand, and the other factors listed above, and because we do not know the number of ordinary shares that would be outstanding in the future years when the projects under construction may reach completion, we have not provided potential or estimated earnings per share contributions for each project because they are unlikely to be accurate and could be misleading. The Company did not retain an outside firm to review the projections. The numbers shown are single best estimates. The Company expects to update the data in the Projects Under Construction table at least annually in its earnings news release, related Current Report on Form 8-K and its Annual Report on Form 10-K. If the Projects Under Construction change materially during the year, the Company expects to update the table in its quarterly earnings news release, its related Current Report on Form 8-K, and in its Quarterly Report on Form 10-Q.

Projects Under Construction
U.S. dollars in millions									Estimated
									Total	Total	Net profit
					Land	GFA	Total	Units	sales	profit	margin
	Project Name	Location	Start	Finish	sq. m.	sq. m.	units	sold	$	$	%
1	Qilu Textile Centre residential	Weifang	2007.03	2010.12	72,056	67,942	705	607	16.3	5.6	34.2
2	Weihai International Plaza	Weihai	2009.09	2011.06	9,058	45,828	447	91	51.9	15.1	29
3	Oumei Complex 2	Weifang	2010.03	2012.12	42,544	70,587	556	1	18.6	6.1	32.7
4	Dongli Garden Phase 1	Qingdao	2008.12	2010.12	175,508	213,315	1,387	1,354	58.6	14.7	25
5	Longhai Mingzhu	Qingdao	2006.09	2010.12	9,700	51,902	356	177	44.8	13.9	31
6	Xingfu Renjia 2	Caoxian	2010.05	2011.09	99,234	58,768	540	100	22.8	8	35.4
					408,100	508,342	3,991	2,329	213	63.4	31.2

Completed Projects

Since our inception, we had completed 17 projects having a total GFA of 1,461,991 square meters, of which approximately 95% has been sold. Sales from those projects totaled $357 million, gross profit was $134 million, and the projects earned a consolidated return on investment of 60.1%.

Although our typical selling period lasts no more than 2 years after the completion of construction, which is evidenced by the selling history of the majority of our completed projects, we have extended the selling period of the Fenglin Oasis, Yuyuan Fengjing, Longze Yuyuan, and Shanghai Garden 3 projects. The remaining GFA for these projects still remains in the prolonged selling period as of September 25, 2010, and the selling period will end as soon as they are sold.

All projects have included secured parking, cable TV, hot water, heating systems, and access to natural gas.

Completed Projects
U.S. dollars in millions														Sources of funding
												Total	Net	Total	Pre
							GFA	GFA		Total	Total	net	profit	capital	sale	Bank	Oumei
	Project				Land	GFA	sold	remaining	Total	cost	sales	profit	margin	required	cash	loans	cash
	Name	City	Type	Finish	sq. m.	sq. m.	%	sq. m.	units	$	$	$	%	$	$	$	$
1	Jiangnan Garden 1, 2 & 3	Jimo	Apts	2004.11	61,230	91,539	100	-	762	13.8	20.9	7.1	34.0	13.8	3.0	4.4	6.4
2	Decorative Materials Center	Jimo	Apts	2004.12	75,466	38,868	100	-	223	7.6	11.7	4.1	35.0	7.6	3.4	-	4.2
3	Jiangnan Garden 6	Jimo	Apts	2005.05	11,773	109,094	100	-	785	19.0	32.0	13.0	40.6	19.0	4.9	5.9	8.2
4	Sunshine	Jimo	Apts	2005.07	8,010	11,548	100	-	99	1.8	3.3	1.5	45.5	1.8	0.8	-	1.0
5	Shanghai Garden 1 & 2	Laixi	Apts	2005.12	57,401	104,084	100	-	910	11.7	18.8	7.1	37.8	11.7	5.2	-	6.5
6	Fenglin Oasis	Laixi	Apts	2006.06	78,636	97,568	94	5,680	844	11.9	19.3	7.4	38.3	11.9	5.5	-	6.4
7	Yuyuan Fengjing	Laixi	Apts	2006.09	89,323	125,706	91	10,882	1,054	14.5	19.8	5.3	26.8	14.5	5.4	-	9.1
8	Jiangnan Garden 7	Jimo	Apts	2006.10	3,553	12,936	100	-	90	2.4	5.7	3.3	57.9	2.4	1.0	-	1.4
9	Shanshui Longyuan	Pingdu	Apts	2007.10	225,914	257,762	100	-	1,830	41.5	55.3	13.8	25.0	41.5	9.6	13.2	18.7
10	Longze Yuyuan	Laixi	Apts	2007.10	120,223	78,146	99	959	804	11.3	17.9	6.6	36.9	11.3	0.9	8.8	1.6
11	Shanghai Garden 3	Laixi	Apts	2007.12	11,055	16,055	93	1,113	125	1.7	4.2	2.5	59.5	1.7	0.7	-	1.0
12	Fuxiang Huayuan 1	Weifang	Apts	2008.12	44,075	52,700	100	-	430	9.0	14.4	5.4	37.5	9.0	3.9	-	5.1
13	Fuxiang Huayuan 2	Weifang	Apts	2009.12	10,400	18,392	100	-	125	3.1	5.1	2.0	39.2	3.1	1.4	-	1.7
14	Oumei Complex 1	Weifang	Apts	2009.12	55,303	91,778	72	25,839	708	13	23.3	10.3	44.2	13	4.6	1.3	7.1
15	Xingfu Renjia 1	Caoxian	Apts	2009.12	80,000	85,546	93	5,780	828	15	24.4	9.4	38.5	21.5	6.7	5.2	9.6
16	Longhai Lidu 1&2	Weihai	Apts	2010.09	120,170	130,759	91	11,724	1,572	26.5	50.8	24.3	47.8	26.5	8.1	3.3	15.1
17	Oilu Textile Centre (comm)	Weifang	Comm	2010.09	128,924	139,510	81	25,876	1,337	189	30.1	11.2	37.2	18.9	5.1	5.5	8.3
					1,181,456	1,461,991	95	87,853	12,526	223	357	134	40	220	70	48	111

Architecture, Engineering and Construction

We outsource the architecture, engineering, and construction of our projects.

We work with several architecture and engineering companies. We collaborate with them on the site and building designs and rely on them for the detailed execution of the design concepts.

We also outsource our project construction to qualified subcontractors who are the winners in our competitive bidding process, which is based on required quality and lowest price. Our contracts, typically fixed-priced, provide for periodic payments during construction.

Below is a list of some of the key companies to whom we outsource these services.

Name of Company	Services Provided
Qingdao Zhongxing Construction Ltd.	Construction
Longhai Construction Ltd.	Construction

Quality and Performance

We and our chosen architects and engineers supervise the construction by our contractors. In addition to the construction, our contractors are responsible for purchasing all building materials, including the two main building materials, steel and concrete. Contractors are required to perform to their working plan and adhere to the specifications in our construction plans and contracts. We have delivered all our projects to our customers on or before the due date and at or above the quality specified in the customers’ purchase agreements.

Our finished construction includes the completed buildings with all public portions of the buildings fully finished and all of the common grounds landscaped. The apartment interiors typically are finished to the gray shell stage. This permits the apartment buyers to select their own interior design and finishing companies, so they can get all the features, fixtures, fittings, furnishings, textures, and colors they prefer. This separation of responsibilities between the real estate developer and the independent interior designers and finishers is traditional in China.

Sales and Marketing

In marketing our properties, we use our own marketing team, but occasionally outsource our marketing and sales efforts to independent sales agents. To market our properties, we use a combination of advertisements in newspapers, magazines, television, and outdoor billboards, in addition to news releases that generate media stories about our projects.

To help customers choose among the apartment layouts that we offer, we usually create fully finished and furnished show rooms that give them a sound basis for deciding exactly what they want. We pay for the completion of these marketing show rooms. After most of the units in the development have been sold, we sell the show rooms as residences, usually at premium prices.

Competition

The real estate development business in China is organized into four qualification levels under Certificates of the Qualifications of Real Property Development Enterprises issued by the Ministry of Housing and Urban-Rural Development.

The starting qualification level is Level 4 (see table below). A company may rise in its qualification level, depending on its registered capital, the number of years of industry experience, the area of land it has developed, and its safety record. Only one level may be ascended each year.

	Registered		Developed		Time for
	Capital	Experience	Area	Other	License to be
	($ millions)	(years)	(square feet)	Requirements	Authorized
Level 1	6.25	5	3,229,278	No Severe Accident	20 Days
Level 2	2.5	3	1,614,639	No Severe Accident	20 Days
Level 3	1.0	2	538,213	No Severe Accident	20 Days
Level 4	0.125	1	not applicable

We obtained the Level 1 Certificate of the Qualifications of Real Property Development Enterprises on November 11, 2008, which is valid until November 7, 2011. We gained Level 2 Qualification in 2006.

The real estate market in which we operate is highly competitive. Typically, the housing and land development industry is a regional business with mostly local players competing with us for small- to medium-size projects. Our major competitors are other large-scale local real estate companies that include state-owned and private real estate developers. In addition, some large-scale national real estate developers are entering the Greater Qingdao market. Based on the City of Qingdao Commission of Development & Construction’s evaluation, in 2008 we ranked as one of the top ten real estate developers in Qingdao, measured by a combination of sales, customer satisfaction, and several other factors.

Our major competitors include:

  Hisense Real Estate Development Co., Ltd. Hisense Real Estate Development Co., Ltd., or Hisense, was founded in 1995 and is the strongest real estate company with the highest development capacity among the top 10 in the Qingdao market. Hisense holds a Level 1 Qualification Certificate for real estate development, a Level 1 Qualification for property management, and Class A Certificate for design. It has developed more than 1 million square meters of projects each year for several years. Its completed development projects include Hisense-Huiyuan housing, Hisense-Yandao international apartments, Hisense-Qingquan villas, a high-end office building, and the Hisense information technology industrial park, plus other similar developments. Hisense is focused on land reserves and projects in Qingdao and is absent in other cities in the Shandong Province and in other provinces in China.

  Haier Real Estate Development Co., Ltd. Established in 2002, Haier Real Estate Development Co., Ltd., or Haier, is engaged in real estate development and investment within the Haier Group and has embraced the Haier group’s beliefs, spirit, style, focus on clients, and objectives that include creating a solid foundation for long-term development. At the end of 2007, the company had seven real estate development subsidiaries, one property management company, and one branch company. Haier’s real estate development and investment projects are located in Qingdao, as well as in Jinan, Beijing, Chongqing, Taiyuan, Suzhou, and other locations. In these cities, Haier owns a number of land reserves and has more than 10 projects competed or under construction. Haier ranks second in Qingdao’s top 10 real estate development companies, according to the government’s comprehensive competitiveness evaluation. We believe that Haier’s real estate weaknesses include (1) its relative inexperience in real estate in Greater Qingdao due to a rather recent start in the region and (2) its subordination to the Haier Group, which we believe has led to a complicated management structure and a decision-making system burdened by unnecessary complexity and lengthy processing time, both of which are likely to limit Haier’s effectiveness and growth in the Qingdao real estate market.

  Qingdao Construction Corporation of China. Qingdao Construction Corporation of China, or Qingdao Construction, is a government owned construction company. In the last few years, Qingdao Construction has expanded into real estate development, which has become the company’s second biggest operation, but is still a modest business. It mainly focuses on the construction of affordable low-income and low-rent apartments. Although it has been ranked by the government among the top 10 developers in Qingdao recently, primarily due to its construction business, Qingdao Construction still lacks extensive experience in real estate development. We believe the company will continue to expand its real estate development operations, but its market share in real estate development appears to be insufficient at the moment for sustainable operations as a stand-alone business.

  Tiantai Group. Tiantai Group, or Tiantai, was an early participant in the real estate development business and is quite mature in its operations in Qingdao. It ranks about fifth among Qingdao’s top 10 developers, according to the government. Tiantai has focused on a branding and high-level development strategy, therefore its output and market share are relatively low. Founded 15 years ago, Tiantai has developed only seven projects with a total GFA of 1.3 million square meters. So far, Tiantai has kept its focus on the Qingdao city market.

Some of our competitors have greater financial and marketing resources than we do. Some also have larger land reserves, greater economies of scale, broader name recognition, and longer track records. For example, a major rival, Tiantai, is a large-scale private real estate developer engaged in real estate development and real estate management, with a proven track record and annual development GFA of about 700,000 square meters.

We differentiate ourselves from our competitors by (1) conducting much of our operations in second-tier and third-tier cities, (2) focusing on middle-income families in those second-tier and third-tier cities, (3) offering mid-sized apartments that range from 40 to 100 square meters and (4) leveraging our relationship with our affiliate.

We believe that these four strategies have given us a competitive advantage over other companies that can result in sustainable long-term growth and attractive returns on investment. The first three strategies make us significantly less vulnerable to the risks associated with the fast growing Chinese residential property market. Targeting middle-income customers in the tier two and tier three cities and offering affordable products make our properties less of a target for real estate speculation. Providing “bread and butter” type of housing for the vast majority of the population in under-served markets makes our sales more sustainable. The advantage of the fourth strategy is reflected in our unique ability to acquire premium land in a time and cost effective way, as described above under “Project Development Process.”

We expect to increase our market share and return on investment by leveraging our premium land reserves by (1) continuing to build middle income housing, (2) developing high-end residential and commercial projects and landmark buildings, (3) broadening our geographic diversification, and (4) strengthening our brand recognition and reputation for high quality.

Employees

As of December 25, 2009, we had a total of 216 employees. The following table shows the number of our employees by function.

Function	Number Of Employees
Senior Management	17
Sales and Marketing	28
Development Strategies Department	48
Engineering Department	64
Quality Control	9
Human Resource & Administration	6
Accounting	44
Total	216

Subdivided by educational achievement, 2% of our employees hold advanced degrees, 20% have bachelor’s degrees, and 26% hold technical or vocational training certificates.

To increase the knowledge and performance of our employees, we have established an employee training and development program, which ranges from recruiting to advanced training. Our employee incentive plans and programs encourage and reward superior performance. In the next five years, three major employee development plans will be implemented to attract more talented and bilingual management staff and experienced sales people, to enhance employees’ on-the-job training, and to establish company-wide, performance-oriented incentive plans that may include stock awards or stock options.

We maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. None of our employees is represented by a labor union.

Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments. We are required to make monthly contributions to the plan for each employee at the rate of 23% of his or her average assessable salary. In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC laws.

Intellectual Property

We do not own or license any material intellectual property rights.

Foreign Corrupt Practices Act (FCPA)

We are subject to the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect their transactions and to devise and maintain an adequate system of internal accounting controls. The anti-bribery provisions of the FCPA are enforced primarily by the U.S. Department of Justice. The SEC is involved with enforcement of the books and records provisions of the FCPA.

Our business activities in China create the risk of unauthorized payments or offers of payments by our employees, consultants, sales agents or distributors, because these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In additions, the U.S. government may seek to hold our Company liable for successor liability of FCPA violations committed by companies in which we invest or that we acquire.

PRC Government Regulations

We operate our business in China. This section summarizes the major PRC regulations relating to our business.

Permits and Certificates

As part of the project development process, we are required to obtain a number of certificates, permits, and licenses from different government agencies, including among others:

  Land Use Rights Certificate that certifies the right of a party to use land;

  Construction Land Planning Permit that authorizes a developer to begin the land survey, planning, and design for the land;

  Construction Works Planning Permit that indicates the government’s approval of a developer’s overall planning and design for the project and allows the developer to apply for a Work Commencement Permit;

  Work Commencement Permit that authorizes a developer to begin excavation and construction; and

  Pre-sales Permit that authorizes a developer to begin completing pre-sales purchase agreements with customers and collect their cash for the apartments still under construction.

Housing and land development sales companies, including us, are regulated by the Ministry of Land & Natural Resources and authorized by the local office of the Ministry. Each project also has to be authorized and must obtain a “Commercial License for Housing Sale” from the Real Estate Bureau.

Environmental Regulations

Our business in China is subject to various pollution control regulations in China with respect to noise, water and air pollution and the disposal of waste. Specifically, the major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution, the PRC Law on the Prevention and Control of Air Pollution, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

Taxation

On March 16, 2007, the National People’s Congress of China passed the New EIT Law, and on November 28, 2007, the State Council of China passed the EIT Law Implementing Rules which took effect on January 1, 2008. The EIT Law and its implementing rules impose a unified earned income tax, or EIT, rate of 25.0% on all domestic-invested enterprises and foreign invested enterprises, or FIEs, unless they qualify under certain limited exceptions. As a result, our PRC operating subsidiaries are subject to an earned income tax of 25.0%. Before the implementation of the New EIT Law, FIEs established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an EIT rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such “resident enterprises” to various reporting requirements with the PRC tax authorities.

In addition, the recent circular mentioned above sets out criteria for determining whether “de facto management bodies” are located in China for overseas incorporated, domestically controlled enterprises. However, as this circular only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of “de facto management bodies” for overseas incorporated enterprises that are controlled by individual PRC residents like us and some of our subsidiaries. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In addition, dividends paid to us from our PRC subsidiaries and dividends we pay to our non-PRC shareholders may be subject to a 10% withholding tax.

Foreign Currency Exchange

All of our sales revenue and expenses are denominated in RMB. Under the PRC foreign currency exchange regulations applicable to us, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Currently, our PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of SAFE, by complying with certain procedural requirements. Conversion of RMB for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the MOFCOM, or their respective local branches. These limitations could affect our PRC operating subsidiaries’ ability to obtain foreign exchange through debt or equity financing.

Dividend Distributions

Our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our PRC subsidiaries is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in such fund reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Our PRC subsidiaries have the discretion to allocate a portion of their after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

In addition, under the New EIT law, the Notice of the State Administration of Taxation on Negotiated Reduction of Dividends and Interest Rates, or Notice 112, which was issued on January 29, 2008, the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, or the Double Taxation Arrangement (Hong Kong), which became effective on December 8, 2006, and the Notice of the State Administration of Taxation Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties, or Notice 601, which became effective on October 27, 2009, dividends from our PRC operating subsidiaries paid to us through our Hong Kong subsidiary may be subject to a withholding tax at a rate of 10%, or at a rate of 5% if our Hong Kong subsidiary is considered a “beneficial owner” that is generally engaged in substantial business activities and entitled to treaty benefits under the Double Taxation Arrangement (Hong Kong). Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence of the holder of the PRC subsidiary. Dividends declared and paid from before January 1, 2008 on distributable profits are grandfathered under the New EIT Law and are not subject to withholding tax.

Circular 75

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an SPV for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings.

In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

As we stated under “Risk factors—Risks Related to Doing Business in China—Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us or otherwise materially adversely affect us,” we have asked our shareholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, many of the terms and provisions in Circular 75 and Notice 106 remain unclear and implementation by central SAFE and local SAFE branches of Circular 75 and Notice 106 have been inconsistent since their adoption. Therefore, we cannot predict how Circular 75 and Notice 106 will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

Mergers and Acquisitions

As we stated under “Risk factors—Risks Related to Doing Business in China—Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of Oumei constitutes a Round-trip Investment without MOFCOM approval,” Oumei was acquired in 2007 by Leewell, which was then owned and controlled by Mr. Li Zhou, an Australian citizen. Mr. Zhou acted as a nominee of Mr. Weiqing Zhang and Ms. Xiaoyan Cheng, the daughter of Mr. Antoine Cheng. Mr. Cheng was a PRC citizen at the time but has since become a Philippine citizen. The acquisition was approved by the local counterpart of the MOFCOM. Mr. Zhou also founded Longhai Holdings, a BVI company. In September 2009, ownership of Longhai Holdings was transferred to Mr. Cheng. After Mr. Cheng acquired ownership of Longhai Holdings, Longhai Holdings acquired all of Mr. Zhou’s equity interest in Leewell. The PRC regulatory authorities may take the view that these transactions required the approval of the central office of MOFCOM in Beijing because Mr. Zhou was acting as a nominee for Mr. Zhang and Ms. Cheng, two PRC citizens, and avoiding compliance with the 2006 M&A Rule (i.e., failure to obtain the approval of the central office of MOFCOM in Beijing as opposed to MOFCOM’s local office) through the use of a nominee arrangement, trust or similar means, which is prohibited. In other words, the PRC regulatory authorities may believe that these transactions and the Share Exchange Agreement are part of an overall series of arrangements which constitute a Round-trip Investment and as a result, these transactions may be deemed invalid by the PRC regulatory authorities.

If this takes place, we would seek to take remedial action and find a way to re-establish control of our Chinese subsidiaries’ business operations. One way to re-establish control would be through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiaries. If we had to re-establish control through contractual arrangements, we would first transfer back our equity interests in Oumei from Leewell to the prior shareholders of Oumei. After that, we would set up a new wholly-owned foreign enterprise, or the WOFE, in the PRC and re-establish control over Oumei through a series of contractual agreements among the WOFE and the shareholders of Oumei, such as an exclusive technical consulting service agreement, an operating agreement, an equity pledge agreement and an equity purchase agreement. Through these agreements, we expect that we would have substantial control over Oumei and its PRC operating subsidiaries’ daily operations and financial affairs, election of their senior executives and all matters requiring shareholder approval. Furthermore, as the primary beneficiary of these entities, we believe that we would be entitled to consolidate the financial results of Oumei and its subsidiaries in our consolidated financial statements under relevant U.S. GAAP.

Properties

All urban land in China is owned by the State. Pursuant to Interim Regulations of the People's Republic of China Concerning the Assignment and Transfer of the Right to the Use of the State-owned Land in the Urban Areas, which became effective on May 19, 1990, individuals and companies are permitted to acquire rights to use urban land or land use rights for specific purposes, including residential, industrial and commercial purposes. The land use rights are granted for a period of 70 years for residential purposes, 50 years for industrial purposes and 40 years for commercial purposes. These periods may be renewed at the expiration of the initial and any subsequent terms. Upon approval by both the land administrative authorities and city planning authorities, industrial parcel uses may be converted to other uses, and the duration and other clauses in the land use right granting agreement will be revised to match the new use. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

We have a bank of land use rights, consisting of five properties with a total land area of 287,893 square meters. On these properties, we plan to construct, among others, a luxury high-rise beach hotel, high-rise residential and commercial buildings, residential villas, and a high-rise office building. Land use rights relating our projects under construction and completed projects are not included in our bank of land use rights, as it is a generally accepted practice that as soon as a new project commences on the land reserve, the land use right is immediately re-categorized from intangible assets into work in progress inventory, and eventually into finished inventory when the project is completed. Therefore, land associated with projects under construction and completed projects are treated separately from our bank of land use rights. Please see “Description of Business - Projects” for details about our land reserves and projects.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

HISTORY AND CORPORATE STRUCTURE

General

We organized under the laws of the Cayman Islands on March 10, 2006 under the name “Dragon Acquisition Corporation” as a blank check development stage company formed for the purpose of acquiring an operating business, through a stock exchange, asset acquisition or similar business combination. From our inception until we completed our reverse acquisition of Leewell on April 14, 2010, our operations consisted entirely of identifying, investigating and conducting due diligence on potential businesses for acquisition.

Reverse Acquisition of Leewell

On April 14, 2010, we completed a reverse acquisition transaction through a share exchange with Leewell whereby we acquired 100% of the issued and outstanding capital stock of Leewell, in exchange for 29,235,000 ordinary shares, par value $0.002112 per share, which shares constituted 94.31% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Leewell became our wholly-owned subsidiary and Longhai Holdings, the former shareholder of Leewell, became our controlling shareholder. The share exchange transaction with Leewell was treated as a reverse acquisition, with Leewell as the acquirer and China Oumei Real Estate Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition for accounting purposes, we are referring to the business and financial information of Leewell and its consolidated subsidiaries.

Upon the closing of the reverse acquisition on April 14, 2010, Mr. David Richardson resigned from our board of directors, effective immediately, and Mr. Joseph Rozelle submitted a resignation letter in which he resigned from all offices that he held effective immediately and from his position as our director on May 1, 2010.

Also upon the closing of the reverse acquisition, our board of directors increased its size from two (2) to three (3) members and appointed Mr. Antoine Cheng, Mr. Weiqing Zhang, and Mr. Zhongbo Zhou to fill the vacancies created by the resignations of Messrs. Richardson and Rozelle and such increase. In addition, our board of directors appointed Mr. Antoine Cheng to serve as the Chairman of the Board, Mr. Weiqing Zhang to serve as our Chief Executive Officer and President, and Mr. Yang Chen to serve as our Chief Financial Officer and Vice President, effective immediately at the closing of the reverse acquisition.

As a result of our acquisition of Leewell, we now own all of the issued and outstanding capital stock of Leewell, which in turn owns Oumei and its Chinese subsidiaries. Leewell was established in Hong Kong on August 10, 2007 to serve as an investment holding company. Oumei was established in the PRC on May 15, 2001. Its principal activities include the development and sales of residential and commercial properties in Qingdao and its nearby cities, or Greater Qingdao, and other cities in Shandong Province, China.

On September 20, 2007, Leewell acquired 100% of the equity interests in Oumei from its shareholders, including Mr. Weiqing Zhang, Oumei’s Chief Executive Officer and President, for RMB 97,010,000 (approximately $13.1 million). In October 2007, the acquisition was approved by the appropriate Chinese authorities, and Oumei’s status changed from a Chinese domestic company to a wholly-owned foreign enterprise.

Oumei has three branch offices, located in Jimo, Pingdu, and Laixi, and has purchased the following nine Chinese subsidiaries:

  Weihai Mingwei, purchased on January 19, 2008 for RMB 110,000,000 (approximately $15 million);

  Longhai Hotel, purchased on January 22, 2008 for RMB 110,000,000 (approximately $15 million);

  Weihai Economic, purchased on January 23, 2008 for RMB 140,000,000 (approximately $19 million);

  Qingdao Xudong, purchased on January 24, 2008 for RMB 60,000,000 (approximately $8.3 million);

  Weifang Longhai Industry, purchased on August 27, 2008 for RMB 30,000,000 (approximately $4.4 million);

  Weifang Longhai Zhiye, purchased on August 28, 2008 for RMB 30,000,000 (approximately $4.4 million);

  Weifang Qilu, purchased on August 29, 2008 for RMB 40,000,000 (approximately $5.8 million);

  Caoxian Industrial, purchased on June 25, 2009 for RMB 15,000,000 (approximately $2.2 million); and

  Longhai Real Estate, purchased on September 25, 2009 for RMB 20,000,000 (approximately $2.9 million).

As a result of our reverse acquisition of Leewell, we have assumed the business and operations of Leewell and its Chinese subsidiaries. On August 6, 2010, we changed our name from “Dragon Acquisition Corporation” to “China Oumei Real Estate Inc.” to more accurately reflect our new business operations.

Financing Transaction

On April 14, 2010, we also completed a private placement transaction with a group of accredited investors. Pursuant to the Subscription Agreement with the investors, we issued to the investors an aggregate of 2,774,700 Units for a purchase price of $11,098,800, or $4.00 per Unit. Each Unit consists of one Preference Share and one Warrant to purchase 0.5 ordinary shares. See “Description of Securities – Preference Shares” below for a description of our Preference Shares. The Warrants have a term of 5 years, are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date. The Warrants had an initial exercise price of $6.00 per share (subject to customary adjustments), however, the exercise price of the Warrants has been adjusted as described below.

Pursuant to the Subscription Agreement, we were obligated to file a registration statement covering the resale of the ordinary shares underlying the Preference Shares and the Warrants no later than thirty (30) days following the closing date and use our best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible, but in no event later than 180 days following the closing date, or October 11, 2010. Under the Subscription Agreement, if we did not timely file the required registration statement, or if it was not declared effective by the SEC in a timely manner, then we were obligated to pay to each investor a liquidated damages fee of 1% of such investor’s investment per month, for up to a maximum of 10% of each investor’s investment pursuant to the Subscription Agreement. Pursuant to an amendment to the Subscription Agreement that we entered into with the investors on October 11, 2010, we amended the Subscription Agreement to provide that, in lieu of the cash liquidated damages amount that would otherwise have been payable by us for our failure to cause the registration statement to be declared effective within the prescribed period, we are required to reduce the initial exercise price of the Warrants issued to each investor in the private placement by $0.08 per calendar month, or portion thereof, until such time that the registration statement is declared effective by the SEC; provided that, in no event will we be obligated to reduce the initial exercise price of the Warrants by more than $0.80 in aggregate. The partial reduction of the initial exercise price of the Warrants began on October 11, 2010 and applies on a daily pro-rata basis for any portion of a calendar month prior to the effectiveness of the registration statement.

In connection with the private placement, we entered into the Make Good Escrow Agreement with Longhai Holdings, our controlling shareholder, Collateral Agents, LLC, the escrow agent, and Access America Investments, LLC, as representative of the investors, pursuant to which the parties agreed to certain “make good” provisions in the event that we do not meet certain financial performance thresholds for fiscal years 2010 and 2011. Pursuant to the Make Good Escrow Agreement, the parties agreed to the establishment of an escrow account and Longhai Holdings delivered into escrow certificates evidencing 7,500,000 ordinary shares held by it, to be held for the benefit of the investors. Under the Make Good Escrow Agreement, we established minimum after tax net income thresholds (as determined in accordance with GAAP and excluding any non-cash expenses and one-time expenses related to the reverse acquisition of Leewell and the private placement transaction) of $40 million for fiscal year 2010 and $60 million for fiscal year 2011 and minimum earnings per share thresholds (calculated on a fully diluted basis and including adjustment for any stock splits, stock combinations, stock dividends or similar transactions, and for shares issued in one public offering or pursuant to the exercise of any warrants, options, or other securities issued during or prior to the calculation period) of $1.13 for fiscal year 2010 and $1.70 for fiscal year 2011. If our after tax net income or earnings per share for either fiscal year 2010 or fiscal year 2011 is less than 90% of the applicable performance threshold, then the performance threshold will be deemed not to have been achieved, and the investors will be entitled to receive ordinary shares based upon a pre-defined formula agreed to between the parties. The parties agreed that, for purposes of determining whether or not any of the performance thresholds is met, the release of any of the escrowed shares and any related expense recorded under GAAP shall not be deemed to be an expense, charge, or any other deduction from revenues even if GAAP requires contrary treatment or the annual report for the respective fiscal years filed with the SEC by the Company may report otherwise.

Also in connection with the private placement, we entered into the Holdback Escrow Agreement with Collateral Agents, LLC, the escrow agent, Brean Murray, Carret & Co., LLC, the placement agent, and Access America Investments, LLC, as representative of the investors, pursuant to which $1,000,000 was deposited with the escrow agent to be released to us in incremental amounts to pay for fees and expenses relating to our obligations as a public company and $2,219,760 was deposited with the escrow agent to be distributed upon the satisfaction of certain covenants set forth in the Subscription Agreement. Pursuant to the Subscription Agreement, we were required to, as soon as possible, but no later than three (3) months after the closing of the reverse acquisition of Leewell, (i) nominate a five (5) member board of directors, a majority of which shall be independent (as defined for SEC purposes and NASDAQ rules and regulations) and (ii) hire an English-speaking chief financial officer who shall have experience with financial reporting companies under the Sarbanes-Oxley Act of 2002 and other federal or state securities laws and shall also meet the approval, which shall not be unreasonably withheld, and requirements of Access America Investments, LLC, the lead investor. On June 22, 2010, we hired a new chief financial officer and elected independent directors to satisfy these covenants and $2,219,760 was released to us in accordance with the terms of the Holdback Escrow Agreement.

We also entered into the IR Escrow Agreement with Collateral Agents, LLC, the escrow agent, Brean Murray, Carret & Co., LLC, the placement agent, and Access America Investments, LLC, as representative of the investors, pursuant to which $120,000 was deposited with the escrow agent to be distributed in incremental amounts to pay our investor relations firm, the choice of which is subject to the placement agent's approval.

In connection with the private placement, we also entered into a Lockup Agreement with Longhai Holdings and each of our directors and officers, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the closing of the private placement.

On April 14, 2010, we also issued an aggregate of 300,000 ordinary shares and warrants for the purchase of an aggregate of 138,735 ordinary shares, exercisable for a period of 3 years at an exercise price of $5.00 per share, to Brean Murray, Carret & Co., LLC and/or its designees, as partial compensation for services provided by them in connection with the private placement transaction. The estimated grant date fair value of these shares is $3.39 per share. The estimated cost recognized for the 300,000 ordinary shares is $1,017,000, which will be deferred and charged to paid-in capital when the registration statement is declared effective. Brean Murray, Carret & Co., LLC also received a cash fee of $775,759.39 for its services in connection with the private placement.

On April 14, 2010, we also issued an aggregate of 465,000 ordinary shares to Beijing Allstar Business Consulting, Inc. and/or its designees, as partial compensation for services provided by them in connection with the reverse acquisition of Leewell and the private placement transaction. The estimated grant date fair value of these shares is $3.39 per share and the estimated compensation recognized is $1,576,350, which will be charged to operations.

Our Corporate Structure

All of our business operations are conducted through our Chinese subsidiaries. The chart below presents our corporate structure:

MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this prospectus:

NAME	AGE	POSITION
Antoine Cheng	53	Chairman of the Board of Directors
Weiqing Zhang	36	Chief Executive Officer and Director
Zhaohui John Liang	41	Chief Financial Officer
Yang Chen	38	President
Lawrence Lee	46	Director
Dr. Peter Linneman	59	Director
Ruiping Tao	60	Director

Mr. Antoine Cheng. Mr. Cheng has been the Chairman of our board of directors since the closing of our reverse acquisition of Leewell on April 14, 2010 and has served as the Chairman of Oumei since 2009. Since September 22, 2009, Mr. Cheng has been the sole shareholder and director of Longhai Holdings, our controlling shareholder, and since 2006 he has also been sole shareholder and director of Longhai Group, a PRC infrastructure and building construction company, and our related party. Longhai Holdings and Longhai Group are under common control, but do not have any other relationship. Prior to his retirement from governmental service in 2006, Mr. Cheng served as Chief Director of the Industry and Commerce Department of the Qingdao (Pingdu and Jimo) Municipal Government from 1998 to 2006 and as Vice Chief Director of the Public Security Bureau of the Pingdu Municipal Government from 1992 to 1998. Mr. Cheng received his Master’s degree in economics from Shandong Public Administration College in 2005.

Mr. Weiqing Zhang. Mr. Zhang has served as our Chief Executive Officer since the closing of our reverse acquisition of Leewell on April 14, 2010 and became a member of our board of directors on May 1, 2010. Mr. Zhang also served as our President from the closing of our reverse acquisition of Leewell on April 14, 2010 until June 22, 2010. Mr. Zhang has held the same positions with Oumei since its formation in May 2001. Prior to joining Oumei, he was responsible for properties development for Longhai Real Estate Development Co., Ltd., between August 1994 and May 2001. With more than 15 years of experience in real estate development, Mr. Zhang has successfully developed more than two million square meters of GFA and has also served in strategic planning and general administration functions. He graduated from Qingdao Construction Engineering College in 1994 with a Bachelor’s degree in Business.

Mr. Zhaohui John Liang. Mr. Zhaohui John Liang has served as our Chief Financial Officer since June 22, 2010. He has over 15 years of experience in real estate finance, investment and development. From June 2009 to June 2010, Mr. Liang was Senior Director of Real Estate at The Great Atlantic & Pacific Tea Company, Inc. (NYSE: GAP), where he oversaw the real estate portfolio of one of the largest U.S. retail chains with $9 billion in annual sales, managed real estate-oriented corporate financing, accounting and reporting, led major corporate divestures and acquisitions, and developed and implemented the company’s strategic real estate plan. Prior to that, he served in key positions at Lerner Heidenberg Properties, Inc., a real estate investment and development company, including Chief Financial Officer from January 2006 to February 2009 and Director of Finance and Acquisitions from December 2004 to January 2006. From May 2004 to December 2004, Mr. Liang was Senior Financial Analyst & Asset Manager at General Growth Properties, Inc. (NYSE: GGP), a public real estate investment trust. From May 2003 to September 2003, he served as an Equity Analyst in the Real Estate Group of Friedman Billings Ramsey & Co., an investment bank, and from January 1994 to April 2002, he was a Development Project Manager at THSSW Architects, P.C., an architectural and construction project management firm. Mr. Liang earned his Bachelor of Architecture from the University of Arkansas, and his MBA with a dual major in finance and real estate from the Wharton School at the University of Pennsylvania. He is a member of a number of professional organizations including the Chinese Finance Association, Zell/Lurie Real Estate Center of the Wharton School, Urban Land Institute, the American Institute of Architects, and the International Council of Shopping Centers. He is also a licensed architect.

Mr. Yang Chen. Mr. Chen has served as our President since June 22, 2010 and previously served as our Chief Financial Officer and Vice President from the closing of our reverse acquisition of Leewell on April 14, 2010 until June 22, 2010. He has also served as the Chief Financial Officer of Oumei since January 2008. Mr. Chen has more than 17 years of experience in accounting and financial management. Prior to joining Oumei, he served as chief financial officer for several companies, including Mudanjiang Dongxing Group Corporation, a retail-oriented diversified company (hotels, supermarkets, villas, and electrical equipment) from 2004 to 2008 and Harbin Guangyun Electrical Appliance Co., Ltd. prior to joining Mudanjiang Dongxing in 2004. Mr. Chen graduated from Harbin Institute of Technology with a Bachelor’s degree in industrial accounting in 1992.

Mr. Lawrence Lee. Mr. Lawrence Lee has been a member of our board of directors since June 22, 2010. He is the founder and managing director of the Boardroom Advisors Company Limited, a Beijing-based financial advisory firm. He is currently also serving as a director of Universal Travel Group (NYSE: UTA), an online travel service company operating in China. From October 2007 to November 2009, Mr. Lee served as chief financial officer of Synutra International, Inc. (NASDAQ: SYUT), a consumer product company operating in China. From August 2004 to September 2007, Mr. Lee was a vice president and chief financial officer of Kasen International Holdings Limited, a public company listed on the Hong Kong Stock Exchange. Prior to that, Mr. Lee served as chief financial officer at Eagle Brand Holdings Limited, a company listed on the Singapore Stock Exchange. Mr. Lee’s experience also includes serving as a financial controller at the Korean division of Exel Plc, a multinational supply chain management firm, and serving as a senior auditor at Waste Management Inc.’s international department in London. Mr. Lee is a fellow member of the Association of Chartered Certified Accountants (ACCA). Mr. Lee received a bachelor’s degree in management and engineering from Beijing Institute of Technology, a master’s degree in economics from Renmin University of China, and a master’s degree in accounting and finance from the London School of Economics.

Dr. Peter Linneman. Dr. Peter Linneman has been a member of our board of directors since June 22, 2010. He is widely recognized as one of the leading strategic thinkers in the real estate industry, and was cited as one of the 25 most influential people in real estate by Realtor Magazine, and one of the 100 most powerful people in NY real estate by the NY Observer. For 30 years he has been the managing principal of Linneman Associates, providing strategic and financial advice to leading corporations, and also serves as the Albert Sussman Professor of Real Estate, Finance, and Public Policy at the Wharton School of Business, the University of Pennsylvania. A member of Wharton’s faculty since 1979, he served as the founding chairman of Wharton’s Real Estate Department and was the Director of Wharton’s Zell-Lurie Real Estate Center for 13 years. He is the founding co-editor of The Wharton Real Estate Review. His teaching and research focuses on real estate and investment strategies. He has published over 80 articles during his career and is a highly sought-after speaker, appearing as the keynote speaker at numerous major industry conferences. He is also a co-coordinator/sponsor/moderator (with Sam Zell) of the prestigious industry roundtable, The Marshall Bennett Classic. His quarterly research publication, The Linneman Letter, is widely read throughout the real estate industry and is viewed as a major thought leader in the business. His book, Real Estate Finance and Investments: Risks and Opportunities, has been adopted at over 50 leading universities and is the leading primary reference source for those interested in real estate finance and investment. Dr. Linneman holds both Masters and Doctorate degrees in economics from the University of Chicago. He currently serves on the Board of Directors and executive, compensation and governance committees of Equity One, Inc. (NYSE: EQY), an owner, developer and operating of shopping centers, and on the Board of Directors and executive and audit committees of JER Investors Trust Inc. (JERT), a commercial real estate finance company.

Mr. Ruiping Tao. Mr. Ruiping Tao has been a member of our board of directors since June 22, 2010. He is regarded as one of the pioneers in shaping the City of Qingdao’s urban planning strategy, and widely recognized in China as a leading expert in the field of urban planning, development and public policy. He currently serves as the Chairman of the City of Qingdao Urban Planning Association. As a life-long public servant, Mr. Tao served as the Chief of Qingdao Urban Planning Bureau from February 2007 to March 2008, and as Vice Chief from April 2001 to February 2007. In April 2008, Mr. Tao was appointed by the Government of Qingdao to head a special task force in charge of developing a comprehensive urban development plan for Yongwan Bay, which is the geographic and strategic focal point of the city’s next 5-year development strategy. Mr. Tao previously served as a Navy officer from December 1970 to April 2001. He officially retired from all governmental positions in March 2010. Mr. Tao is frequently invited to speak at national and international urban planning industry conferences, such as the International Society of City and Regional Planners Convention, and provides advisory service to numerous governmental and educational institutions in China. Mr. Tao received his Bachelor of Electrical and Mechanical Engineering from the College of Naval Engineering, and his EMBA from the Cheung Kong Graduate School of Business.

Director Qualifications

Below is a summary of the qualifications, attributes, skills and experience of each of our directors that led us to the conclusion that such director should serve as a director of our Company, in light of our business and structure.

Mr. Antoine Cheng

  Leadership and Management experience - has been Oumei’s Chairman since 2009, and since 2006 has also been the sole shareholder and director of Longhai Group, and our related party

  Education background - Master’s degree in economics

Mr. Weiqing Zhang

  Leadership and Management experience - founder of Oumei and has been its Chief Executive Officer and President since its formation in May 2001

  Industry experience - has more than 15 years of experience in real estate development

  Education background - Bachelor’s degree in business

Mr. Lawrence Lee

  Leadership and Accounting experience - fellow member of the Association of Chartered Certified Accountants and served as chief financial officer of several public companies

  Education background - Bachelor’s degree in management and engineering from Beijing Institute of Technology, a master’s degree in economics from Renmin University of China, and a master’s degree in accounting and finance from the London School of Economics

Dr. Peter Linneman

  Industry experience - has more than 30 years of experience in the real estate industry; cited as one of the 25 most influential people in real estate by Realtor Magazine and one of the 100 most powerful people in NY real estate by the NY Observer

  Academic experience - faculty member of Wharton School of Business, the University of Pennsylvania since 1979; founding chairman of Wharton’s Real Estate Department; over 80 publications

  Education background - Masters and Doctorate degrees in economics from the University of Chicago

Mr. Ruiping Tao

  Leadership and industry experience - Chairman of the City of Qingdao Urban Planning Association; former Chief of Qingdao Urban Planning Bureau

  Education background - Bachelor’s degree in Electrical and Mechanical Engineering from the College of Naval Engineering and EMBA from the Cheung Kong Graduate School of Business

Significant Employees

In addition to the foregoing named officers and directors, the following employees are also key to our business and operations:

NAME	AGE	POSITION
Zhongbo Zhou	34	Vice General Manager of Engineering Department of Oumei
Yalei Chen	33	Vice General Manager of Development Strategies Department of Oumei

Mr. Zhongbo Zhou. Mr. Zhou has served as Oumei’s Vice General Manager of Engineering Department since 2007 and is responsible for project and sales management. From the closing of our reverse acquisition of Leewell on April 14, 2010 until June 22, 2010, he served as a member of our board of directors. He joined Oumei in 2001 and served as its Vice General Manager of Administration from 2005 to 2007. Mr. Zhou holds a Bachelor’s degree in civil engineering from Qingdao Technical University.

Mr. Yalei Chen. Mr. Chen has served as Oumei’s Vice General Manager of Development Strategies Department since 2007 and is in charge of its development strategies. He joined Oumei in 2001 as a technician and assistant to General Manager. Prior to that, Mr. Chen worked as a technician in Qingdao Pingdu Construction Group Company Factory and ZTE Corporation. He graduated from China Agricultural University in 1997 with a college diploma.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence –Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Board Composition and Committees

The board of directors is currently composed of five members: Mr. Antoine Cheng, Mr. Weiqing Zhang, Mr. Lawrence Lee, Dr. Peter Linneman and Mr. Ruiping Tao. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. We may increase the size of our board of directors in the future but have not determined the approximate time to take such action.

On June 22, 2010, our board of directors established three Committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. Each of the Audit Committee, Compensation Committee and Governance and Nominating Committee is comprised entirely of our independent directors, Mr. Lawrence Lee, Dr. Peter Linneman and Mr. Ruiping Tao. From time to time, our board of directors may establish other committees. The board of directors has adopted a written charter for each of the committees which is available on the Company’s website www.chinaoumeirealestate.com. Printed copies of each of our committee charters may be obtained, without charge, by contacting the Chief Financial Officer at our executive office, Floor 28, Block C Longhai Mingzhu Building, No. 182 Haier Road, Qingdao 266000, People’s Republic of China.

Audit Committee

Our Audit Committee consists of three members: Mr. Lawrence Lee, Dr. Peter Linneman and Mr. Ruiping Tao. Mr. Lee serves as the Chair of the Audit Committee. Each member of the Audit Committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Lawrence Lee (i) is the “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC, and (ii) also meets NASDAQ’s financial sophistication requirements.

The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company. The Audit Committee is responsible for, among other things:

  selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

  reviewing with our independent auditors any audit problems or difficulties and management’s response;

  reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act of 1933, as amended;

  discussing the annual audited financial statements with management and our independent auditors;

  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;

  annually reviewing and reassessing the adequacy of our Audit Committee charter;

  meeting separately and periodically with management and our internal and independent auditors;

  reporting regularly to the full Board; and

  such other matters that are specifically delegated to our Audit Committee by our Board from time to time.

Compensation Committee

Our Compensation Committee consists of three members: Mr. Lawrence Lee, Dr. Peter Linneman and Mr. Ruiping Tao. Mr. Tao serves as the Chair of the Compensation Committee. The members of the Compensation Committee are all independent directors within the meaning of applicable NASDAQ listing standards.

Our Compensation Committee assists our board of directors in reviewing and approving the compensation structure of our executive officers, including all forms of compensation to be provided to our executive officers. Our chief executive officer may not be present at any Committee meeting during which his compensation is deliberated. The Compensation Committee is responsible for, among other things:

  approving and overseeing the compensation package for our executive officers;

  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation; and

  reviewing periodically and making recommendations to the board of directors regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans; and reviewing and making recommendations to the board of directors regarding succession plans for the chief executive officer and other senior officers.

Governance and Nominating Committee

Our Governance and Nominating Committee consists of three members: Mr. Lawrence Lee, Dr. Peter Linneman and Mr. Ruiping Tao. Dr. Linneman serves as the Chair of the Governance and Nominating Committee. The members of our Governance and Nominating Committee are all independent directors within the meaning of applicable NASDAQ listing standards.

The Governance and Nominating Committee assists our board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The Governance and Nominating Committee is responsible for, among other things:

  identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

  reviewing annually with the board the current composition of the board in light of the characteristics of independence, skills, experience and availability of service to us;

  reviewing periodically the compensation paid to non-employee directors for annual retainers and meeting fees, if any, and making recommendations to the board for any adjustments; and

  identifying and recommending to the board the directors to serve as members of the board’s committees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background and Compensation Philosophy

Prior to our reverse acquisition of Leewell, our operating subsidiaries were private limited companies organized under the laws of the PRC, and in accordance with PRC regulations, the salary of our executives was determined by our shareholders.

In 2009, our named executive officers included Mr. Weiqing Zhang, our Chief Executive Officer and former President, and Mr. Yang Chen, our former Chief Financial Officer. Mr. Zhang is also a member of our board of directors. In 2009, our board of directors determined the compensation of our named executive officers, based on our financial and operating performance and prospects and the contributions made by each of the executive officers to our success. In determining the compensation paid to our officers, we also made reference to similarly-sized real estate companies operating in our geographic region, such as Tiantai Real Estate, although we did not use a benchmark. As disclosed below, each of the named executive officers entered into an employment agreement and their employment agreements govern the amount of base salary the executives are paid.

During fiscal year 2009, we did not have a standing compensation committee. Our board of directors was responsible for the functions that would otherwise be handled by a compensation committee. All directors participated in deliberations concerning executive officer compensation, including directors who were also executive officers.

Elements of Compensation

We provide our executive officers with a base salary and discretionary bonuses to compensate them for services rendered during the year. Our executive officers do not receive compensation from any other persons, including our parent company or affiliates. We believe that our policy of compensating our executives in this way has served the company well and does not encourage unreasonable risk-taking.

Prior to our reverse acquisition, compensation of our executive officers was based in significant part on an evaluation of company profits in comparison to the profits of peer companies. Individual officer compensation was determined on a case-by-case basis.

Specific performance measures to determine salary, bonuses and any other compensation measures for our named executive officers have not yet been determined. We expect that these compensation measures will be established and approved by our newly-formed compensation committee and will be awarded based upon the achievement of performance goals predetermined at the beginning of the applicable period.

  Base Salary. The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience. The base salary paid to our named executive officers is governed by their respective employment agreements and is reflected in the Summary Compensation Table below.

  Discretionary Bonus. We did not pay bonus compensation to our executive officers in 2009. If, in the future, our compensation committee determines to provide bonus compensation as a regular part of our executive compensation package, our compensation committee may adopt a formal incentive bonus plan, which will establish performance goals for each of the executive officers and maximum amounts that may be earned upon attainment of such performance goals.

  Equity Incentives. During fiscal year 2009, we did not have an equity based incentive program and we did not grant stock based awards as a component of compensation in 2009. On October 12, 2010, our board of directors, compensation committee and shareholders adopted the Equity Incentive Plan, which became effective on November 4, 2010.  See "Equity Incentive Plan " below for a description of our Equity Incentive Plan.

  Retirement Benefits. Our executive officers are not presently entitled to company-sponsored retirement benefits.

  Perquisites. Historically, we have provided certain of our named executive officers with perquisites and other personal benefits that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete, especially for executives who perform services abroad as expatriates. We believe that these additional benefits assist our executives in performing their duties and provide time efficiencies for our executives. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our compensation committee.

Equity Incentive Plan

On October 12, 2010, our board of directors, compensation committee and shareholders adopted the Equity Incentive Plan, which became effective on November 4, 2010. The Equity Incentive Plan permits the grant of incentive share options, nonstatutory share options (i.e., options not intended to qualify as incentive share options), restricted shares, share grants, restricted share units, share appreciation rights, performance units and performance shares to employees, directors, and consultants of the Company and its affiliates.

Up to 3,000,000 ordinary shares may be issued under the Equity Incentive Plan; provided that the number and class of shares available under the Equity Incentive Plan are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, share splits, share dividends, or other similar events which change the number or kind of shares outstanding.

Our board of directors may at any time amend, alter, suspend or terminate the Equity Incentive Plan, provided that we will obtain shareholder approval of any amendment to the extent necessary and desirable to comply with applicable laws. No amendment, alteration, suspension or termination of the Equity Incentive Plan will impair the rights of any participant, unless agreed to by the participant.

The Equity Incentive Plan is administered by our compensation committee. The compensation committee has the authority to determine the specific terms and conditions of all awards granted under the Equity Incentive Plan, including, without limitation, the number of shares subject to each award, the price to be paid for the shares and the applicable vesting criteria. The compensation committee, in its sole discretion, may impose vesting schedules, limitations on transferability and forfeiture conditions on any award granted under the Equity Incentive Plan as it may deem advisable or appropriate, on the basis of such conditions, including but not limited to, achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued status as a service provider), or any other basis the compensation committee may determine in its discretion. The compensation committee, in its discretion, may accelerate the time at which any such restrictions will lapse or be removed. The compensation committee may also provide for such complete or partial exceptions to an employment or service restriction as it deems equitable.

The compensation committee may reprice or terminate options or share appreciation rights at a lower purchase price per share than the original grant without prior shareholder approval. The compensation committee may also authorize the Company to issue new option or share appreciation right awards in exchange for the surrender and cancellation of any or all outstanding awards, subject to the consent of the holder whose rights would be impaired. In addition, the compensation committee may at any time repurchase options with payment in cash, shares or other consideration, based on such terms and conditions as the compensation committee and the holder shall agree.

Following is a description of the types of awards that may be issued under the Equity Incentive Plan.

Option Grants. An option is the right to purchase our ordinary shares at a future date at a specified price. Options granted under the Equity Incentive Plan may be either incentive share options, within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory share options (i.e., options not intended to qualify as incentive share options). The compensation committee determines the terms of each option at the time of grant, including the number of shares covered by, the exercise price of, and the conditions and limitations applicable to the exercise of each option (including vesting criteria); provided that (i) the exercise price of an option may not be less than the fair market value of a share or the par value of a share on the grant date and the term may not exceed ten years, (ii) incentive share options may only be granted to employees of the Company and of any parent or subsidiary of the Company; (iii) if the optionee owns more than 10% of the total combined voting power of all classes of our shares, the exercise price of an incentive share options may not be less than 110% of the fair market value of a share on the grant date and the option term may not exceed five years.

Restricted Share Awards. The compensation committee may, in its discretion, award restricted shares and may determine the number of shares awarded and the terms and conditions (including vesting criteria) of, and the amount of payment to be made by the recipient for such restricted shares. During the period of restriction determined by the compensation committee, restricted shares shall be subject to vesting or forfeiture (including a right of the Company to repurchase restricted shares at less than the then fair market value per share) arising on the basis of such conditions as the compensation committee may determine in its sole discretion. Any such risk of forfeiture may be waived or terminated, or the period of restriction shortened, at any time by the compensation committee on such basis as it deems appropriate.

Share Grants. Share grants not subject to risk of forfeiture or restrictions on transferability are awarded solely in recognition of significant contributions to the success of the Company or its affiliates, in lieu of compensation otherwise already due and in such other limited circumstances as the compensation committee deems appropriate (provided that payment of not less than the par value per share shall be required). Share grants are made without forfeiture conditions of any kind.

Restricted Share Units. A restricted share unit is the right to receive one share at the end of a specified period of time. The compensation committee may, in its discretion, award restricted share units in such number and upon such terms and conditions (including vesting criteria) as determined by the compensation committee. During the period of restriction, restricted share unites shall be subject to vesting or forfeiture arising on the basis of such conditions as the compensation committee may determine in its sole discretion. Any such risk of forfeiture may be waived or terminated, or the period of restriction shortened, at any time by the compensation committee on such basis as it deems appropriate.

Share Appreciation Rights. A share appreciation right is the right to receive payment from the Company in an amount no greater than the excess of the fair market value of a share at the date the share appreciation right is exercised over a specified price fixed by the compensation committee, which shall not be less than the fair market value of a share on the date of grant. In the case of a share appreciation right which is granted in connection with an option, the specified price shall be the option exercise price. The compensation committee may award share appreciation rights in such number and upon such terms and conditions (including vesting criteria) as it may determine. At the discretion of the compensation committee, the payment upon exercise of a share appreciation right may be in cash, shares of equivalent value or some combination thereof.

Performance Units and Performance Shares. Performance shares and performance units are awards that may vest in whole or in part upon attainment of performance goals or other vesting criteria as the compensation committee may determine. Each performance share will have an initial value equal to the fair market value of a share on the grant date. Each performance unit will have an initial value established by the compensation committee on or before the grant date. The compensation committee shall, at its discretion, determine the performance objectives or other vesting provisions which will determine the number or value of the performance units or shares granted. After the applicable performance period has ended, the holder of performance units or performance shares will be entitled to receive a payout of the number of performance units or performance shares earned by the holder over the performance period as determined by the extent to which performance objectives were achieved.

Summary Compensation Table — Fiscal Years Ended December 25, 2009, 2008 and 2007

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Weiqing Zhang, Chief Executive Officer (1)	2009	15,812	0	0	0	0	15,812
	2008	14,000	0	0	0	0	14,000
	2007	9,000	0	0	0	0	9,000
Yang Chen, former Chief Financial Officer (1)	2009	14,000	0	0	0	0	14,000
	2008	14,000	0	0	0	0	14,000
	2007	-	-	-	-	-	-
Joseph Rozelle, former President and Chief Financial Officer (2)	2009	0	0	0	0	0	0
	2008	0	0	0	0	0	0
	2007	0	0	0	0	0	0

(1)

On April 14, 2010, we acquired Leewell in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Weiqing Zhang became our Chief Executive Officer and President and Mr. Chen became our Chief Financial Officer. On June 22, 2010, Mr. Weiqing Zhang resigned as our President and Mr. Chen resigned as our Chief Financial Officer and was appointed as our President. On the same date, Mr. Zhaohui John Liang was appointed as our Chief Financial Officer. Prior to the effective date of the reverse acquisition, Messrs. Zhang and Chen held the same positions with Leewell’s subsidiary, Oumei. The annual, long-term, and other compensation shown in this table includes the amounts Messrs. Zhang and Chen received from Oumei prior to the consummation of the reverse acquisition. Mr. Chen was not employed by Oumei in 2007.

(2)	Mr. Joseph Rozelle resigned from all offices he held with us upon the closing of the reverse acquisition of Leewell on April 14, 2010.

Summary of Employment Agreements and Material Terms

Except for our Chief Financial Officer, all of our employees, including Mr. Weiqing Zhang, our Chief Executive Officer and former President, and Mr. Yang Chen, our former Chief Financial Officer and currently our President, have executed our standard employment agreement. Our employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus. Mr. Zhang’s employment agreement provides for an annual salary of RMB108,000 (approximately $16,000) and expires on June 5, 2012, and Mr. Chen’s employment agreement provides for an annual salary of RMB96,000 (approximately $15,000) and expires on July 1, 2012.

On June 15, 2010 we entered into an employment agreement with our Chief Financial Officer, Mr. Zhaohui John Liang, pursuant to which we agreed to pay Mr. Liang an annual salary of $200,000, subject to adjustment based on currency fluctuations. In addition, we agreed to establish an equity incentive plan for our officers and grant to Mr. Liang under such plan an option to purchase a number of our ordinary shares determined by our board of directors, but in no event less than 1.2% of the total number of our outstanding ordinary shares on the date of grant. On November 4, 2010, we granted to Mr. Liang an option to purchase 327,000 ordinary shares for an exercise price of $5.00 per share, subject to certain vesting requirements. Pursuant to the employment agreement, we also agreed to provide Mr. Liang and his direct family members with medical insurance and Mr. Liang is also eligible to participate in any bonus, incentive and benefit plans established by us. The term of the employment agreement is for two (2) years and may be terminated by us for cause upon thirty (30) days’ notice and by either party without cause upon sixty (60) days’ notice. Mr. Liang will also receive four months’ salary, accrued benefits, and an opportunity to vest and exercise all stock options if he resigns for good reason or is terminated without cause or after a change in control.

Other than noted above and necessary social benefits required by the PRC government, which are defined in the employment agreements, we currently do not provide other benefits to our officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Grants of Plan-Based Awards

No plan-based awards were granted to any of our named executive officers during the fiscal year ended December 25, 2009.

Outstanding Equity Awards at Fiscal Year End

No unexercised options or warrants were held by any of our named executive officers at December 25, 2009. No equity awards were made during the fiscal year ended December 25, 2009.

Option Exercises and Stock Vested

No options to purchase our capital stock were exercised by any of our named executive officers, nor was any restricted stock held by such executive officers vested during the fiscal year ended December 25, 2009.

Pension Benefits

No named executive officers received or held pension benefits during the fiscal year ended December 25, 2009.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered or issued to any named executive officer during the fiscal year ended December 25, 2009.

Potential Payments Upon Termination or Change in Control

Mr. Zhaohui John Liang’s employment agreement entitles him to a lump sum payment equal to four months’ salary, accrued benefits, and an opportunity to vest and exercise all stock options if he resigns for good reason or is terminated without cause or after a change in control. For purposes of Mr. Liang’s employment agreement, (1) “cause” means, as determined by our board of directors (or its designee) (a) conduct by Mr. Liang in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent, (b) his willful misconduct, (c) the willful and continued failure of Mr. Liang to perform his duties with us (other than any such failure resulting from incapacity due to physical or mental illness, or (d) any material breach by Mr. Liang of any provision of his employment agreement; provided, however, that no such termination shall be deemed to be a termination for cause unless the Company has provided Mr. Liang with written notice of what it reasonably believes are the grounds for any termination for cause and Mr. Liang fails to take appropriate remedial actions during the thirty (30) day period following receipt of such written notice; (2) “good reason” means that without Mr. Liang’s prior written consent and in the absence of cause, one or more of the following events occurs: (a) any materially adverse change in Mr. Liang’s authority, duties, or responsibilities or any assignment to him of duties and responsibilities materially inconsistent with those normally associated with his position, or (b) a reduction in Mr. Liang’s salary or benefit, or (iii) Mr. Liang is required to be primarily based at any office more fifty (50) miles outside the metropolitan area of his then current business address, excluding travel required in the performance of his responsibilities; and (3) “change in control” means (a) the sale of more than fifty percent (50%) of our outstanding capital stock, other than in connection with an underwritten public offering of our securities, or (b) the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, or (c) a merger, consolidation, or like business combination or reorganization of the Company (or similar transaction) in which the Company is not the surviving entity or following which our shareholders immediately prior to such transaction no longer control a majority of our voting stock.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the fiscal year ended December 25, 2009.

On June 22, 2010, we entered into separate independent director agreements with each of our independent directors, Mr. Lawrence Lee, Dr. Peter Linneman and Mr. Ruiping Tao. Under the terms of the independent director agreements, we agreed to pay Mr. Lee an annual fee of $40,000 and Mr. Tao an annual fee of RMB 120,000 (approximately $17,564), as compensation for the services to be provided by them. As compensation for his services, we agreed to grant to Dr. Linneman 20,000 restricted ordinary shares at the time we establish an equity incentive plan, and on each anniversary of his appointment that he remains our director (regardless of his director status after such anniversary), 20,000 restricted ordinary shares and an option for the purchase of 20,000 ordinary shares. The options to be granted to Dr. Linneman will have an exercise price equal to the market closing price of our ordinary shares on the date of grant, or, if no such market closing price information is available, the Compensation Committee or our board will determine the exercise price based on its analysis of the ordinary shares’ fair market value.

Compensation Committee Interlocks and Insider Participation

During the fiscal year 2009, we did not have a standing compensation committee. Our board of directors was responsible for the functions that would otherwise be handled by the compensation committee. All directors participated in deliberations concerning executive officer compensation, including directors who were also executive officers, however, none of our executive officers received any compensation during the last fiscal year. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers served on our Board or Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS;
CORPORATE GOVERNANCE

Transactions With Related Persons

The following includes a summary of transactions since the beginning of the 2009 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).

  As of December 25, 2009 and 2008, we had a total of $2,949,102 and $15,279,068, respectively, due from Longhai Group and its subsidiaries. Longhai Group is wholly-owned by Mr. Antoine Cheng, our Chairman. These balances are not evidenced by a written document, have no stated terms for repayment and are not interest bearing. The balances due from Longhai Group and its subsidiaries totaled $5,655,475 as of September 25, 2010. The Company expects these balances to be paid off by December 2010. The Company has no intention to extend similar loans to related parties in the future.

  In 2009, we sold two floors of a project for office use to Longhai Construction Company, a subsidiary of Longhai Group, for approximately $3,274,000. The price of the property sold to Longhai Construction Company was based upon our management’s assessment of the market value of the property, determined by referencing comparable market prices of buildings in the same area.

  On January 24, 2008, we acquired from Longhai Group and the other unaffiliated shareholders of Qingdao Xudong 100% of their equity interests in Qingdao Xudong for RMB 60,000,000 (approximately $8.3 million). Longhai Group owned approximately 74% of Qingdao Xudong.

  On August 27, 2008, we acquired from the shareholders of Weifang Longhai Industry 100% of their equity interests in Weifang Longhai Industry for RMB 30,000,000 (approximately $4.4 million). Longhai Group owned approximately 95% of Weifang Longhai Industry and Mr. Gao Xuling, acting as a trustee shareholder on behalf of Mr. Antoine Cheng, held 5% of Weifang Industry.

  On June 25, 2009, we acquired from shareholders of Caoxian Industry 100% of their equity interest in Caoxian Industrial for RMB 15,000,000 (approximately $2.2 million). Longhai Group owned approximately 90% of Caoxian Industry and Mr. Wang Hongde, acting as a trustee shareholder on behalf of Mr. Antoine Cheng, held 10% of Caoxian Industry.

  On September 25, 2009, we acquired from shareholders of Longhai Real Estate 100% of their equity interest in Longhai Real Estate for RMB20,000,000 (approximately $2.9 million). Ms. Wang Jinhua, Mr. Antoine Cheng’s wife, owned 40% of Longhai Real Estate, and Ms. Wang Yingchun, acting as a trustee shareholder on behalf of Mr. Antoine Cheng, owned 60% of Longhai Real Estate.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

As we increase the size of our board of directors and gain independent directors, we expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our ordinary shares, including any of their immediate family members and any entity owned or controlled by such persons.

We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. Management’s presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

  the risks, costs and benefits to us;

  the effect on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  the terms of the transaction;

  the availability of other sources for comparable services or products; and

  the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse himself or herself from deliberations and approval of the transaction in which the interested director is involved.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

Our Board is currently composed of 5 members, of which Mr. Lawrence Lee, Dr. Peter Linneman and Mr. Ruiping Tao are “independent” as that term is defined by the rules and regulations of the NASDAQ Stock Market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of each class of our voting securities as of November 23, 2010 (i) by each person who is known by us to beneficially own more than 5% of our voting securities; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Floor 28, Block C, Longhai Mingzhu Building, No.182 Haier Road, Qingdao 266000, People’s Republic of China.

Name and Address of Beneficial Owner	Office, If Any	Shares Beneficially Owned(1)
		Ordinary Shares(2)		Preference Shares(3)		% Total Voting Power(4)
		Shares	% of Class	Shares	% of Class
Directors and Officers
Antoine Cheng (5)	Chairman	27,143,000	87.56%	0	*	80.36%
Weiqing Zhang (6)	CEO and Director	248,700	*	0	*	*
Zhaohui John Liang (7)	CFO	204,600	*	0	*	*
Yang Chen (8)	President	248,700	*	0	*	*
Lawrence Lee	Director	0	*	0	*	*
Dr. Peter Linneman (9)	Director	10,000	*	0	*	*
Ruiping Tao	Director	0	*	0	*	*
All officers and directors as a group (7 persons named above)		27,855,000	87.89%	0	*	80.82%
5% Security Holders
Longhai Holdings Company Limited (5)		27,143,000	87.56%	0	*	80.36%
Jayhawk Private Equity Fund II, L.P. (10) 930 Tahoe Blvd., 802-281 Incline Village, NV 89451		375,000	1.20%	750,000	27.03%	3.29%
Access America Fund, LP (11) 11200 Westheimer Rd., Suite 508 Houston, TX 77042		404,164	1.30%	375,000	13.51%	2.29%
Hua-Mei 21st Century Partners, LP (12) 237 Park Avenue, 9th Floor New York, NY 10017		446,500	1.43%	475,000	17.12%	2.71%
Guerrilla Partners, LP (13) 237 Park Avenue, 9th Floor New York, NY 10017		258,500	*	275,000	9.91%	1.57%
Taylor International Fund, Ltd. (14) 714 S. Dearborn Street, 2nd Floor Chicago, IL 60605		404,164	1.30%	375,000	13.51%	2.29%

* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our ordinary shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 31,000,062 ordinary shares issued and outstanding as of November 23, 2010.

(3)

Based on 2,774,700 Preference Shares issued and outstanding as of November 23, 2010. Each Preference Share is convertible into one (1) ordinary share (subject to customary adjustments for stock splits, combinations, or equity dividends on ordinary shares). Holders of Preference Shares vote with the holders of ordinary shares on all matters on an “as converted” basis. See “Description of Securities – Preference Shares” below for more information regarding our Preference Shares.

(4)	Percentage of Total Capital Stock represents total ownership with respect to all shares of our ordinary shares and Preference Shares, as a single class and on an “as converted” basis.

(5)

Includes 27,143,000 ordinary shares held by Longhai Holdings. Mr. Antoine Cheng is the sole shareholder and director of Longhai Holdings and has voting and dispositive control over the securities held by it. Pursuant to the Lock-up Agreement, all of the ordinary shares held by Longhai Holdings are subject to an eighteen-month lock-up period following the closing of the private placement on April 14, 2010. In addition, pursuant to the Make Good Escrow Agreement, Longhai Holdings deposited 7,500,000 ordinary shares held by it into an escrow account for the benefit of the investors in the event that we fail to meet certain financial performance thresholds.

(6)

Includes 238,700 ordinary shares underlying an option to purchase our ordinary shares that may vest within 60 days. On November 4, 2010, we granted to Mr. Zhang an option to purchase 434,000 ordinary shares for an exercise price of $5.00 per share. The option vests with respect to 50% of such shares on December 15, 2010, and thereafter with respect to 5% of such shares on each successive one-month anniversary thereof, commencing with the first such anniversary; provided, however, that Mr. Zhang remains an employee of the Company or any affiliate of the Company as of each vesting date; and provided further, that the option cannot begin vesting until the consummation of the Company’s public offering. However, upon the consummation of the public offering, the option will have an immediate vesting of all shares that would have otherwise vested at such time. Pursuant to the Lock-up Agreement, all of the ordinary shares held by Mr. Zhang are subject to an eighteen-month lock-up period following the closing of the private placement on April 14, 2010.

(7)

Includes 204,600 ordinary shares underlying an option to purchase our ordinary shares that may vest within 60 days. On November 4, 2010, we granted to Mr. Liang an option to purchase 372,000 ordinary shares for an exercise price of $5.00 per share. The option vests with respect to 50% of such shares on December 15, 2010, and thereafter with respect to 5% of such shares on each successive one-month anniversary thereof, commencing with the first such anniversary; provided, however, that Mr. Liang remains an employee of the Company or any affiliate of the Company as of each vesting date; and provided further, that the option cannot begin vesting until the consummation of the Company’s public offering. However, upon the consummation of the public offering, the option will have an immediate vesting of all shares that would have otherwise vested at such time. The option will vest in full if Mr. Liang is terminated without cause.

(8)

Includes 238,700 ordinary shares underlying an option to purchase our ordinary shares that may vest within 60 days. On November 4, 2010, we granted to Mr. Chen an option to purchase 434,000 ordinary shares for an exercise price of $5.00 per share. The option vests with respect to 50% of such shares on December 15, 2010, and thereafter with respect to 5% of such shares on each successive one-month anniversary thereof, commencing with the first such anniversary; provided, however, that Mr. Chen remains an employee of the Company or any affiliate of the Company as of each vesting date; and provided further, that the option cannot begin vesting until the consummation of the Company’s public offering. However, upon the consummation of the public offering, the option will have an immediate vesting of all shares that would have otherwise vested at such time. Pursuant to the Lock-up Agreement, all of the ordinary shares held by Mr. Chen are subject to an eighteen-month lock-up period following the closing of the private placement on April 14, 2010.

(9)

Includes 10,000 ordinary shares that may vest within 60 days. On November 4, 2010, we granted 20,000 ordinary shares to Mr. Linneman. 50% of the shares vest on the date of grant and the remaining shares shall vest on the twelve-month anniversary of the date of grant; provided, that the shares cannot begin vesting until the consummation of the Company’s public offering. However, upon the consummation of the public offering, all shares that would have otherwise vested at such time will vest in full.

(10)	Includes 375,000 shares underlying a warrant to purchase our ordinary shares. Kent C. McCarthy has sole voting and dispositive power over securities held by Jayhawk Private Equity Fund II, L.P.

(11)

Includes 187,500 shares underlying a warrant to purchase our ordinary shares. Christopher Efird is the Managing Partner of Access America Fund, LP and has voting and dispositive control over securities held by it.

(12)

Includes 237,500 shares underlying a warrant to purchase our ordinary shares. Peter Siris is the Managing Director of Hua-Mei 21st Century Partners, LP and has voting and dispositive control over securities held by it.

(13)

Includes 137,500 shares underlying a warrant to purchase our ordinary shares. Peter Siris is the Managing Director of Guerrilla Partners, LP and has voting and dispositive control over securities held by it.

(14)

Includes 187,500 shares underlying a warrant to purchase our ordinary shares. Robert J. Kirkland is the President of Taylor Asset Management, Inc., the general partner of Taylor International Fund, Ltd., and has voting and dispositive control over securities held by it.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

DESCRIPTION OF SECURITIES

Our authorized share capital consists of 100,000,000 ordinary shares, par value $0.002112 per share, and 20,000,000 preference shares, par value $0.002112 per share.

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association, the Companies Law (2010 Revision) and the common law of the Cayman Islands. The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares. Complete copies of our amended and restated memorandum and articles of association are filed as exhibits to our public filings.

Ordinary Shares

General. All the issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are not entitled to any sinking fund or pre-emptive rights. As of the date of this prospectus, there are 31,000,062 ordinary shares issued and outstanding.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared or paid by our board of directors subject to our amended and restated memorandum and articles of association and the Companies Law. No dividend may be declared or paid unless our directors determine that immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business, and we have funds lawfully available for such purpose.

Voting Rights. The holders of our ordinary shares have identical rights, as provided by our amended and restated memorandum and articles of association. General meetings of shareholders are expected to be held annually and may be convened by the board of directors as it may consider necessary or desirable or upon a request of one or more shareholders holding in the aggregate not less than 33 1/3% of our voting share capital. If the board of directors does not convene a requisitioned meeting within 60 days of the deposit of the requisition notice, the requisitionists may themselves convene the general meeting.

A quorum for a general meeting of shareholders is considered present if there are one or more shareholders entitled to vote and present in person or by proxy holding in aggregate more than 50% of our voting share capital. If a quorum is not present within one hour after the time appointed for the general meeting, the general meeting shall stand adjourned to the same day in the next week at the same time and place. If at such adjourned general meeting a quorum is not present within one hour from the time appointed for holding the general meeting, the shareholder or shareholders present in person or by proxy shall be a quorum and may transact the business for which the general meeting was called.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to our shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to our shares. Pursuant to the Companies Law, special resolution is required for important matters such as amending the amended and restated memorandum and articles of association, a change of name and winding up. Holders of our shares may affect certain changes by ordinary resolution, including electing and removing directors.

Transfer of Shares. Subject to our amended and restated memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board. Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share for any or no reason. If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 40 days.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), after payment in full of the amounts required to be paid to creditors and holders of any issued and outstanding preference shares, if any, all holders of ordinary shares are entitled to receive the same amount per share with respect to any distribution of assets to holders of ordinary shares.

Redemption of Ordinary Shares. Ordinary shares are not redeemable but, subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined pursuant to our amended and restatead memorandum and articles of association.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our amended and restated memorandum and articles of association). However, we provide our shareholders with annual audited financial statements.

Directors. Unless the shareholders otherwise decide by ordinary resolution, the minimum number of directors is one, and the maximum number is fifteen. Our board of directors will consist of a single class of directors who will serve until they resign or are removed in accordance with the amended and restated memorandum and articles of association. Our board has the power at any time to appoint a person as a director either to fill a casual vacancy or as an addition to the existing board. A director may be removed from office, with or without cause, by an ordinary resolution of shareholders. A meeting of directors is duly constituted if, at the commencement of the meeting, there are present, in person or by proxy, a majority of directors (unless a different quorum has otherwise been fixed by our board). Any resolution that may be passed by our directors or a committee of directors at a meeting may also be passed by a unanimous written resolution of the directors.

Preference Shares

On April 14, 2010, our board of directors established a series of our preference shares, par value $0.002112 per share, designated as “6% Convertible Preference Shares” (which we refer to herein as the Preference Shares). As of the date of this prospectus, there are 2,774,700 Preference Shares issued and outstanding. A summary of the Preference Shares is set forth below:

Ranking. With respect to rights upon liquidation, winding-up or dissolution, the Preference Shares rank senior to our ordinary shares and any other classes or series of stock of the Company not designated as ranking senior to or pari passu with the Preference Shares.

Voting. The holders of the Preference Shares will vote on an “as converted” basis, together with the ordinary shares, as a single class, in connection with any proposal submitted to our shareholders.

Conversion. Each Preference Share is optionally convertible into one (1) fully paid and non-assessable ordinary share.

Mandatory Conversion. We have the right to convert outstanding Preference Shares into ordinary shares if, for a period of at least twenty (20) consecutive business days, (i) the volume weighted average price of our ordinary shares equals or exceeds US$6.00, (ii) average daily trading volume of our ordinary shares equals or exceeds 50,000 shares per day, and (iii) trading volume of our ordinary shares equals or exceeds 30,000 shares on every business day during this period.

Anti-Dilution. The number of ordinary shares into which each Preference Share may be converted into will be proportionally adjusted in the event of any stock splits, combinations, or equity dividends on ordinary shares. Upon certain reorganizations, reclassifications, mergers, or consolidations, the holders of Preference Shares may convert their shares into the securities or property that they would have been entitled to upon the consummation of such transaction if the holder had converted the Preference Shares immediately prior to such transaction.

Dividends. Each Preference Share will be entitled to receive cumulative dividends at the annual rate of six percent (6%) accruing on a daily basis on the purchase price of the Preference Share. Such dividends will be payable in cash annually on January 1 beginning with the first such date after April 14, 2010. If the six percent (6%) dividend is not timely paid in full, any such unpaid dividend amount will be increased by 6% per year, accruing on a daily basis.

Liquidation. In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Preference Shares then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its shareholders, an amount equal to the amount credited as paid up on the Preference Shares plus accrued but unpaid dividends, before any payment shall be made or any assets distributed to the holders of the ordinary shares or any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Preference Shares in respect of the right to participate in distributions or payments upon a liquidation event.

Warrant

In connection with our private placement which was closed on April 14, 2010, we issued to the investors Warrants to purchase in aggregate 1,387,350 ordinary shares. The Warrants have a term of five years and are exercisable by investors on a net exercise or cashless basis at any time after the closing date. The Warrants had an initial exercise price of $6.00 per share (subject to customary adjustments), however, on October 11, 2010, we entered into Amendment No. 1 to the Subscription Agreement, pursuant to which we amended Section 8.1 to provide that, in lieu of the cash liquidated damages amount that would otherwise have been payable by us for our failure to cause the registration statement to be declared effective within the prescribed period, we are required to reduce the initial exercise price of the Warrants by $0.08 per calendar month, or portion thereof, until such time that the registration statement is declared effective by the SEC; provided that, in no event will we be obligated to reduce the initial exercise price of the Warrants by more than $0.80 in aggregate. The partial reduction of the initial exercise price of the Warrants began on October 11, 2010 and will apply on a daily pro-rata basis for any portion of a calendar month prior to the effectiveness of the registration statement.

On April 14, 2010, we also issued warrants for the purchase of an aggregate of 138,735 ordinary shares, exercisable for a period of three years at an exercise price of $5.00 per share, to Brean Murray, Carret & Co., LLC and/or its designees, as partial compensation for services provided by them in connection with the private placement transaction.

As of the date of this prospectus, none of the above warrants have been exercised.

Corporate Law

The Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Director Independence

Neither Cayman Islands law nor our amended and restated memorandum and articles of association require that a majority of our directors be independent. As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he owes the following duties to the company: (i) a duty to act bona fide in the best interests of the company, (ii) a duty not to make a profit based on his position as director (unless the company permits him or her to do so) and (iii) a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. The duty of a director not to put himself or herself in a position of conflict may be modified by the company's articles of association. Our articles of association permit our directors to have such a conflict and to participate and vote in respect of any decision in which they may have a conflict, provided their conflicting interests are adequately disclosed. This does not modify the directors' duty to act in a way they consider to be bona fide in the best interests of the Company.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards a dual objective/subjective standard with regard to the required skill and care, to the effect that a director must exercise the skill and care of a reasonably diligent person having both (a) the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same actions as our carried out by that direction in relation to the company and (b) the general knowledge, skill and experience that that particular director has. These authorities are likely to be followed in the Cayman Islands.

Restrictions on Nonresident or Foreign Shareholders

Under Cayman Islands law, there are no limitations on the rights of nonresident or foreign shareholders to hold or vote our ordinary shares.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may adopt and maintain anti-money laundering procedures, and we may require shareholders to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a shareholder unless in the particular case we are satisfied that an exemption applies under the Money Laundering Regulations (2009 Revision) of the Cayman Islands, as amended and revised from time to time, or the Regulations. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

  the shareholder makes the payment for their investment from an account held in the applicant’s name at a recognized financial institution; or

  the shareholder is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

  the purchase of shares is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction, and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of a shareholder in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors suspect, or are advised that, the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure the compliance by us with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or is involved with terrorism or terrorist property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law, 2008 of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher pursuant to the Terrorism Law (2009 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Mergers and Similar Arrangements

In certain circumstances, the Cayman Islands Companies Law allows for mergers or consolidations between two Cayman Islands companies or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that it is permitted by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2/3% in value) of the shareholders of each company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each company passed by a majority in number representing 75% in value of the shareholders voting together as one class. A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that he or she holds otherwise give him or her voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign constituent company, and where the surviving company is a Cayman Islands company, the procedure is similar, save that, with respect to the foreign constituent company, the director of the surviving or consolidated company is required to make a declaration to the effect that, having made due enquiry, he or she is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted, or not prohibited, by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws, and any requirements of those constitutional documents have been, or will be, complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are, and continue to be, suspended or restricted; (v) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (vi) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by, and has been approved in accordance with, the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been ,or will be, complied with; (vii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (viii) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to receive a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his or her written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his or her shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must, within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his or her intention to dissent, including, among other details, a demand for payment of the fair value of his or her shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above, or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his or her shares at a price that the company determines is the fair value and, if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder may not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies and, in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely-held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement”, which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures of which are more rigorous, and take longer to complete, than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting. The convening of the meetings and, subsequently, the terms of the arrangement, must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

  we are not proposing to act illegally or beyond the scope of our corporate authority, and the statutory provisions as to majority vote have been complied with;

  the shareholders have been fully informed and were fairly represented at the meeting in question;

  the arrangement is such as a businessperson could reasonably approve; and

  the arrangement would not amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may, in some circumstances, be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Shareholders' Suits

Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed their availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  a company is acting, or proposing to act, illegally or beyond the scope of its authority;

  the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

  those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Transfer Agent and Registrar

Our independent stock transfer agent is Interwest Transfer Company, Inc., located in Salt Lake City, Utah. Their mailing address is 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Their phone number is (801) 272-9294.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares. Future sales of substantial amounts of our ordinary shares in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of        ordinary shares, assuming no exercise of the underwriters’ over-allotment option. The        ordinary shares sold in the offering and the 5,065,785 ordinary shares that we are concurrently registering under a separate prospectus for resale by the selling stockholders named in such prospectus, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering or registered under a separate resale prospectus will be deemed “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration (under Rule 144 or otherwise) under the Securities Act. Rule 144 is described below.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our ordinary shares have been held for one year.

Because we were a shell company with no operations prior to the close of the share exchange transaction with Leewell, none of our ordinary shares may be sold pursuant to Rule 144 until April 19, 2011, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction with Leewell.

Lock-Up Agreements

In connection with the private placement closed on April 14, 2010, we entered into the Lock-up Agreement, with Longhai Holdings and each of our directors and officers, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the closing of the private placement on April 14, 2010.

UNDERWRITING

Brean Murray, Carret & Co., LLC and Ladenburg Thalmann & Co. Inc., or the Underwriters, are acting as underwriters of this offering. Subject to the terms and conditions contained in an underwriting agreement by and among us and the Underwriters, each Underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of ordinary shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Number
Underwriter	of Shares
Brean Murray, Carret & Co., LLC
Ladenburg Thalmann & Co. Inc.
Total

The Underwriters have agreed to purchase all of the shares offered by this prospectus if they are purchased. Under the terms of the underwriting agreement, if an Underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting Underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement also provides that the obligations of the Underwriters to pay for and accept delivery of the shares are subject to the passing upon of certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters.

The shares should be ready for delivery on or about        , 2010 against payment in immediately available funds. The Underwriters may reject all or part of any order.

Commissions and Discounts

The Underwriters will initially offer the shares to be sold in this offering directly to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $        per share. After the offering, the Underwriters may change the offering price and other selling terms. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus.

The following table shows the public offering price, underwriting fees and expenses to be paid by us to the Underwriters and the proceeds of the public offering, before expenses, to us.

		Per Share		Aggregate Amount
Public offering price	$		$
Underwriting discount	$		$
Non-accountable expense allowance (1)
Proceeds before other expenses (2)	$		$

(1) The non-accountable expense allowance of        % of the gross proceeds of the offering is not payable with respect to the ordinary shares sold upon exercise of the Underwriters’ over-allotment option.

(2) We estimate that the total expense of this offering excluding the Underwriters’ discount and the non-accountable expense allowance will be approximately $        . These expenses include, but are not limited to, SEC registration fees, Financial Industry Regulatory, Inc., or FINRA, filing fees, NASDAQ Global Market filing fees, accounting fees and expenses, legal fees and expenses, printing and engraving expenses and transfer agent fees.

The distribution of our securities will end upon the Underwriters’ cessation of selling efforts and stabilization activities.

Overallotment Option

We have granted an option to the Underwriters to purchase up to        additional shares at the public offering price, less the underwriting discount. The Underwriters may exercise this option for 45 days from the date of this prospectus solely to cover overallotments. If this option is exercised in full, the total price to the public will be $        million and the total proceeds to us will be $        million. The Underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the Underwriter’s initial amount reflected in the table above.

Other Terms

The underwriting agreement provides for indemnification between us and the Underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the Underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

A prospectus in electronic format may be made available on a website maintained by the representatives of the Underwriters and may also be made available on a website maintained by other Underwriters. The Underwriters may agree to allocate a number of shares to Underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the Underwriters to Underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the Underwriters or syndicate members may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe.PDF format will be used in connection with this offering.

The Underwriters have informed us that they do not expect to confirm sales of ordinary shares offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Price Stabilization, Short Positions

Until the distribution of the ordinary shares offered by this prospectus is completed, rules of the SEC may limit the ability of the Underwriters to bid for and to purchase our ordinary shares. As an exception to these rules, the Underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our ordinary shares. The Underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

  Stabilizing Transactions. The Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed the maximum price specified in Regulation M, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

  Over-allotment Sales. The Underwriters may exercise the over-allotment option which involves sales by the Underwriters of ordinary shares in excess of the number of ordinary shares the Underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the Underwriters is not greater than the number of ordinary shares that they may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of shares in the over-allotment option. The Underwriters may close out any covered short position by either exercising their over-allotment option or purchasing our ordinary shares in the open market. In determining the source of ordinary shares to close out a covered short sale, the Underwriters will consider, among other things, the open market price of ordinary shares compared to the price available under the over-allotment option.

  Syndicate Coverage Transactions. The Underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the Underwriters create a short position during the offering, the representatives may engage in syndicate covering transactions by purchasing our securities in the open market.

  Penalty Bids. The representatives may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the Underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our ordinary shares. These transactions may occur on the NASDAQ or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Ordinary Shares

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ordinary shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the Underwriters may, subject to the applicable foreign laws, also offer the ordinary shares to certain institutions or accredited persons in the following countries:

United Kingdom. No offer of ordinary shares has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. Each Underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area. In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of ordinary shares has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ordinary shares may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Germany. Any offer or solicitation of ordinary shares within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin). This prospectus has not been and will not be submitted for approval to the BaFin. This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to the ordinary shares, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the ordinary shares to the public in Germany, any public marketing of the ordinary shares or any public solicitation for offers to subscribe for or otherwise acquire the ordinary shares. The prospectus and other offering materials relating to the offer of the ordinary shares are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Greece. This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents. The ordinary shares have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new ordinary shares being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

Italy. This offering of the ordinary shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the ordinary shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the ordinary shares or distribution of copies of this prospectus or any other document relating to the ordinary shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Cyprus. The Underwriter has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, or the IFL, in relation to the ordinary shares, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each Underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the ordinary shares other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Switzerland. This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The ordinary shares may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the ordinary shares may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the ordinary shares of in Switzerland.

Norway. This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the ordinary shares are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

Botswana. The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the ordinary shares to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong. The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ordinary shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the PRC, and ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel. This Prospectus does not constitute an offer to sell the ordinary shares to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this Prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, Underwriters purchasing for their own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS250 Million, collectively referred to as institutional investors. Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

United Arab Emirates. This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. The issue of ordinary shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise. The ordinary shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The ordinary shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company, and the representatives represent and warrant that the ordinary shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

Oman. For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman , or Oman, as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman, or CMA. Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the ordinary shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The Underwriter is not a company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The Underwriter does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

Any recipient of this memorandum and any purchaser of the ordinary shares pursuant to this memorandum shall not market, distribute, resell, or offer to resell the ordinary shares within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

Canada.

Resale Restrictions

The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made. Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our securities.

Representations of Purchasers

By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

  where required by law, that the purchaser is purchasing as principal and not as agent;

  the purchaser has reviewed the text above under Resale Restrictions; and

  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation.

The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters as to United States federal and New York law will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Anslow & Jaclin, LLP. The validity of the ordinary shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Deheng Law Firm and for the underwriters by        . Pillsbury Winthrop Shaw Pittman LLP may rely upon Deheng Law Firm with respect to matters governed by PRC law and Maples and Calder with respect to matters governed by Cayman Islands law.

EXPERTS

The audited consolidated financial statements of Leewell as of December 25, 2009 and 2008 and for the fiscal years ended December 25, 2009, 2008, and 2007, appearing in this prospectus and registration statement have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the ordinary shares in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our ordinary shares, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the SEC. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

FINANCIAL STATEMENTS

CHINA OUMEI REAL ESTATE INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 25,
	2010	December 25,
	(Unaudited)	2009
ASSETS
CURRENT ASSETS
Cash	$17,795,092	$2,264,438
Restricted cash	2,544,290	1,641,778
Revenue in excess of billings	21,220,053	4,045,979
Contracts receivable, net	37,898,913	12,552,315
Related party receivable	5,655,475	2,949,102
Inventories	74,119,668	106,452,702
Other receivables, net	5,607,164	1,634,987
Prepaid expenses	2,189,509	1,461,670
Total Current Assets	167,030,164	133,002,971

PROPERTY, PLANT AND EQUIPMENT, NET	3,273,696	3,461,317
PROPERTY, PLANT AND EQUIPMENT, IDLE	1,792,800	1,530,390
GOODWILL	3,684,796	3,620,670
LAND USE RIGHTS, NET	55,017,970	54,060,495
DEFERRED TAX ASSETS	683,000	657,000
TOTAL ASSETS	$231,482,426	$196,332,843

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$3,286,800	$35,217,320
Short term loans	1,649,636	2,719,432
Notes payable	-	146,800
Accounts payable	131,983	487,238
Customer deposits	20,838,705	19,780,472
Other payables	3,448,505	4,186,745
Taxes payable	29,958,857	26,049,956
Other current liabilities	116,416	207,936
Total Current Liabilities	59,430,902	88,795,899

LONG TERM DEBT	32,270,400	4,404,000

LONG TERM DEFERRED TAX LIABILITIES	16,201,096	8,781,998

SHAREHOLDERS' EQUITY
Preference stock, par value .002112 per share, 20,000,000 shares authorized, 2,774,700 shares issued and outstanding	5,860	-
Common stock, par value $0.002112 per share,100,000,000 shares authorized, 31,000,062 shares issued and outstanding	65,472	65,472
Additional Paid in capital	17,641,865	8,947,427
Warrants Outstanding	3,177,032	-
Appropriated retained earnings	13,978,965	10,298,700
Unappropriated retained earnings	79,558,665	68,001,730
Accumulated other comprehensive income	9,152,169	7,037,617
Total Shareholders' Equity	123,580,028	94,350,946
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$231,482,426	$196,332,843

See accompanying notes to the unaudited consolidated financial statements.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 25,	September 25,	September 25,	September 25,
	2010	2009	2010	2009
SALES	$32,380,594	$14,876,003	$88,842,133	$42,545,067

COST OF SALES	(19,963,410)	(9,601,830)	(60,110,257)	(28,397,838)

GROSS PROFIT	12,417,184	5,274,173	28,731,876	14,147,229

ADVERTISING	(53,095)	(37,021)	(203,004)	(209,036)
COMMISSION	(188,341)	(19,113)	(188,341)	(104,071)
SELLING EXPENSES	(24,796)	(17,676)	(56,076)	(32,750)
BAD DEBT RECOVERY (EXPENSE)	251,622	(841,025)	432,455	(331,680)
GENERAL AND ADMINISTRATIVE EXPENSES	(1,860,246)	(718,087)	(5,639,461)	(1,745,329)
INCOME FROM OPERATIONS	10,542,328	3,641,251	23,077,449	11,724,363

OTHER INCOME (EXPENSES)
Miscellaneous income (expenses)	45,166	(6,120)	226,390	177,576
Interest expense	(64,103)	(30,523)	(298,632)	(833,970)
	(18,937)	(36,643)	(72,242)	(656,394)

INCOME BEFORE INCOME TAXES	10,523,391	3,604,608	23,005,207	11,067,969

INCOME TAXES
Current	(231,683)	(297,166)	(632,839)	(319,352)
Deferred	(3,099,826)	(999,462)	(7,135,168)	(3,502,719)
	(3,331,509)	(1,296,628)	(7,768,007)	(3,822,071)

NET INCOME	7,191,882	2,307,980	15,237,200	7,245,898

OTHER COMPREHENSIVE INCOME:
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	2,124,477	102,002	2,114,552	401,399
COMPREHENSIVE INCOME	$9,316,359	$2,409,982	$17,351,752	$7,647,297

EARNINGS PER COMMON SHARE BASIC	$0.23	$0.07	$0.50	$0.24
EARNINGS PER COMMON SHARE DILUTED	$0.21	$0.07	$0.47	$0.24

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING BASIC	31,000,062	31,000,062	30,692,945	30,692,945
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING DILUTED	33,774,762	31,000,062	32,353,715	30,692,945

See accompanying notes to the unaudited consolidated financial statements.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended
	September 25,	September 25,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$15,237,200	$7,245,898
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt (recovery) expense	(432,455)	331,680
Depreciation expense	214,776	176,908
Gain on sale of fixed assets	(50,558)	-
Common stock issued for services	1,576,350	-
Deferred tax expense	7,135,168	3,502,719
Decrease (increase) in operating assets:
Restricted cash	32,862	146,479
Revenue in excess of billings	(16,833,401)	(2,055,319)
Contracts receivable	(24,147,574)	2,977,267
Related party receivable	(3,162,883)	10,230,036
Inventories	33,680,194	10,750,043
Other receivables	(3,571,085)	1,607,103
Prepaid expenses	(690,909)	333,597
Increase (decrease) in operating liabilities:
Accounts payable	(358,161)	-
Related party payable	-	1,563,092
Customer Deposits	696,763	(26,981,720)
Other payables	(704,058)	1,748,049
Taxes payable	3,393,297	1,508,607
Other current liabilities	(129,878)	(27,079)
Net cash provided by operating activities	11,885,648	13,057,360
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(240,587)	(136,226)
Cash received from sale of fixed assets	89,775	-
Cash received from acquisition	19,920	433,780
Net cash provided (used) by investing activities	(130,892)	297,554
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in short-term borrowing	(1,100,375)	(112,810)
Proceeds from long-term borrowing	1,470,500	-
Repayments of long-term loan	(6,161,395)	(11,471,351)
(Repayments of) proceeds from notes payable	(147,050)	146,580
Net proceeds from the issuance of units (Note 1)	10,323,040	-
Restricted cash in holdback account	(906,822)	-
Net cash provided (used) by financing activities	3,477,898	(11,437,581)
Effect of exchange rate changes on cash	298,000	5,492
NET INCREASE IN CASH	15,530,654	1,922,825
CASH AT BEGINNING OF THE PERIOD	2,264,438	638,639
CASH AT END OF THE PERIOD	$17,795,092	$2,561,464
SUPPLEMENTAL DISCLOSURES:
Interest paid	$1,916,165	$2,642,245
Income taxes paid	$1,169,437	$161,729
Common Stock issued for compensation for services in connection with the private placement transactions	$1,017,000	$-
Warrants issued for compensation from services in connection with the private placement transactions	$235,850	$-
Cash consideration paid by Longhai Group for subsidiary acquisitions, resulting in an increase in related party payables	$-	$5,130,300

See accompanying notes to the unaudited consolidated financial statements.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 1 - Organization

China Oumei Real Estate Inc., formerly Dragon Acquisition Corporation (the “Company”), was organized under the laws of the Cayman Islands on March 10, 2006 as a blank check development stage company formed for the purpose of acquiring an operating business, through a stock exchange, asset acquisition or similar business combination. From our inception until we completed our reverse acquisition of Leewell Investment Group Limited (“Leewell”) on April 14, 2010, our operations consisted entirely of identifying, investigating and conducting due diligence on potential businesses for acquisition.

Qingdao Oumei Real Estate Development Co., Ltd (“Oumei”) was incorporated as a limited liability company in Qingdao under the laws of the People’s Republic of China (“PRC” or “China”). Oumei is engaged in the development and sale of residential and commercial real estate properties located primarily in Pingdu, Laixi and Jimo cities of Shandong Province, China.

Oumei was established by Mr. Zhang Weiqing (51%) and Mr. Wang Shengguo (49%) on May 15, 2001 with a registered capital of approximately $604,000. On February 9, 2002, Mr. Wang Shengguo sold his interest in Oumei to Ms. Cheng Xiaoyan. Mr. Zhang and Ms. Cheng then increased their contribution to Oumei in proportion to their ownership interests by approximately $6,200,000 and $5,089,200 in 2003 and 2006, respectively. The equity interests percentages held by these individuals were 51% and 49%, respectively.

On September 20, 2007, Mr. Zhang and Ms. Cheng sold all their interests in Oumei to Leewell for $13,167,110. Leewell is a Hong Kong based company with an authorized capital of HK$10,000 (approximately $1,282), and it was wholly owned by Mr. Zhou Li as nominee for Mr. Zhang and Ms. Cheng, until October 2, 2009. On that date, all the outstanding shares of Leewell were sold to Longhai Holdings Company Limited (“Longhai Holdings”), a company controlled by Mr. Antoine Cheng, the father of Ms. Cheng (See Note 5).

On April 14, 2010, the Company completed a reverse acquisition transaction through a share exchange with Leewell whereby the Company acquired 100% of the issued and outstanding capital stock of Leewell. As a result of the reverse acquisition, Leewell became the Company’s wholly-owned subsidiary and Longhai Holdings, the former shareholder of Leewell, became the Company’s controlling shareholder. The share exchange transaction with Leewell was treated as a reverse acquisition for accounting purposes, with Leewell as the acquirer and the Company as the acquired party. That is, the acquisition is equivalent to the issuance of stock by Leewell for the net monetary assets of the Company, accompanied by a recapitalization, and is accounted for as a change in capital structure. Under reverse acquisition accounting, the comparative historical financial statements are those of the accounting acquirer, and all of the shares issued in the exchange are treated as outstanding from the earliest period presented.

On April 14, 2010, the Company also completed a private placement transaction with a group of accredited investors. Pursuant to a subscription agreement with the investors, the Company issued to the investors an aggregate of 2,774,700 Units for a purchase price of $11,098,800, or $4.00 per Unit. Each Unit consists of one 6% Convertible Preference Share of the Company, and one Warrant to purchase 0.5 ordinary shares of the Company. The Warrants have a term of 5 years, bear an exercise price of $6.00 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date. Net proceeds to the Company after deducting placement agent’s expenses of $775,760 were $10,323,040.

On April 14, 2010, the Company also issued warrants for the purchase of an aggregate of 138,735 ordinary shares, exercisable for a period of three years at an exercise price of $5.00 per share, to Brean Murray, Carret & Co., LLC and/or its designees, as partial compensation for services provided by them in connection with the private placement transaction.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 1 - Organization (Continued)

In connection with the private placement, the Company entered into a Make Good Escrow Agreement with Longhai Holdings, Collateral Agents, LLC, the escrow agent, and Access America Investments, LLC, as representative of the investors, pursuant to which the parties agreed to certain "make good" provisions in the event that the Company does not meet certain financial performance thresholds for fiscal years 2010 and 2011. Pursuant to the Make Good Escrow Agreement, the parties agreed to the establishment of an escrow account and Longhai Holdings delivered into escrow certificates evidencing 7,500,000 ordinary shares held by it, to be held for the benefit of the investors. Under the Make Good Escrow Agreement, the Company established minimum after tax net income thresholds (as determined in accordance with US GAAP and excluding any non-cash expenses and one-time expenses related to the reverse acquisition of Leewell and the private placement transaction) of $40 million for fiscal year 2010 and $60 million for fiscal year 2011 and minimum earnings per share thresholds (calculated on a fully diluted basis and including adjustment for any stock splits, stock combinations, stock dividends or similar transactions, and for shares issued in one public offering or pursuant to the exercise of any warrants, options, or other securities issued during or prior to the calculation period) of $1.13 for fiscal year 2010 and $1.70 for fiscal year 2011. If the Company’s after tax net income or earnings per share for either fiscal year 2010 or fiscal year 2011 is less than 90% of the applicable performance threshold, then the performance threshold will be deemed not to have been achieved, and the investors will be entitled to receive ordinary shares based upon a pre-defined formula agreed to between the parties. The parties agreed that, for purposes of determining whether or not any of the performance thresholds is met, the release of any of the escrowed shares and any related expense recorded under US GAAP shall not be deemed to be an expense, charge, or any other deduction from revenues even if US GAAP requires contrary treatment or the annual report for the respective fiscal years filed with the Securities and Exchange Commission ("SEC") by the Company may report otherwise.

Note 2 - Acquisition of Subsidiaries

On June 25, 2009, Oumei reached agreement with the shareholders of Caoxian Industrial Co., Ltd (“CXSY”) to acquire 100% of their equity interest by paying Chinese Yuan (“CNY”) 15,000,000 (approximately $2.2 million). Longhai Group, a related party (See Note 5), funded the purchase. This funding reduced the receivable due from Longhai Group at the time of the acquisition.

The following table summarizes the approximate estimated fair values of the assets and liabilities of CXSY at acquisition date.

Current assets	$16,396,000
Fixed assets	10,000
Current liabilities	(4,092,000)
Long term debt	(5,128,000)
Net assets acquired at FMV	7,186,000
Cash consideration	2,197,000
Difference	$(4,989,000)

100% of the above difference, approximately $4,989,000, was recorded in additional paid in capital as Mr. Antoine Cheng had substantive control over 100% of the acquired entity (See Note 5).

On September 25, 2009, Oumei reached agreement with the shareholders of Longhai Real Estate Properties Co., Ltd (“LHFDC”) to acquire 100% of their equity interest by paying CNY20,000,000 (approximately $2.9 million). Longhai Group, a related party (See Note 5), funded the purchase. This funding reduced the receivable due from Longhai Group at the time of the acquisition.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 2 - Acquisition of Subsidiaries (Continued)

The following table summarizes the approximate estimated fair values of the assets and liabilities of LHFDC at acquisition date.

Current assets	$28,262,000
Current liabilities	(20,842,000)
Net assets acquired at FMV	7,420,000
Cash consideration	2,934,000
Difference	$(4,486,000)

100% of the above difference, approximately $4,486,000, was recorded in additional paid in capital as Mr. Antoine Cheng had substantive control over 100% of the acquired entity (See Note 5).

The acquisitions of CXSY and LHFDC are considered as acquisitions from a related party; therefore, the cash consideration paid did not represent the market value that would have been paid had the transaction been at arm’s length.

For the nine months ended September 25, 2010, the Consolidated Statement of Income and Comprehensive Income includes nine months results of operations of Mingwei, Longhai Hotel, Longhai Properties, Xudong, Weifang Industry, Qi Lu Guo Tai, Weifang Zhiye, CXSY and LHFDC.

For the nine months ended September 25, 2009, the Consolidated Statement of Income and Comprehensive Income includes nine months results of operations of Mingwei, Longhai Hotel, Longhai Properties, Xudong, Weifang Industry, Qi Lu Guo Tai, as well as three months results of operations of CXSY and Weifang Zhiye.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The unaudited balance sheet as of September 25, 2010 includes Leewell and the Company. The total shareholders’ equity includes 31,000,062 issued and outstanding common stock and 2,774,700 issued and outstanding preference shares, as a result of the reverse acquisition transaction on April 14, 2010 described in Note 1.

The unaudited consolidated statements of income and comprehensive income for the three months ended September 25, 2010 and for the nine months ended September 25, 2010 include Leewell for the full periods, and the Company from April 14, 2010. The weighted average common shares outstanding (both basic and diluted) are calculated based on the reverse acquisition transaction on April 14, 2010 described in Note 1. The statements of income and comprehensive income for the three months ended September 25, 2009 and for the nine months ended September 25, 2009 include Leewell only.

All significant intercompany transactions and balances are eliminated on consolidation.

The accompanying unaudited consolidated financial statements as of September 25, 2010 and for the nine month periods ended September 25, 2010 and 2009 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and of Regulation S-X. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the Securities and Exchange Commission’s rules and regulations. In the opinion of management, these unaudited consolidated interim financial statements include all adjustments and disclosures considered necessary to a fair statement of the results for the interim periods presented. All adjustments are of a normal recurring nature. The results of operations for the three and nine months ended September 25, 2010 are not necessarily indicative of the results for the full fiscal year ending December 25, 2010.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in the preparation of the financial statements include the selection of the useful lives of property and equipment and the provision necessary for uncollectible receivables. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. Fair value of financial instruments is the amount at which the instruments could be exchanged in a current transaction between willing parties. The Company considers the carrying amounts of cash, restricted cash, revenue in excess of billings, contracts receivable, related party and other receivables, accounts payable, notes payable, related party and other payables, customer deposits, and short term loans approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. The Company considers the carrying amount of long term bank loans to approximate their fair values based on the interest rates of the instruments and the current market rate of interest.

Reporting Currency and Foreign Currency Translation

The functional currency of Oumei and its subsidiaries is the CNY and the Company’s reporting currency is the United States Dollar (“USD”). The assets and liabilities of Oumei and its subsidiaries are translated at the exchange rate on the balance sheet date, shareholders’ equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in the Statements of Income and Comprehensive Income in accordance with ASC 220, Comprehensive Income. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the Statements of Income and Comprehensive Income as incurred. The transaction gains and losses were immaterial for the all periods presented.

Since July 2005, the CNY is no longer pegged to the USD. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the CNY may appreciate or depreciate significantly in value against the USD in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the CNY exchange rate and lessen intervention in the foreign exchange market. Therefore, the Company’s foreign currency exchange gains and losses may be magnified by PRC exchange control regulations that restrict the Company’s ability to convert CNY into foreign currencies.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Revenue Recognition

Real estate sales are reported in accordance with the provisions of ASC 360-20, Property, Plant and Equipment, Real Estate Sales, Sales Other Than Retail Land Sales. Revenue from the sales of development properties where the construction period is twelve months or less is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract or agreement, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Revenue recognized to date in excess of amounts received from customers is classified as current assets under contracts receivable. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability.

Effective December 26, 2008, the Company adopted the percentage-of-completion method of accounting for revenue recognition for all building construction projects in progress in which the construction period was expected to be more than twelve months at that date. The full accrual method was used before that date for all of our residential and commercial projects. The Company changed to the percentage-of-completion method for contracts longer than one year as this method more accurately reflects how revenue is earned on these contracts, particularly for interim reporting purposes.

ASC 250 requires retrospective application of a change in accounting principle unless impracticable. The change to the percentage-of-completion method had no effect on our December 25, 2008 financial statements and we found it was impracticable to determine the effect on the December 25, 2007 financial statements as no progress reports detailing the percentage-of-completion of our contracts were prepared for that year. As such, the change in principle had no effect on retained earnings at December 26, 2008.

Revenue and profit from the sale of development properties where the construction period is more than twelve months is recognized by the percentage-of-completion method on the sale of individual units when the following conditions are met: (1) construction is beyond a preliminary stage; (2) the buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit; (3) sufficient units have already been sold to assure that the entire property will not revert to rental property; (4) sales prices are collectible and (5) aggregate sales proceeds and costs can be reasonably estimated. If any of these criteria are not met, proceeds are accounted for as deposits until the criteria are met and/or the sale consummated.

Under the percentage of completion method, revenues from units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of completion and applying that ratio to the contracted sales amounts. This ratio of completion is determined by the Company using data reported by licensed independent third party construction supervising firms hired by the Company as the contractors employed by the Company request advance payments and do not specifically allocate these costs to the various projects. Cost of sales is recognized by multiplying the ratio by the total budgeted costs. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenue recognized to date in excess of cash received from customers is classified as current assets under revenue in excess of billings. Amounts received from customers in excess of revenue recognized to date are classified as current liabilities under customer deposits.

Any losses incurred or identified on a real estate transaction are recognized in the period in which the transaction occurs.

From time to time, the Company participates in government-sponsored old city redevelopment projects, which typically involve villager relocation programs. Because of the fact that the relocated residents, who are the purchasers of new apartment units, are not assigned their units and do not make payments until the completion of the particular project according to the agreement with the government, it is impractical to use the percentage of completion method even though the construction period usually exceeds twelve months. In such cases, revenues are recognized under the full accrual method for the residential portion of the project.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Real Estate Capitalization and Cost Allocation

Properties under construction or held for sale consist of residential and commercial units under construction and units completed.

Properties under construction or held for sale are stated at cost or estimated net realizable value, whichever is lower. Costs include costs of land use rights, direct development costs, including predevelopment costs, interest on indebtedness, construction overhead and indirect project costs. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods.

Costs of land use rights include land premiums and deed tax and are allocated to projects on the basis of acreage and gross floor area.

Capitalization of Interest

In accordance with ASC 360, Property, Plant and Equipment, interest incurred during construction is capitalized to properties under construction. All other interest is expensed as incurred.

For the nine months ended September 25, 2010 and September 25, 2009, total interest incurred by the Company was $1,916,165 and $2,642,245 respectively, of which capitalized interest was $1,629,427 and $1,800,369, respectively.

For the three months ended September 25, 2010 and September 25, 2009, total interest incurred by the Company was $606,020 and $499,750 respectively, of which capitalized interest was $539,769 and $465,770, respectively.

Concentration of Risks

The Company sells residential and commercial units to residents and small business owners. For the nine months ended September 25, 2010, the Company, through its subsidiary LHFDC, recorded a transaction in the amount of approximately $13,650,063 of contract value from the sales of commercial units and 95% was recognized, which is approximately $12,967,560. This represented 15% of sales for the nine months ended September 25, 2010 and 41% of total sales for the three months ended September 25, 2010. This transaction was made with one customer, who purchased multiple commercial units totaling 9,597 square meters of GFA. The account receivable in connection with this transaction as of September 25, 2010 is $13,025,394, which represented 62% of revenue in excess of billings as of September 25, 2010.

For the nine months ended September 25, 2010, the Company had two major contractors for most of its construction services and construction materials: Qingdao Zhongxing Construction Ltd and Longhai Construction Ltd., a related party. In the nine months ended September 25 of 2010 and 2009, Oumei made payments to Longhai Construction Ltd. (See Note 5) of approximately $10,219,600 and $8,161,927, respectively. In the three months ended September 25 of 2010 and 2009, Oumei made payments to Longhai Construction Ltd. (See Note 5) of approximately $4,144,966 and $5,219,781 respectively.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and methods of taxation, among other things.

The Company has a credit risk exposure of uninsured cash in banks of $20,089,382 as of September 25, 2010 and $3,906,216 as of December 25, 2009. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains bank accounts in the PRC and Hong Kong. All PRC bank balances are denominated in CNY. Hong Kong bank balances are denominated in USD. As of September 25, 2010 and December 25, 2009, the Company had no cash equivalents.

Cash includes cash on hand and demand deposits in accounts maintained with state-owned and private banks within the PRC and Hong Kong.

Restricted Cash

PRC banks grant mortgage loans to home purchasers and will credit these amounts to the Company’s bank account once title passes to the purchasers. If the condominiums are not completed and the new homeowners have no ownership documents to secure the loan, the bank will deduct 5% of the homeowner’s loan from the Company’s bank account and transfer that amount to a designated bank account classified on the balance sheet as restricted cash. Interest earned on the restricted cash is credited to the Company’s normal bank account. The bank will release the restricted cash after home purchasers have obtained the ownership documents to secure the mortgage loan. Total restricted cash amounted to $2,544,290 as of September 25, 2010 and $1,641,778 as of December 25, 2009.

Allowance for Doubtful Accounts

The Company recognizes an allowance for doubtful accounts to ensure contracts receivable, related party receivables and other receivables are not overstated due to uncollectability. Bad debt reserves are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer's or debtor's inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customer's or debtor’s operating results or financial position. If circumstances related to customers or debtors change, estimates of the recoverability of receivables would be further adjusted. As of September 25, 2010 and December 25, 2009, the allowances for doubtful accounts are $1,054,948 and $1,617,114 for contracts receivable, and $428,626 and $272,361 for other receivables, respectively.

An allowance for contracts receivable is established as follows: 50% of the balances aged between one and two years and over CNY100,000 (approximately $15,000); 10% of the balances aged between one and two years and under CNY100,000 (approximately $15,000); and 100% of the balances aged over two years.

Inventory

Inventory is stated at the lower of cost or market, on a specific identification basis. In addition to direct land acquisition, land development and construction costs, costs include interest and direct overhead which are capitalized to inventories during the period beginning with the commencement of construction and ending with the completion of construction.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Property, Plant and Equipment, Net

Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Lives
Buildings and improvements	20 years
Vehicles	5 years
Office equipment and others	5 years

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterments to property, plant and equipment are capitalized and depreciated over the remaining useful life of the asset.

Impairment of Long-lived Assets

The Company reviews its long-lived assets other than goodwill whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets. There was no impairment loss recognized for long-lived assets for the nine months ended September 25, 2010 and September 25, 2009.

Goodwill

The Company accounts for acquisitions of business in accordance with ASC 805, Business Combinations, which results in the recognition of goodwill when the purchase price exceeds the fair value of net assets acquired. Goodwill is not subject to amortization but will be subject to at least an annual evaluation for impairment. The Company has performed such annual evaluation in 2009 and determined that goodwill was not impaired as of December 25, 2009.

Goodwill is stated in the consolidated balance sheet at cost less accumulated impairment loss. An analysis of changes in goodwill is as follows:

	September 25, 2010	December 25, 2009
Opening balance	$3,620,670	$3,596,117
Effect of exchange rate change	64,126	24,553
Closing balance	$3,684,796	$3,620,670

Land Use Rights

Land use rights are related to the development rights for acres of land in various projects. These rights are capitalized until a development project commences on the land for which the rights have been acquired. At this time, the rights are transferred to properties under construction inventory.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Income Taxes

The Company follows ASC 740, Income Taxes, which require the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company is governed by the Income Tax Laws of the PRC concerning Chinese registered limited liability companies. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 25% since January 1, 2008 and 33% prior to that date on taxable income.

According to the Income Tax Laws of the PRC for real estate developers, income tax of the Company is calculated by project. When all units of a project are sold, the PRC tax department will assess the tax due on the project and issue a tax due notification to the Company. The Company has to pay the tax by the due date on the notification. If the Company does not pay the tax by the due date, the tax department will charge the Company interest. The Company includes any interest and penalties in general and administrative expenses.

Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and it prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions.

The Company recognizes that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the PRC government. However, the Company cannot reasonably quantify political risk factors and thus must depend on guidance issued by current PRC government officials. Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of September 25, 2010 is not material to its results of operations, financial condition or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of September 25, 2010, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current Chinese tax law and policy, that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.

Land Appreciation Tax (“LAT”)

In accordance with the relevant taxation laws in the PRC, the Company is subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures, including borrowing costs and all property development expenditures. The tax rules to implement the laws stipulate that the whole project must be completed before the LAT obligation can be assessed. Accordingly, the Company records the liability and the related expense at the completion of a project, unless the tax authorities impose an assessment at an earlier date. Deposits made against the eventual obligation are included in prepaid expenses.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Accumulated Other Comprehensive Income

Accumulated other comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s only components of comprehensive income during the nine months and three months ended September 25, 2010 and September 25, 2009 were net income and the foreign currency translation adjustment.

Statement of Cash Flows

In accordance with ASC 230, Statement of Cash Flows, cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Advertising Expenses

Advertising costs are expensed as incurred, or the first time the advertising takes place, in accordance with ASC 720-35,

Advertising Costs.

For the nine months ended September 25, 2010 and September 25, 2009, the Company recorded an advertising expense of $203,004 and $209,036, respectively. For the three months ended September 25, 2010 and September 25, 2009, the Company recorded an advertising expense of $53,095 and $37,021, respectively.

Property Warranty

The Company and its subsidiaries provide customers with warranties which cover major defects of building structure and certain fittings and facilities of properties sold as stipulated in the relevant sales contracts. The warranty period is one year. The Company constantly estimates potential costs for materials and labor with regard to warranty-type claims expected to be incurred subsequent to the delivery of a property.

Reserves are determined based on historical data and trends with respect to similar property types and geographical areas. The Company monitors the warranty reserve and makes adjustments to its pre-existing warranties, if any, in order to reflect changes in trends and historical data as information becomes available. The Company may seek further recourse against its contractors or any related third parties if it can be proved that the faults are caused by them. In addition, the Company also withholds up to 5% of the contract cost from subcontractors for periods of two to five years. These amounts are included in current liabilities, and are only paid to the extent that there have been no warranty claims against the Company relating to the work performed or materials supplied by the subcontractors. For the nine months ended September 25, 2010 and September 25, 2009, the Company has not recognized any warranty liability or incurred any warranty costs in excess of the amount retained from subcontractors. For the three months ended September 25, 2010 and September 25, 2009, the Company has not recognized any warranty liability or incurred any warranty costs in excess of the amount retained from subcontractors.

Earnings Per Share

Basic earnings per share is computed by dividing the earnings for the period by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other potential common stock equivalents, including preference shares and warrants, in the weighted average number of common shares outstanding for the period, if dilutive.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 4 - Contracts Receivable

Contracts receivable consists of balances due from customers for the sale of residential and commercial units. In cases where the customers deposit more than 50% of the total purchase price, the Company may defer the remaining purchase price. These deferred balances are unsecured, bear no interest and are due within 360 days from the date of the sale. Contracts receivable are presented net of an allowance for doubtful accounts of $1,054,948 as of September 25, 2010 and $1,617,114 as of December 25, 2009, respectively.

Note 5 - Related Party Transactions

As of September 25, 2010 and December 25, 2009, the Company has a total of $5,655,475 and $2,949,102, respectively, due from Longhai Group and its subsidiaries. Mr. Antoine Cheng is the controlling shareholder of Longhai Group (See Notes 1 and 2). These balances have no stated terms for repayment and are not interest bearing.

Note 6 - Inventories

Inventories include properties held for sales and properties under construction. The following summarizes the components of real estate inventories at September 25, 2010 and December 25, 2009:

	September 25, 2010	December 25, 2009
Properties held for sale	$26,768,196	$35,549,529
Properties under construction	16,954,268	33,552,748
Properties held for sale pledged for mortgage loans	518,670	2,132,197
Properties under construction pledged for mortgage loans	29,878,534	35,218,228
Total	$74,119,668	$106,452,702

Note 7 - Other Receivables, Net

Other receivables consist of various cash advances to employees and unrelated companies with which the Company has business relationships. These amounts are unsecured, non-interest bearing and generally short term in nature. As of September 25, 2010 and December 25, 2009, the balance of other receivables was $5,607,164 and $1,634,987, respectively, which is net of an allowance for doubtful accounts of $428,626 and $272,361, respectively.

Note 8 - Property and Equipment, Net

Property and equipment consist of the following at September 25, 2010 and December 25, 2009:

	September 25, 2010	December 25, 2009
Buildings and improvements	$3,777,541	$3,756,672
Vehicles	624,259	392,615
Office equipment and others	88,883	67,938
Idle assets	1,792,800	1,761,600
	$6,283,483	$5,978,825
Accumulated depreciation	(1,216,986)	(987,118)
Property and equipment, net	$5,066,497	$4,991,707

Depreciation expense for the nine months ended September 25, 2010 and September 25, 2009 was $214,776 and $176,908, respectively, and is included in general and administrative expenses on the Statements of Income and Comprehensive Income. Depreciation expense for the three months ended September 25, 2010 and September 25, 2009 was $75,040 and $61,360, respectively, and is included in general and administrative expenses on the Statements of Income and Comprehensive Income.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 9 - Customer Deposits

Customer deposits consist of amounts received from customers relating to the sale of residential and commercial units in the PRC. In the PRC, customers will generally obtain permanent financing for the purchase of their residential unit prior to the completion of the project. The lending institution will provide the funding to the Company upon the completion of the financing rather than the completion of the project. The Company receives these funds and recognizes them as a current liability until the revenue can be recognized. As of September 25, 2010, the Company has received $20,838,705 in deposits from customers compared to $19,780,472 as of December 25, 2009.

Note 10 - Other Payables

Other payables consist of various cash advances from unrelated companies and individuals with which management of the Company has business relationships. These amounts are unsecured, non-interest bearing and short term in nature. As of September 25, 2010 and December 25, 2009, the balances of other payables are $3,448,505 and $4,186,745, respectively.

Note 11 - Taxes Payable

Taxes payable consist of the following at September 25, 2010 and December 25, 2009:

	September 25, 2010	December 25, 2009
Business tax	$9,572,560	$6,461,389
Income tax	19,164,327	18,847,145
Others	1,221,970	741,422
Total	$29,958,857	$26,049,956

The Company prepaid LAT and other taxes of $2,189,509 and $1,461,670 as of September 25, 2010 and December 25, 2009, respectively, which are classified as prepaid expenses.

Note 12 - Short-term Loans

As of September 25, 2010 and December 25, 2009, the Company has several short-term loans from banks and employees totaling $1,649,636 and $2,719,432, respectively. The weighted average interest rate for the short-term bank loans was approximately 5.80% on September 25, 2010 and 5.82% at December 25, 2009. The weighted average interest rate for employee loans was approximately 5.09% on September 25, 2010 and 5.64% as of December 25, 2009.

The short-term loans were borrowed from several financial institutions and employees. Interest expense incurred was $286,738 and $133,113 for the nine months of 2010 and 2009, respectively. There was no capitalized interest from short-term loans for the nine months of 2010 and 2009. Interest expense incurred was $66,251 and $39,920 for the three months of 2010 and 2009, respectively.

As of September 25, 2010, the amount, maturity date and term of each our short-term loans were as follows:

Lender	Amount Outstanding	Interest Rate	Maturity Date	Duration
Rural Credit Cooperatives Fangzi Branch	RMB 9,000,000 (approximately $1,344,600)	7.45%	January 13, 2011	1 year
Employee Loan (China Agricultural Bank Jimo Branch)	RMB 1,604,500 (approximately $239,712)	5.96%	December 25, 2010	1 year
Employee Loan (China Agricultural Bank Laixi Branch)	RMB 437,240 (approximately $65,324)	8.40%	December 25, 2010	1 year
Total	RMB 11,041,740 (approximately $1,649,636)

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 13 - Long-term Debt

The Company has long-term loans from various financial institutions totaling $35,557,200 as of September 25, 2010 and $39,621,320 as of December 25, 2009. The payment schedule for the long-term loans is as follows:

For the year ending December 25, 2010	$448,200
For the year ending December 25, 2011	$35,109,000

The payment schedule for the long-term loans is further broken down as follows:

November 25, 2010	$448,200
February 25, 2011	$747,000
May 25, 2011	$896,400
August 25, 2011	$1,195,200
November 25, 2011	$26,294,400
December 25, 2011	$5,976,000

All long-term loans are borrowed for construction projects. The interest rates of the long term loans ranged from approximately 6.37% to 8.019% in the nine months ended September 25, 2010 and 7.425% to 14.742% in the nine months ended September 25, 2009. The interest rates of the long term loans ranged from approximately 5.31% to 8.019% in the three months ended September 25, 2010 and 7.425% to 14.742% in the three months ended September 25, 2009.

Total interest incurred was $1,629,427 and $2,509,132 in the nine months of 2010 and 2009, respectively, of which capitalized interest was $1,629,427 and $1,800,369, respectively.

Total interest incurred was $539,769 and $459,830 in the three months of 2010 and 2009, respectively, of which capitalized interest was $539,769 and $459,830, respectively.

As of September 25, 2010, the amount, maturity date and term of each our long-term loans are as follows:

Lender	Amount Outstanding	Interest Rate	Maturity Date	Duration
China Industry and Commercial Bank Chengyang Branch	RMB 198,000,000 (approximately $29,581,200)	7.43%	November 2011	3 years
China Construction Bank Weihai Branch	RMB 40,000,000 (approximately $5,976,000)	6.37%	December 2011	2 years
TOTAL	RMB 238,000,000 (approximately $35,557,200)

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 14 - Income Taxes

Beginning January 1, 2008, the new Chinese Enterprise Income Tax (“EIT”) law replaced the former income tax laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaced the 33% rate previously applicable to both DEs and FIEs.

A reconciliation for the nine months ended September 25, 2010 and 2009 between approximate taxes computed at the PRC statutory rate of 25% and the Company's effective tax rate is as follows:

	September 25, 2010	September 25,2009
At PRC statutory rate of 25%	$5,751,000	$2,767,000
Tax effect of permanent difference	2,049,000	736,000
Change in valuation allowance	(48,000)	244,000
Others	16,000	75,000
Income tax at effective rate	$7,768,000	$3,822,000

A reconciliation for the three months ended September 25, 2010 and 2009 between approximate taxes computed at the PRC statutory rate of 25% and the Company's effective tax rate is as follows:

	September 25, 2010	September 25,2009
At PRC statutory rate of 25%	$2,631,000	$901,000
Tax effect of permanent differences	750,000	100,000
Change in valuation allowance	(44,000)	231,000
Others	(5,000)	65,000
Income tax at effective rate	$3,332,000	$1,297,000

The tax effects of temporary differences that give rise to the following approximate deferred tax assets and liabilities are presented below.

	September 25, 2010	December 25, 2009
Deferred tax assets
Short term deferred tax assets:
Allowance for bad debt	$371,000	$472,000
Less: Valuation allowance	(371,000)	(472,000)

Long term deferred tax assets:
Net operating loss carryforwards	$433,000	$378,000
Combined effect due to reporting revenues and expenses differently for financial statement and income tax purposes	572,000	548,000
Less: Valuation allowance	(322,000)	(269,000)
	$683,000	$657,000
Deferred tax liabilities
Combined effect due to reporting revenues and expenses differently for financial statement and income tax purposes	$16,201,000	$8,782,000

As of September 25, 2010, the Company has net operating loss carryforwards of approximately $1,306,000 which expire in varying years through 2013, and net operating loss carryforwards of approximately $646,000, which will not expire.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 15 - Appropriated Retained Earnings

In accordance with the PRC Company Law, the Company is required to transfer 15% of its profit after tax, as determined in accordance with PRC accounting standards and regulations, to the statutory surplus reserve (the “SSR”) until such reserve reaches 50% of the registered capital of the subsidiaries. Subject to certain restrictions set out in the PRC Company Law, the SSR may be distributed to stockholders in the form of share bonus issues to increase share capital, provided that the remaining balance after the capitalization is not less than 25% of the registered capital.

The Company appropriates retained earnings at the end of each quarter and will determine the annual appropriation to the reserve funds at the year end when the annual net income is finalized.

Note 16 - Basic and Diluted Weighted Average Number of Shares

The following tables summarize the basic and diluted weighted average number of shares.

	For the Nine Months Ended
	September 25, 2010	September 25, 2009
Basic weighted average number of shares	30,692,945	30,692,945
Assumed conversion of preference shares	1,660,770	-
Diluted weighted average number of shares	32,353,715	30,692,945

	For the Three Months Ended
	September 25, 2010	September 25, 2009
Basic weighted average number of shares	31,000,062	31,000,062
Assumed conversion of preference shares	2,774,700	-
Diluted weighted average number of shares	33,774,762	31,000,062

Note 17 - Employee Welfare Plan

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. Pursuant to the mandatory requirement from the local authority in the PRC, the retirement pension insurance, unemployment insurance, health insurance, injury insurance and pregnancy insurance are established for the employees during the term of employment. For the nine months ended September 25, 2010 and 2009, the Company contributed $118,293 and $91,019, respectively. For the three months ended September 25, 2010 and 2009, the Company contributed $51,695 and $27,795, respectively.

Note 18 - Recent Pronouncements

ASU No. 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force

This ASU addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.

ASU No. 2009-14, Software (Topic 985) – Certain Revenue Arrangements That Include Software Elements – a consensus of the FASB Emerging Issues Task Force

The amendments in this ASU change the accounting model for revenue arrangements that include both tangible products and software elements. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June15, 2010.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 18 - Recent Pronouncements (Continued)

ASU No. 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing

This ASU concludes that at the date of issuance, a share-lending arrangement entered into using an entity’s own shares in contemplation of a convertible debt offering or other financing is required to be measured at fair value and recognized as issuance cost in the financial statements of the entity. The ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The ASU is effective for interim or annual periods beginning on or after June 15, 2009, for share-lending arrangements entered into in those periods.

ASU No. 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets

Among other provisions, this ASU eliminates the concept of a “qualifying special-purpose entity” from SFAS No. 140 and removes the exception from applying FIN No. 46(R) to qualifying special-purpose entities. This ASU is effective at the beginning of a reporting entity’s first fiscal year that begins after November 15, 2009.

ASU No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities

Among other provisions, this ASU amends FIN No. 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This ASU is effective at the beginning of a company’s first fiscal year that begins after November 15, 2009.

ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements

This ASU affects all entities that are required to make disclosures about recurring and nonrecurring fair value measurements under FASB ASC Topic 820, originally issued as FASB Statement No. 157, Fair Value Measurements. The ASU requires certain new disclosures and clarifies two existing disclosure requirements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

ASU No. 2010-08, Technical Corrections to Various Topics

This ASU eliminates certain inconsistencies and outdated provisions and provides needed clarifications. The changes are generally non substantive in nature and will not result in pervasive changes to current practice. However, the amendments that clarify the guidance on embedded derivatives and hedging (ASC Subtopic 815-15) may cause a change in the application of that Subtopic. The clarifications of the guidance on embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009. The other amendments are effective as of the first reporting period (including interim periods) beginning after February 2, 2010.

None of these recent pronouncements, whether adopted in the current quarter or effective in the future, have had or are expected to have a material effect on the Company’s financial position or results of operations.

CHINA OUMEI REAL ESTATE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 25, 2010 AND 2009

Note 19 - Subsequent Events

On October 11, 2010, the Company amended the Subscription Agreement that it entered into with the investors of the April 14, 2010 private placement. Pursuant to the original Subscription Agreement, the Company was obligated to file a registration statement covering the resale of the ordinary shares underlying the 6% Convertible Preference Share and the Warrants issued in the private placement no later than thirty (30) days following the closing date (April 14, 2010) and use its best efforts to cause the registration statement to be declared effective under the Securities Act of 1933, as amended, as promptly as possible, but in no event later than 180 days following the closing date. Under the Subscription Agreement, if the Company did not timely file the required registration statement, or if it was not declared effective by the SEC in a timely manner, then the Company was obligated to pay to each investor a liquidated damages fee of 1% of such investor’s investment per month, for up to a maximum of 10% of each investor’s investment pursuant to the Subscription Agreement. Pursuant to Amendment No. 1 to the Subscription Agreement that the Company entered into with the investors on October 11, 2010, the Company amended Section 8.1 of the Subscription Agreement to provide that, in lieu of the cash liquidated damages amount that would otherwise have been payable by the Company for its failure to cause the registration statement to be declared effective within the prescribed period, if the registration statement is not declared effective by the SEC as required by the Subscription Agreement, the Company will be required to reduce the initial exercise price of the Warrants issued to each investor in the private placement by $0.08 per calendar month, or portion thereof, until such time that the registration statement is declared effective by the SEC; provided that, in no event will the Company be obligated to reduce the initial exercise price of the Warrants by more than $0.80 in the aggregate. The partial reduction of the initial exercise price of the Warrants will apply on a daily pro-rata basis for any portion of a calendar month prior to the effectiveness of the registration statement.

On October 12, 2010, the Company’s board of directors, compensation committee and shareholders adopted the China Oumei Real Estate Inc. 2010 Equity Incentive Plan (the “Plan”), which became effective on November 4, 2010. Up to 3,000,000 ordinary shares may be issued under the Plan (subject to adjustment). The Plan permits the grant of incentive share options, nonstatutory share options (i.e., options not intended to qualify as incentive share options), restricted shares, share grants, restricted share units, share appreciation rights, performance units and performance shares to employees, directors, and consultants of the Company and its affiliates; provided that incentive share options may be granted only to employees of the Company and of any parent or subsidiary of the Company. The Plan is administered by the Company’s compensation committee.

LEEWELL INVESTMENT GROUP LIMITED

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 25, 2009, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Leewell Investment Group Limited and Subsidiaries

We have audited the accompanying consolidated balance sheets of Leewell Investment Group Limited and Subsidiaries as of December 25, 2009 and 2008 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 25, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Leewell Investment Group Limited and Subsidiaries as of December 25, 2009 and 2008 and the results of their operations and their cash flows for each of the three years in the period ended December 25, 2009 in conformity with United States generally accepted accounting principles.

As discussed in Note 22 to the financial statements, the December 25, 2009 and 2008 financial statements have been restated to correct a misstatement.

MSPC
Certified Public Accountants and Advisors, A Professional Corporation

New York, New York
March 23, 2010, except for Note 22, as to which the date is November 3, 2010

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 25,	December 25,
	2009	2008
ASSETS
CURRENT ASSETS
Cash	$2,264,438	$638,639
Restricted cash	1,641,778	1,635,878
Revenue in excess of billings	4,045,979	-
Contracts receivable, net	12,552,315	6,359,497
Related party receivable	2,949,102	15,279,068
Inventories	106,452,702	77,008,683
Other receivables, net	1,634,987	367,836
Prepaid expenses	1,461,670	3,782,408
Total Current Assets	133,002,971	105,072,009

PROPERTY, PLANT AND EQUIPMENT, NET	3,461,317	3,001,888
PROPERTY, PLANT AND EQUIPMENT, IDLE	1,530,390	1,991,799
GOODWILL	3,620,670	3,596,117
LAND USE RIGHTS, NET	54,060,495	64,655,669
DEFERRED TAX ASSETS	657,000	330,873
TOTAL ASSETS	$196,332,843	$178,648,355

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$35,217,320	$14,682,599
Short-term loans	2,719,432	2,879,010
Notes payable	146,800	-
Accounts payable	487,238	-
Customer deposits	19,780,472	42,980,448
Other payables	4,186,745	3,287,869
Taxes payable	26,049,956	22,217,920
Other current liabilities	207,936	192,906
Total Current Liabilities	88,795,899	86,240,752

LONG-TERM DEBT	4,404,000	29,160,895
LONG-TERM DEFERRED TAX LIABILITIES	8,781,998	-

SHAREHOLDERS' EQUITY
Common stock par value $0.1282 per share, 150,000,000 shares authorized, 102,566,690 issued and outstanding in 2009 and 2008	13,149,576	13,149,576
Paid-in capital	(4,136,677)	(13,611,215)
Appropriated retained earnings	10,298,700	6,642,568
Unappropriated retained earnings	68,001,730	50,502,576
Accumulated other comprehensive income	7,037,617	6,563,203
Total Shareholders' Equity	94,350,946	63,246,708
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$196,332,843	$178,648,355

See Accompanying Notes to Consolidated Financial Statements

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
THE YEARS ENDED DECEMBER 25, 2009, 2008, AND 2007

	2009	2008	2007
			Restated

SALES	$91,041,042	$77,032,561	$51,850,312
SALES TO RELATED PARTY	3,274,458	-	-
TOTAL SALES	94,315,500	77,032,561	51,850,312

COST OF SALES	(57,442,457)	(46,321,251)	(36,243,778)
COST OF SALES TO RELATED PARTY	(853,951)	-	-
TOTAL COST OF SALES	(58,296,408)	(46,321,251)	(36,243,778)

GROSS PROFIT	36,019,092	30,711,310	15,606,534

ADVERTISING	(268,222)	(112,263)	(46,492)
COMMISSION	(84,982)	(574,262)	(134,989)
SELLING EXPENSES	(49,800)	(81,415)	(2,187)
BAD DEBT EXPENSE	(207,523)	(1,198,942)	(245,243)
GENERAL AND ADMINISTRATIVE EXPENSES	(4,655,596)	(2,283,744)	(807,589)
INCOME FROM OPERATIONS	30,752,969	26,460,684	14,370,034

OTHER INCOME (EXPENSES)
Miscellaneous income	327,294	91,945	10,280
Interest expense	(866,751)	(968,710)	(70,963)
	(539,457)	(876,765)	(60,683)
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM	30,213,512	25,583,919	14,309,351

INCOME TAXES
Current	(369,660)	(5,350,455)	(5,090,161)
Deferred	(8,688,566)	(1,251,739)	-
	(9,058,226)	(6,602,194)	(5,090,161)

INCOME BEFORE EXTRAORDINARY ITEM	21,155,286	18,981,725	9,219,190

EXTRAORDINARY ITEM (NET OF INCOME TAX OF $0)	-	12,499,576	-
NET INCOME	21,155,286	31,481,301	9,219,190

OTHER COMPREHENSIVE INCOME:
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	474,414	3, 486,204	2,107,856
COMPREHENSIVE INCOME	$21,629,700	$34,967,505	$11,327,046

EARNINGS PER COMMON SHARE BASIC AND DILUTED
- Income before extraordinary item	$0.21	$0.19	$921.92
- Extraordinary item	$-	$0.12	$-
- Net income	$0.21	$0.31	$921.92

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	102,566,690	102,566,690	10,000

See Accompanying Notes to Consolidated Financial Statements

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 25, 2009, 2008, AND 2007

						Accumulated
				Appropriated	Unappropriated	Other
			Paid-in	Retained	Retained	Comprehensive	Shareholders’
	Shares	Amount	Capital	Earnings	Earnings	Income	Equity
Balance at December 25, 2006	10,000	1,282	11,860,978	2,684,678	13,768,318	969,143	29,284,399
Elimination of investment in subsidiary against subsidiary equity (Note 1)			(13,165,828)				(13,165,828)
Adjustments for the acquisition			407,880		(8,343)		399,537
Net income					9,219,190		9,219,190
Foreign currency translation adjustment						2,107,856	2,107,856
Earnings appropriated in accordance with Chinese law				1,550,185	(1,550,185)
Balance at December 25, 2007, restated	10,000	1,282	(896,970)	4,234,863	21,428,980	3,076,999	27,845,154
Shareholder loan converted to shares	102,556,690	13,148,294					13,148,294
Due to acquisition of subsidiaries			(12,714,245)				(12,714,245)
Net income					31,481,301		31,481,301
Foreign currency translation adjustment						3,486,204	3,486,204
Earnings appropriated in accordance with Chinese law				2,407,705	(2,407,705)
Balance at December 25, 2008	102,556,690	13,149,576	(13,611,215)	6,642,568	50,502,576	6,563,203	63,246,708
Due to acquisition of subsidiaries			9,474,538				9,474,538
Net income					21,155,286		21,155,286
Foreign currency translation adjustment						474,414	474,414
Earnings appropriated in accordance with Chinese law				3,656,132	(3,656,132)
Balance at December 25, 2009	102,556,690	13,149,576	(4,136,677)	10,298,700	68,001,730	7,037,617	94,350,946

See Accompanying Notes to Consolidated Financial Statements

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 25, 2009, 2008, AND 2007

	2009	2008	2007
			Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$21,155,286	$31,481,301	$9,219,190
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Bad debt expense	207,523	1,198,941	245,243
Depreciation expense	245,388	246,400	205,366
Amortization of land use rights	-	-	36,487
Extraordinary items	-	(12,499,576)	-
Deferred tax expense	8,688,566	1,251,739	-

Decrease (increase) in operating assets:
Restricted cash	192,911	(1,564,681)	26,465
Revenue in excess of billings	(4,040,467)	-	-
Contracts receivable	(6,696,979)	1,633,906	(5,108,372)
Related party receivable	7,286,347	75,695,314	7,857,517
Inventories	24,608,287	25,990,884	26,040,584
Other receivables	593,540	4,667,529	(1,169,774)
Prepaid expenses	2,343,368	(1,676,883)	93,175

Increase (decrease) in operating liabilities:
Accounts payable	(9,335,626)	(1,306,287)	535,539
Related party payable	-	(17,180,260)	(10,185,449)
Customer deposits	(37,961,384)	(56,452,177)	(33,248,166)
Other payable	138,975	(509,459)	44,656
Taxes payable	3,829,172	9,943,221	6,624,335
Other current liabilities	(4,087)	95,169	(3,845)
Net cash provided by operating activities	11,250,820	61,015,081	1,212,951

CASH FLOWS FROM INVESTING ACTIVITIES
Sale of short-term investment	-	-	39,456
Purchase of fixed assets	(199,025)	(24,716)	(562,007)
Purchase of Oumei	-	-	(13,167,110)
Purchase of subsidiaries	-	(58,496,914)	-
Cash received from acquisition of subsidiaries	433,839	-	-
Net cash provided (used) by investing activities	234,814	(58,521,630)	(13,689,661)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution	-	-	1,282
Proceeds from note payable	(41,048)	-	-
Net change in short-term borrowing	(179,080)	(3,805,052)	14,166,301
Repayments of long-term borrowing	(14,044,280)	-	-
Proceeds from long-term borrowing	4,398,000	-	-
Net cash provided (used) by financing activities	(9,866,408)	(3,805,052)	14,167,583

Effect of exchange rate changes on cash	6,573	16,518	9,891

NET INCREASE (DECREASE) IN CASH	1,625,799	(1,295,083)	1,700,764
CASH AT BEGINNING OF YEAR	638,639	1,933,722	232,958
CASH AT END OF YEAR	$2,264,438	$638,639	$1,933,722

SUPPLEMENTAL DISCLOSURES:
Interest paid	$3,195,886	$3,737,121	$756,839
Income taxes paid	$260,255	$1,301,525	$35,961

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 25, 2009, 2008, AND 2007

Non-cash investing and financing activities:
Land use rights purchased through the exchange of other receivables	$-	$-	$1,104,768
Land use rights transferred to inventory as project development cost	$11,036,630	$-	$-
Cash consideration paid by Longhai Group for the subsidiaries' acquisition, resulting in a decrease in related party receivable	$5,131,000	$14,344,712	$-

See Accompanying Notes to Consolidated Financial Statements

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 1 - Organization

Qingdao Oumei Real Estate Development Co., Ltd (“Oumei”) was incorporated as a limited liability company in Qingdao under the laws of the People’s Republic of China (“PRC” or “China”). Oumei is engaged in the development and sale of residential and commercial real estate properties located primarily in Pingdu, Laixi and Jimo cities of Shandong Province, China.

Oumei was established by Mr. Zhang Weiqing (51%) and Mr. Wang Shengguo (49%) on May 15, 2001 with a registered capital of approximately $604,000. On February 9, 2002, Mr. Wang Shengguo sold his interest in Oumei to Ms. Cheng Xiaoyan. Mr. Zhang and Ms. Cheng then increased their contribution to Oumei in proportion to their ownership interests by approximately $6,200,000 and $5,089,200 in 2003 and 2006, respectively. The equity interests percentages held by these individuals were 51% and 49%, respectively.

On September 20, 2007, Mr. Zhang and Ms. Cheng sold all their interests in Oumei to Leewell Investment Group Limited (“the Company” or "Leewell") for $13,167,110. Leewell is a Hong Kong based company with an authorized capital of HK$10,000 (approximately $1,282), and it was wholly owned by Mr. Zhou Li as nominee for Mr. Zhang and Ms. Cheng until October 2, 2009. On that date, all the outstanding shares of Leewell were sold to Longhai Holdings Company Limited, a company controlled by Mr. Antoine Cheng (See Note 5). The acquisition of Oumei by Leewell is considered a combination under common control. Acquired assets and liabilities are recorded at book value. Equity of Leewell is shown as outstanding from the earliest period presented. The financial statements of the two previously separate entities are retroactively combined for all periods presented. Because cash was exchanged in the transaction, an adjustment for $13,165,828 is shown in the consolidated statement of changes in shareholders’ equity for the year ended December 25, 2007 to eliminate the difference between the total cash of $13,167,110 used to purchase Oumei and the amount of Leewell's equity of $1,282. As a result of the acquisition, Oumei became a wholly foreign-owned enterprise with limited liability under the laws of China.

Since inception, the Company's activities have been limited to organizational efforts, obtaining initial financing, and preparing to make filings with the Securities and Exchange Commission ("SEC").

All significant intercompany transactions and balances are eliminated on consolidation.

Note 2 - Acquisition of Subsidiaries

On January 19, 2008, Oumei reached agreements with the shareholders of Weihai Huancui District Mingwei Industry Co., Ltd (“Mingwei”) to acquire 100% of its equity interest by paying Chinese Yuan (“CNY”) 110,000,000 (approximately $15 million).

The following table summarizes the approximate estimated fair values of the assets and liabilities acquired from Mingwei at acquisition date.

Intangible assets	$37,242,000
Current liabilities	(21,591,000)
Net assets acquired at FMV	15,651,000
Cash consideration	14,960,000
Difference	$(691,000)

100% of the above difference was allocated to land use rights and reduced the fair market value recorded.

On January 22, 2008, Oumei reached an agreement with the sole shareholder of Longhai Hotel Co., Ltd (“Longhai Hotel”), to acquire 100% of its equity interest by paying CNY110,000,000 (approximately $15 million). Longhai Hotel is owned by Mr. Zhang Weiqing, who is also the former shareholder of Oumei (See Note 1). The acquisition is a business combination under common control, therefore, the Company accounted for this acquisition using the as if pooling of interest method. The acquired businesses and net assets are recorded at book value as if the businesses and net assets of Longhai Hotel have been owned by the Group from the earliest comparative period presented. Accordingly, the financial information for 2007 has been restated as follows:

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 2 - Acquisition of Subsidiaries (Continued)

	Year ended December 25, 2007
		Acquisition
	Originally	of Longhai
	stated	Hotel	Restated
Sales	$51,850,312	$-	$51,850,312
Net income	9,334,303	(115,113)	9,219,190
Net cash inflow from operating activities	1,212,951	-	1,212,951
Net cash outflow from investing activities	(13,689,661)	-	(13,689,661)
Net cash inflow from financing activities	14,167,583	-	14,167,583
Total current assets	69,443,412	-	69,443,412
Total assets	73,677,803	14,144,985	87,822,788
Total current liabilities	46,112,906	13,864,728	59,977,634
Shareholders’ equity	27,564,897	280,257	27,845,154

The following table summarizes the carryover historical costs of the assets and liabilities of Longhai Hotel at acquisition date.

Fixed assets	$2,782,000
Intangible assets	11,367,000
Current liabilities	(13,869,000)
Net asset acquired at historical costs	280,000
Cash consideration	14,960,000
Difference	$14,680,000

100% of the above difference was recorded in additional paid-in capital as it was acquired from a related party with common interest.

On January 23, 2008, Oumei reached agreements with the shareholders of Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd (“Longhai Properties”) to acquire 100% of its equity interest by paying CNY140,000,000 (approximately $19 million).

The following table summarizes the approximate estimated fair values of the assets and liabilities of Longhai Properties at acquisition date.

Current assets	$41,339,000
Fixed assets	15,000
Intangible assets	10,224,000
Current liabilities	(32,901,000)
Long-term debt	(2,992,000)
Net assets acquired at FMV	15,685,000
Cash consideration	19,040,000
Difference	$3,355,000

100% of the above difference was recorded as goodwill.

On January 24, 2008, Oumei reached agreements with the shareholders of Xudong Real Estate Development Co., Ltd (“Xudong”) to acquire 100% of its equity interest by paying CNY60,000,000 (approximately $8.3 million). Longhai Group, a related party, owned approximately 74% of Xudong (See Notes 1 and 5).

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 2 - Acquisition of Subsidiaries (Continued)

The following table summarizes the approximate estimated fair values of the assets and liabilities of Xudong at acquisition date.

Current assets	$54,319,000
Current liabilities	(17,599,000)
Long-term debt	(27,700,000)
Net assets acquired at FMV	9,020,000
Cash consideration	8,310,000
Difference	$(710,000)

74% of the above difference, approximately $525,000, was recorded in additional paid-in capital as it was acquired from a related party; the remaining 26%, approximately $185,000, was recorded as extraordinary item in 2008.

On August 27, 2008, Oumei reached agreements with the shareholders of Weifang Longhai Industry Co., Ltd. (“Weifang Industry”) to acquire 100% of their equity interest by paying CNY30,000,000 (approximately $4.4 million). Longhai Group, a related party (See Note 5), owned approximately 95% of Weifang Industry. Mr. Gao Xuling, acting as a trustee shareholder on behalf of Mr. Antoine Cheng, held 5% of Weifang Industry.

The following table summarizes the approximate estimated fair values of the assets and liabilities of Weifang Industry at acquisition date.

Current assets	$23,147,000
Fixed assets	9,000
Current liabilities	(15,983,000)
Net assets acquired at FMV	7,173,000
Cash consideration	4,386,000
Difference	$(2,787,000)

$9,000 of the above difference was allocated to fixed assets and reduced the fair market value recorded. 100% of the remaining difference was recorded in additional paid-in capital as it was acquired from related parties.

On August 28, 2008, Oumei reached an agreement with the sole shareholder of Weifang Longhai Zhiye Co., Ltd. (“Weifang Zhiye”) to acquire 100% of its equity interest by paying CNY30,000,000 (approximately $4.4 million).

The following table summarizes the approximate estimated fair values of the assets and liabilities of Weifang Zhiye at acquisition date.

Current assets	$21,707,000
Fixed assets	10,000
Current liabilities	(13,034,000)
Net assets acquired at FMV	8,683,000
Cash consideration	4,392,000
Difference	$(4,291,000)

$10,000 of the above difference was allocated to fixed assets and reduced the fair market value recorded. The remaining difference, approximately $4,281,000, was recorded as an extraordinary item in 2008.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 2 - Acquisition of Subsidiaries (Continued)

On August 29, 2008, Oumei reached agreements with the shareholders of Weifang Qi Lu Guo Tai Zhiye Co., Ltd. (“Qi Lu Guo Tai”) to acquire 100% of its equity interest by paying CNY40,000,000 (approximately $5.8 million).

The following table summarizes the approximate estimated fair values of the assets and liabilities of Qi Lu Guo Tai at acquisition date.

Current assets	$50,076,000
Fixed assets	24,000
Current liabilities	(32,032,000)
Long-term debt	(3,897,000)
Net assets acquired at FMV	14,171,000
Cash consideration	5,860,000
Difference	$(8,311,000)

$24,000 of the above difference was allocated to fixed assets and reduced the fair market value recorded. The remaining difference, approximately $8,287,000, was recorded as an extraordinary item in 2008.

The assets and liabilities of the acquired companies were recorded at full fair value at the acquisition dates except Longhai Hotel. The acquisition of Longhai Hotel was considered as an acquisition from a related party under common control. Assets and liabilities are recognized at historical carryover costs. No goodwill or extraordinary item was recognized. The acquisitions of Xudong and Weifang Industry are considered as acquisitions from a related party; therefore, the cash consideration paid did not represent the market value that would have been paid had the transaction been at arm’s length. The excess of net assets over the purchase price has been recorded as an extraordinary item for the non-related party portion and as additional paid-in-capital for the related party portion.

The assets and liabilities of Mingwei, Longhai Properties, Weifang Zhiye and Qi Lu Guo Tai were recorded at fair values at the acquisition dates. Goodwill is recognized for the acquisition of Longhai Property as the Company believes the value of Longhai Property was higher than the market price at the date of acquisition. Longhai Property maintains a high profit level and owns land in the city center of Weihai, which the Company considers a strategic location for construction that has the potential to significantly increase the profits of the Company. The combination of these factors is the reason for the excess of the purchase price over the fair value of the tangible assets and liabilities acquired. Extraordinary items are recognized for the acquisitions of Weifang Zhiye and Qi Lu Guo Tai due to the excess of fair values over the purchase prices. No extraordinary item is recognized for Mingwei since the excess of fair value over the purchase price was absorbed by non-current assets. The acquisitions of Mingwei, Weifang Zhiye and Qi Lu Guo Tai were conducted through arms-length negotiations. Oumei was able to achieve a bargain purchase due to the fact that shareholders in the selling entity wanted to withdraw quickly and the transaction was on an all-cash basis in an expedited fashion.

The acquisition increased the land reserve and expanded the market share of the Company in Shandong Province.

On June 25, 2009, Oumei reached agreement with the shareholder of Caoxian Industrial Co., Ltd (“CXSY”) to acquire 100% of its equity interest by paying CNY15,000,000 (approximately $2.2 million). Longhai Group, a related party (see Note 5), funded the purchase. This funding reduced the receivable due from Longhai Group at the time of the acquisition. Longhai Group owned approximately 90% of Caoxian Industry; Mr. Wang Hongde, acting as a trustee shareholder on behalf of Mr. Antoine Cheng, held 10% of Caoxian Industrial.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 2 - Acquisition of Subsidiaries (Continued)

The following table summarizes the approximate estimated fair values of the assets and liabilities of CXSY at acquisition date.

Current assets	$16,396,000
Fixed assets	10,000
Current liabilities	(4,092,000)
Long-term debt	(5,128,000)
Net assets acquired at FMV	7,186,000
Cash consideration	2,197,000
Difference	$(4,989,000)

100% of the above difference was recorded in additional paid-in capital as it was acquired from related parties.

On September 25, 2009, Oumei reached agreement with the shareholder of Longhai Real Estate Development Co., Ltd (“LHFDC”) to acquire 100% of its equity interest by paying CNY20,000,000 (approximately $2.9 million). Longhai Group, a related party (See Note 5), funded the purchase. This funding reduced the receivable due from Longhai Group at the time of the acquisition. Ms. Wang Jinhua, Mr. Antoine Cheng’s wife, owned 40% of LHFDC; Ms. Wang Yingchun, acting as a trustee shareholder on behalf of Mr. Antoine Cheng, owned 60% of LHFDC.

The following table summarizes the approximate estimated fair values of the assets and liabilities of LHFDC at acquisition date.

Current assets	$28,262,000
Current liabilities	(20,842,000)
Net assets acquired at FMV	7,420,000
Cash consideration	2,934,000
Difference	$(4,486,000)

100% of the above difference was recorded in additional paid-in capital as it was acquired from related parties.

The acquisitions of CXSY and LHFDC are considered as acquisitions from a related party; therefore, the cash consideration paid did not represent the market value that would have been paid had the transaction been at arm’s length.

The amounts of revenue and earnings of CXSY since June 25, 2009 which were included in the Consolidated Statement of Income and Comprehensive Income for 2009 were approximately $6,447,000 and $1,491,000, respectively.

The amounts of revenue and earnings of LHFDC since September 25, 2009 which were included in the Consolidated Statement of Income and Comprehensive Income for 2009 were approximately $21,962,000 and $7,862,000, respectively.

For the year ended December 25, 2008, the Consolidated Statements of Income and Comprehensive Income included twelve months results of operations of Mingwei, Longhai Hotel, Longhai Properties, Xudong and four months results of operations of Weifang Industry, Weifang Zhiye and Qi Lu Guo Tai.

For the year ended December 25, 2009, the Consolidated Statement of Income and Comprehensive Income included twelve months results of operations of Mingwei, Longhai Hotel, Longhai Properties, Xudong, Weifang Industry, Qi Lu Guo Tai, Weifang Zhiye and six months results of operations of CXSY and three months results of operations of LHFDC.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 2 - Acquisition of Subsidiaries (Continued)

Supplemental information on an unaudited pro forma basis, as if the acquisitions of the subsidiaries had been consummated at the beginning of each of the years presented, is as follows:

	2009	2008
Sales	$94,315,500	$77,032,561
Net income	$20,811,790	$30,485,677

The unaudited pro forma supplemental information is based on estimates and assumptions which the Company believes are reasonable. It is not necessarily indicative of the consolidated financial position or results of income in future periods or the results that actually would have been realized had we been a combined company as of the beginning of the years presented.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP").

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in the preparation of the financial statements include the selection of the useful lives of property and equipment and the provision necessary for uncollectible receivables. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. Fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amounts of cash, restricted cash, revenue in excess of billings, contracts receivable, related party and other receivables, accounts payable, note payable, related party and other payables, customer deposits, and short-term loans approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. The Company considers the carrying amount of long-term bank loans to approximate their fair values based on the interest rates of the instruments and the current market rate of interest.

Reporting Currency and Foreign Currency Translation

The functional currency of Oumei and its subsidiaries is the CNY and the Company’s reporting currency is the United States Dollar (USD). The assets and liabilities of Oumei and its subsidiaries are translated at the exchange rate on the balance sheet date, shareholders’ equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in the Statements of Income and Comprehensive Income in accordance with ASC 220, Comprehensive Income. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the Statements of Income and Comprehensive Income as incurred. The transaction gains and losses were immaterial for the all periods presented.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Since July 2005, the CNY is no longer pegged to the USD. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the CNY may appreciate or depreciate significantly in value against the USD in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the CNY exchange rate and lessen intervention in the foreign exchange market. Therefore, the Company’s foreign currency exchange gains and losses may be magnified by PRC exchange control regulations that restrict the Company’s ability to convert CNY into foreign currencies.

Revenue Recognition

Real estate sales are reported in accordance with the provisions of ASC 360-20, Property, Plant and Equipment, Real Estate Sales, Sales Other Than Retail Land Sales. Revenue from the sales of development properties where the construction period is twelve months or less is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract or agreement, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Revenue recognized to date in excess of cash received from customers is classified as current assets under contracts receivable. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability.

Effective December 26, 2008, the Company adopted the percentage-of-completion method of accounting for revenue recognition for all building construction projects in progress in which the construction period was expected to be more than twelve months at that date. The full accrual method was used before that date for all of our residential and commercial projects. The Company changed to the percentage-of-completion method for contracts longer than one year as this method more accurately reflects how revenue is earned on these contracts, particularly for interim reporting purposes.

ASC 250 requires retrospective application of a change in accounting principle unless impracticable. The change to the percentage-of-completion method had no effect on our December 25, 2008 financial statements and we found it was impracticable to determine the effect on the December 25, 2007 financial statements as no progress reports detailing the percentage-of-completion of our contracts were prepared for that year.

Revenue and profit from the sale of development properties where the construction period is more than twelve months is recognized by the percentage-of-completion method on the sale of individual units when the following conditions are met: (1) construction is beyond a preliminary stage; (2) the buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit; (3) sufficient units have already been sold to assure that the entire property will not revert to rental property; (4) sales prices are collectible and (5) aggregate sales proceeds and costs can be reasonably estimated. If any of these criteria are not met, proceeds are accounted for as deposits until the criteria are met and/or the sale consummated.

Under the percentage of completion method, revenues from units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of completion and applying that ratio to the contracted sales amounts. This ratio of completion is determined by the Company using data reported by licensed independent third party construction supervising firms hired by the Company as the contractors employed by the Company request advance payments and do not specifically allocate these costs to the various projects. Cost of sales is recognized by multiplying the ratio by the total budgeted costs. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenue recognized to date in excess of cash received from customers is classified as current assets under revenue in excess of billings. Amounts received from customers in excess of revenue recognized to date are classified as current liabilities under customer deposits.

Any losses incurred or identified on real estate transaction are recognized in the period in which the transaction occurs.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Real Estate Capitalization and Cost Allocation

Properties under construction or held for sale consist of residential and commercial units under construction and units completed.

Properties under construction or held for sale are stated at cost or estimated net realizable value, whichever is lower. Costs include costs of land use rights, direct development costs, including predevelopment costs, interest on indebtedness, construction overhead and indirect project costs. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods. Costs of land use rights include land premiums and deed tax and are allocated to projects on the basis of acreage and gross floor area.

Capitalization of Interest

In accordance with ASC 360, Property, Plant and Equipment, interest incurred during construction is capitalized to properties under construction. All other interest is expensed as incurred.

For the year ended December 25, 2009, total interest incurred by the Company was $3,195,886 (2008: $3,737,121 and 2007 restated: $756,839), of which capitalized interest was $2,329,135 (2008: $2,768,411, and 2007 restated: $685,876).

Concentration of Risks

The Company sells residential and commercial units to residents and small business owners. In 2009, the Company recorded approximately $9,995,000 of sales and contracts receivable from the sales of affordable housing to City Government of Qingdao for the Real-Estate Development Management Bureau for a relocation program. Such sales are approximately 11% of the total sales in 2009 and the related contracts receivable comprise about 80% of the total contracts receivable as of December 25, 2009.

For the years ended December 25, 2009 and 2008, the Company had two major constructors for most of its construction services and construction materials: Qingdao Zhongxing Construction Ltd and Longhai Construction Ltd. In 2009 and 2008 Oumei made payments to Longhai Construction Ltd, a related party (See Note 5), of approximately $13,784,000 and $9,008,000 respectively. For the year ended December 25, 2007, Qingdao Zhongxing Construction Ltd was the only constructor used by the Company.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and methods of taxation, among other things.

The Company has a credit risk exposure of uninsured cash in banks at December 25, 2009 of $3,906,216 (2008: $2,274,517). The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains bank accounts in the PRC and Hong Kong. All PRC bank balances are denominated in CNY. Hong Kong bank balances are denominated in USD. At December 25, 2009 and 2008, the Company had no cash equivalents.

Cash includes cash on hand and demand deposits in accounts maintained with state-owned and private banks within the PRC and Hong Kong.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Restricted Cash

PRC banks grant mortgage loans to home purchasers and will credit these amounts to the Company’s bank account once title passes to the purchasers. If the condominiums are not completed and the new homeowners have no ownership documents to secure the loan, the bank will deduct 5% of the homeowner’s loan from the Company’s bank account and transfer that amount to a designated bank account classified on the balance sheet as restricted cash. Interest earned on the restricted cash is credited to the Company’s normal bank account. The bank will release the restricted cash after home purchasers have obtained the ownership documents to secure the mortgage loan. Total restricted cash amounted to $1,641,778 as of December 25, 2009 (2008: $1,635,878).

Allowance for Doubtful Accounts

The Company recognizes an allowance for doubtful accounts to ensure contracts receivable, related party receivables and other receivables are not overstated due to uncollectability. Bad debt reserves are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer's or debtor's inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customer's or debtor’s operating results or financial position. If circumstances related to customers or debtors change, estimates of the recoverability of receivables would be further adjusted. As of December 25, 2009 and 2008, the allowances for doubtful accounts are $1,617,114 and $1,033,520 for contracts receivable, and $272,361 and $636,745 for other receivables, respectively.

An allowance for contracts receivable is established as follows: 50% of the balances aged between one and two years and over CNY100,000 (approximately $15,000); 10% of the balances aged between one and two years and under CNY100,000 (approximately $15,000); and 100% of the balances aged over two years.

Inventory

Inventory is stated at the lower of cost or market, on a specific identification basis. In addition to direct land acquisition, land development and construction costs, costs include interest and direct overhead which are capitalized to inventories during the period beginning with the commencement of construction and ending with the completion of construction.

Property, Plant and Equipment, Net

Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Lives
Buildings and improvements	20 years
Vehicles	5 years
Office equipment and others	5 years

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterments to property, plant and equipment are capitalized and depreciated over the remaining useful life of the assets.

Impairment of Long-lived Assets

The Company reviews its long-lived assets other than goodwill whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets. There was no impairment loss recognized for long-lived assets for the years ended December 25, 2009, 2008 and 2007.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Goodwill

The Company accounts for acquisitions of business in accordance with ASC 805, Business Combinations, which results in the recognition of goodwill when the purchase price exceeds the fair value of net assets acquired. Goodwill is not subject to amortization but will be subject to at least an annual evaluation for impairment. The Company has performed such annual evaluation in 2009 and determined that goodwill was not impaired as of December 25, 2009.

Goodwill is stated in the consolidated balance sheet at cost less accumulated impairment loss. An analysis of changes in goodwill is as follows:

	December 25, 2009	December 25, 2008
Opening balance	$3,596,117	$-
Acquisitions	-	3,596,117
Effect of exchange rate change	24,553	-
Closing balance	$3,620,670	$3,596,117

Land Use Rights

Land use rights are related to the development rights for acres of land in various projects. These rights are capitalized until a development project commences on the land for which the rights have been acquired. At this time, the rights are transferred to properties under construction inventory.

Income Taxes

The Company follows ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company is governed by the Income Tax Laws of the PRC concerning Chinese registered limited liability companies. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 25% since January 1, 2008 and 33% prior to that date on taxable income.

According to the Income Tax Laws of the PRC for real estate developers, income tax of the Company is calculated by project. When all units of a project are sold, the PRC tax department will assess the tax due on the project and issue a tax due notification to the Company. The Company has to pay the tax by the due date on the notification. If the Company does not pay the tax by the due date, the tax department will charge the Company interest. The Company includes any interest and penalties in general and administrative expenses.

Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and it prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosures and transitions.

The Company recognizes that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the PRC government. However, the Company cannot reasonably quantify political risk factors and thus must depend on guidance issued by current PRC government officials.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Income Taxes (Continued)

Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of December 25, 2009 is not material to its results of operations, financial condition or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of December 25, 2009, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current Chinese tax law and policy, that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.

Land Appreciation Tax (“LAT”)

In accordance with the relevant taxation laws in the PRC, the Company is subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures, including borrowings costs and all property development expenditures. The tax rules to implement the laws stipulate that the whole project must be completed before the LAT obligation can be assessed. Accordingly, the Company records the liability and the related expense at the completion of a project, unless the tax authorities impose an assessment at an earlier date. Deposits made against the eventual obligation are included in prepaid expenses.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s only components of comprehensive income during the years ended December 25, 2009, 2008 and 2007 were net income and the foreign currency translation adjustment.

Statement of Cash Flows

In accordance with ASC 230, Statement of Cash Flows, cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Advertising Expenses

Advertising costs are expensed as incurred, or the first time the advertising takes place, in accordance with ASC 720-35,

Advertising Costs.

For the year ended December 25, 2009, the Company recorded an advertising expense of $311,560 (2008: $242,021 and 2007 restated: $46,492).

Property Warranty

The Company and its subsidiaries provide customers with warranties which cover major defects of building structure and certain fittings and facilities of properties sold as stipulated in the relevant sales contracts. The warranty period is one year. The Company constantly estimates potential costs for materials and labor with regard to warranty-type claims expected to be incurred subsequent to the delivery of a property.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Property Warranty (Continued)

Reserves are determined based on historical data and trends with respect to similar property types and geographical areas. The Company monitors the warranty reserve and makes adjustments to its pre-existing warranties, if any, in order to reflect changes in trends and historical data as information becomes available. The Company may seek further recourse against its contractors or any related third parties if it can be proved that the faults are caused by them. In addition, the Company also withholds up to 5% of the contract cost from subcontractors for periods of two to five years. These amounts are included in current liabilities, and are only paid to the extent that there have been no warranty claims against the Company relating to the work performed or materials supplied by the subcontractors. For the three years ended December 25, 2009, 2008 and 2007, the Company has not recognized any warranty liability or incurred any warranty costs in excess of the amount retained from subcontractors.

Note 4 - Contracts Receivable

Contracts receivable consists of balances due from customers for the sale of residential and commercial units. In cases where the customers deposit more than 50% of the total purchase price, the Company may defer the remaining purchase price. These deferred balances are unsecured, bear no interest and are due within 360 days from the date of the sale. Contracts receivable are presented net of an allowance for doubtful accounts of $1,617,114 at December 25, 2009 (2008: $1,033,520).

Note 5 - Related Party Transactions

As of December 25, 2009, the Company has a total of $2,949,102 (2008: $15,279,068) due from and a total of $0 (2008: $0) due to Longhai Group and its subsidiaries. Mr. Antoine Cheng is the controlling shareholder of Longhai Group (See Notes 1 and 2). These balances have no stated terms for repayment and are not interest bearing.

In 2009, the Company sold two floors of a project for office use to Longhai Construction Ltd, a subsidiary of Longhai Group, for approximately $3,274,000.

A significant number of the Company’s past or recent acquisitions were from related parties. Refer to Note 2, Acquisition of Subsidiaries, for detailed descriptions of these related-party transactions.

Note 6 - Inventories

Inventories include properties held for sales and properties under construction. The following summarizes the components of real estate inventories at December 25, 2009 and 2008:

	2009	2008
Properties held for sale	$35,549,529	$21,857,879
Properties under construction	33,552,748	13,302,752
Properties held for sale pledged for mortgage loans	2,132,197	756,724
Properties under construction pledged for mortgage loans	35,218,228	41,091,328
Total	$106,452,702	$77,008,683

Note 7 - Other Receivables, Net

Other receivables consist of various cash advances to employees and unrelated companies with which the Company has business relationships. These amounts are unsecured, non-interest bearing and generally short term in nature. As of December 25, 2009, the balance of other receivables was $1,634,987 (2008: $367,836), which is net of an allowance for doubtful accounts of $272,361(2008: $636,745).

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 8 - Property and Equipment, Net

Property and equipment consist of the following at December 25, 2009 and 2008:

	2009	2008
Buildings and improvements	$3,756,672	$2,466,129
Vehicles	392,615	238,546
Office equipment and others	67,938	4,389
Idle assets	1,761,600	2,372,701
Construction in progress	-	642,021
	$5,978,825	$5,723,786
Accumulated depreciation	(987,118)	(730,099)
Property and equipment, net	$4,991,707	$4,993,687

Depreciation expense for the years ended December 25, 2009, 2008 and 2007 was $246,680, $246,400 and $205,366 (restated), respectively, and is included in general and administrative expenses on the Statements of Income and Comprehensive Income.

Note 9 - Accounts Payable

As of December 25, 2009, the Company has accounts payable $487,238. There was no accounts payable as of December 25, 2008.

Note 10 - Customer Deposits

Customer deposits consist of amounts received from customers relating to the sale of residential and commercial units in the PRC. In the PRC, customers will generally obtain permanent financing for the purchase of their residential unit prior to the completion of the project. The lending institution will provide the funding to the Company upon the completion of the financing rather than the completion of the project. The Company receives these funds and recognizes them as a current liability until the revenue can be recognized. As of December 25, 2009, the Company has received $19,780,472 deposits from customers (2008: $42,980,448).

Note 11 - Other Payables

Other payables consist of various cash advances from unrelated companies and individuals with which management of the Company has business relationships. These amounts are unsecured, non-interest bearing and short term in nature. As of December 25, 2009, the balance of other payables is $4,186,745 (2008: $3,287,869).

Note 12 - Taxes Payable

Taxes payable consist of the following at December 25, 2009 and 2008:

	2009	2008
Business tax	$6,461,389	$3,353,457
Income tax	18,847,145	18,621,457
Others	741,422	243,006
Total	$26,049,956	$22,217,920

The Company prepaid LAT and other taxes of $1,461,670 in 2009 and $3,782,408 in 2008, which are classified as prepaid expenses.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 13 - Short-term Loans

As of December 25, 2009, the Company has several short-term loans from banks and employees totaling $2,719,432 (2008: $2,879,010). The weighted average interest rate for the short-term bank loans was approximately 5.82% in 2009 and 8.73% in 2008. The weighted average interest rate for employee loans was approximately 5.64% in 2009 and 5.10% in 2008.

The short-term loans were borrowed from several financial institutions. Interest expense incurred was $149,502, $110,719 and $70,963 (restated) for the years ended December 25, 2009, 2008 and 2007, respectively. The capitalized interest from short-term loans was $3,751 in 2008, and there was no capitalized interest from short-term loans in 2009 and 2007.

As of December 25, 2007, the Company had a loan of $15,000,000 from a potential investor. The loan was non-interest bearing and had no repayment terms. On November 10, 2008, the Company paid $1,851,706 in cash in partial settlement of the $15,000,000 investor loan. On November 18, 2008, the Company, Mr. Zhou Li and the investor entered into an agreement stipulating that Mr. Zhou Li was responsible for settling the remaining loan balance of $13,148,294 and Mr. Zhou Li was entitled to seek reimbursement from the Company for the repayment. In November 2008, the Company increased its authorized shares from 10,000 to 150,000,000. At December 21, 2008, the $13,148,294 was converted to 102,556,690 shares of common stock of the Company at $0.1282 (HK$ 1.00) per share.

Note 14 - Long-term Debt

The Company has long-term loans from various financial institutions totaling $39,621,320 at December 25, 2009 (2008: $43,843,494). The payment schedule for the long-term loans is as following:

For the year ended December 25, 2010	$35,217,320
For the year ended December 25, 2011	$4,404,000

All long-term loans are borrowed for construction projects. The interest rates of the long-term loans ranged from approximately 5.31% to 14.74% and 6.48% to 8.49% in 2009 and 2008, respectively. The interest rate for the only long-term loan in 2007 was 9.83%.

Total interest incurred was $3,046,384, $3,626,402, and $685,876 in 2009, 2008 and 2007, respectively, of which capitalized interest was $2,329,135, $2,764,660, and $685,876 (restated), respectively.

Note 15 - Income Taxes

Beginning January 1, 2008, the new Chinese Enterprise Income Tax (“EIT”) law replaced the former income tax laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaced the 33% rate previously applicable to both DEs and FIEs.

A reconciliation between approximate taxes computed at the P.R.C. statutory rate of 25% and the Company's effective tax rate is as follows:

			2007
	2009	2008	Restated
At P.R.C. statutory rate of 25% (2007:33%)	$8,311,000	$6,396,000	$4,722,000
Tax effect of permanent difference	259,000	-
Change in valuation allowance	243,000	498,000	-
Expiration of net operating loss carryforwards	195,000	-	-
Others	50,000	(292,000)	368,000
Income tax at effective rate	$9,058,000	$6,602,000	$5,090,000

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 15 - Income Taxes (Continued)

The tax effects of temporary differences that give rise to the following approximate deferred tax assets and liabilities as of December 25 are presented below.

	2009	2008
Deferred tax assets
Short-term deferred tax assets:
Allowance for bad debt	$472,000	$418,000
Less: Valuation allowance	(472,000)	(418,000)
	-	-
Long-term deferred tax assets:
Net operating loss carryforwards	$378,000	$412,000
Combined effect due to reporting revenues and expenses differently for financial statement and income tax purposes	548,000	-
Less: Valuation allowance	(269,000)	(81,000)
	$657,000	$331,000
Deferred tax liabilities
Combined effect due to reporting revenues and expenses differently for financial statement and income tax purposes	$8,782,000	$-

As of December 25, 2009, the Company has net operating loss carryforwards of approximately $1,283,000, which expire at varying years through 2013, and net operating loss carryforwards of approximately $344,000, which will not expire.

Note 16 - Appropriated Retained Earnings

In accordance with the PRC Company Law, the Company is required to transfer 15% of its profit after tax, as determined in accordance with PRC accounting standards and regulations, to the statutory surplus reserve (the “SSR”) until such reserve reaches 50% of the registered capital of the subsidiaries. Subject to certain restrictions set out in the PRC Company Law, the SSR may be distributed to stockholders in the form of share bonus issues to increase share capital, provided that the remaining balance after the capitalization is not less than 25% of the registered capital.

For the year ended December 25, 2009, the Company appropriated reserve funds in the amount of $3,656,132 (2008: $2,407,705).

Note 17 - Employee Welfare Plan

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. Pursuant to the mandatory requirement from the local authority in the PRC, the retirement pension insurance, unemployment insurance, health insurance, injury insurance and pregnancy insurance are established for the employees during the term of employment. For the year ended December 25, 2009, the Company contributed $87,776 (2008: $50,759 and 2007 restated: $5,490).

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 18 - Recent Pronouncements

ASU No. 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force

This ASU addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.

ASU No. 2009-14, Software (Topic 985) – Certain Revenue Arrangements That Include Software Elements – a consensus of the FASB Emerging Issues Task Force

The amendments in this ASU change the accounting model for revenue arrangements that include both tangible products and software elements. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.

ASU No. 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing

This ASU concludes that at the date of issuance, a share-lending arrangement entered into on an entity’s own shares in contemplation of a convertible debt offering or other financing is required to be measured at fair value and recognized as issuance cost in the financial statements of the entity. The ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The ASU is effective for interim or annual periods beginning on or after June 15, 2009, for share-lending arrangements entered into in those periods.

ASU No. 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets

Among other provisions, this ASU eliminates the concept of a “qualifying special-purpose entity” from SFAS No. 140 and removes the exception from applying FIN No. 46(R) to qualifying special-purpose entities. This ASU is effective at the beginning of a reporting entity’s first fiscal year that begins after November 15, 2009.

ASU No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities

Among other provisions, this ASU amends FIN No. 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This ASU is effective at the beginning of a company’s first fiscal year that begins after November 15, 2009.

ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements

This ASU affects all entities that are required to make disclosures about recurring and nonrecurring fair value measurements under FASB ASC Topic 820, originally issued as FASB Statement No. 157, Fair Value Measurements. The ASU requires certain new disclosures and clarifies two existing disclosure requirements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 18 - Recent Pronouncements (Continued)

ASU No. 2010-08, Technical Corrections to Various Topics

This ASU eliminates certain inconsistencies and outdated provisions and provides needed clarifications. The changes are generally non substantive in nature and will not result in pervasive changes to current practice. However, the amendments that clarify the guidance on embedded derivatives and hedging (ASC Subtopic 815-15) may cause a change in the application of that Subtopic. The clarifications of the guidance on embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009. The other amendments are effective as of the first reporting period (including interim periods) beginning after February 2, 2010.

Note 19 - Potential Listing as a Public Company in the United States (Unaudited)

As of the date of this report, the Company is negotiating an agreement with Access American Fund, LP (“AAI”) to raise $15 million to $20 million in conjunction with an alternative public offering (“APO”). This APO is a reverse merger of a foreign operating entity into a US public shell company, accompanied by a simultaneous Private Investment in Public Equity (“PIPE”) offering, a capital raise in which a publicly traded company sells its stock to investors in a privately negotiated transaction. The detailed terms and final agreement will be subject to a complete due diligence review. The Company will file a Form 8-K with the Securities and Exchange Commission once the final agreement is reached.

Note 20 - Subsequent Events

The Company has evaluated the subsequent events through March 23, 2010, the date the financial statements were issued.

The Company has paid back approximately $3 million of the long-term debt as of March 23, 2010.

Note 21 – Reclassifications

Certain reclassifications have been made to the December 25, 2008 and 2007 figures in order to conform them to the current year’s presentation.

Note 22 – Restatement

Subsequent to the original issuance of these consolidated financial statements, management discovered an error in accounting for the difference between the consideration paid and the fair market value of the net assets acquired for three of its acquisitions – Weifang Industry, CXSY and LHFDC. Originally, the Company allocated the difference to additional paid-in capital and either extraordinary item (for Weifang) or gain on business acquisition (CXSY and LHFDC) according to the percentage of interest owned in each company by related parties and what were believed to be nonrelated parties. The Company has now revised this allocation to recognize that Mr. Antoine Cheng had substantive control over 100% of each of these three entities. Consequently, all the differences have been recorded as additional paid-in capital (See Note 2).

The following tables present the effect of making this amendment to the consolidated financial statements for the years ended December 25, 2008 and December 25, 2009.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

	December 25, 2008
	As Previously Reported	As Amended

LIABILITIES AND SHAREHOLDERS’ EQUITY
SHAREHOLDERS' EQUITY
Paid-in capital	(13,749,747)	(13,611,215)
Unappropriated retained earnings	50,638,872	50,502,576
Accumulated other comprehensive income	6,565,439	6,563,203

	December 25, 2009
	As Previously Reported	As Amended

LIABILITIES AND SHAREHOLDERS’ EQUITY
SHAREHOLDERS' EQUITY
Paid-in capital	(7,465,626)	(4,136,677)
Unappropriated retained earnings	71,326,950	68,001,730
Accumulated other comprehensive income	7,041,346	7,037,617

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 25, 2009 and 2008

	2008
	As Previously Reported	As Amended

EXTRAORDINARY ITEM (NET OF INCOME TAX OF $0)	12,635,872	12,499,576
NET INCOME	31,617,597	31,481,301

OTHER COMPREHENSIVE INCOME:
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	3,488,440	3,486,204
COMPREHENSIVE INCOME	35,106,037	34,967,505

	2009
	As Previously Reported	As Amended

OTHER REVENUES:
Gain on business acquisition ("bargain purchase")	3,188,924	-
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM	33,402,436	30,213,512
INCOME BEFORE EXTRAORDINARY ITEM
	24,344,210	21,155,286
NET INCOME	24,344,210	21,155,286

OTHER COMPREHENSIVE INCOME:
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	475,907	474,414
COMPREHENSIVE INCOME	24,820,117	21,629,700

EARNINGS PER COMMON SHARE BASIC AND DILUTED
- Income before extraordinary item	$0.24	$0.21
- Net income	$0.24	$0.21

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 25, 2009 and 2008

					Accumulated Other
			Unappropriated		Comprehensive
	Paid-in Capital		Retained Earnings		Income		Shareholders’ Equity
	As		As		As		As
	Previously	As	Previously	As	Previously	As	Previously
	Reported	Amended	Reported	Amended	Reported	Amended	Reported	As Amended
2008
Due to acquisition of subsidiaries	(12,852,777)	(12,714,245)					(12,852,777)	(12,714,245)

Net income			31,617,597	31,481,301			31,617,597	31,481,301

Foreign currency translation adjustment					3,488,440	3,486,204	3,488,440	3,486,204

Balance at December 25, 2008	(13,749,747)	(13,611,215)	50,638,872	50,502,576	6,565,439	6,563,203

2009

Due to acquisition of subsidiaries	6,284,121	9,474,538					6,284,121	9,474,538

Net income			24,344,210	21,155,286			24,344,210	21,155,286

Foreign currency translation adjustment					475,907	474,414	475,907	474,414

Balance at December 25, 2009	(7,465,626)	(4,136,677)	71,326,950	68,001,730	7,041,346	7,037,617

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 25, 2009 and 2008

	2008
	As Previously Reported	As Amended

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	31,617,597	31,481,301
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Extraordinary items	(12,635,872)	(12,499,576)

	2009
	As Previously Reported	As Amended

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	24,344,210	21,155,286
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Extraordinary items	(3,188,924)	-

_______Ordinary Shares

PROSPECTUS

Brean Murray, Carret & Co.	Ladenburg Thalmann & Co. Inc.

, 2010

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

[RESALE PROSPECTUS ALTERNATE PAGE]

PRELIMINARY PROSPECTUS

Subject to completion, dated November 24, 2010

5,065,785 Ordinary Shares

     This prospectus relates to 5,065,785 ordinary shares that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

  765,000 ordinary shares;

  2,774,700 ordinary shares underlying the 6% Convertible Preference Shares, par value $0.002112 per share; and

  1,526,085 ordinary shares issuable to the selling stockholders upon the exercise of warrants.

     We will not receive any proceeds from the sales of outstanding ordinary shares by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash.

     Our ordinary shares are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our ordinary shares on the NASDAQ Global Market under the symbol “OMEI”. Since there is currently no public market established for our securities, the selling stockholders will sell at a fixed price that is equal to the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our ordinary shares are listed on the NASDAQ Global Market and there is an established market for these resale shares, the selling stockholders may sell the resale shares from time to time at the market price prevailing on the NASDAQ Global Market at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

     The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 7.

     Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________________

The date of this prospectus is , 2010.

[resale prospectus alternate page]

i

[RESALE PROSPECTUS ALTERNATE PAGE]

The Offering

Ordinary shares offered by selling stockholders(1)

5,065,785 shares, consisting of 765,000 ordinary shares, 2,774,700 ordinary shares underlying the Preference Shares, and 1,526,085 ordinary shares issuable upon the exercise of warrants held by the selling stockholders. This number represents 14.35% of our current outstanding ordinary shares, on a fully diluted basis(1) .

Ordinary shares outstanding after the offering, assuming all the Preference Shares are converted into ordinary shares and all the warrants are exercised for cash(2)	35,300,847 shares
Use of proceeds

We will not receive any proceeds from the sale of ordinary shares by the selling stockholders. We will, however, receive up to $8.0 million from the exercise of the warrant held by the selling stockholders, if exercised for cash.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our ordinary shares.
Trading market

We have applied for the listing of our ordinary shares on the NASDAQ Global Market under the symbol “OMEI”. There can, however, be no assurance that our ordinary shares will be accepted for listing on the NASDAQ Global Market.

(1) Based on 31,000,062 ordinary shares issued and outstanding as of November 23, 2010.

(2) Excludes        ordinary shares (excluding an underwriters’ option to purchase an additional        ordinary shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith.

1A

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the selling stockholders. If the warrants are exercised for cash, then we will receive up to approximately $8.0 million in proceeds payable by the selling stockholders upon exercise of the warrants.

We have no specific plan for such proceeds except to generate funds for working capital and general corporate purposes, including to fund potential future acquisitions, and to create a public market for our common stock. As of the date of this prospectus, we have not entered into any purchase agreements, understandings or commitments with respect to any acquisitions.

We will have broad discretion in the way that we use these proceeds. See “Risk Factors — Risks Related to this Offering and the Market for Our Ordinary Shares Generally — We may use these proceeds in ways with which you may not agree.”

2A

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 5,065,785 ordinary shares that were issued or are issuable to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the ordinary shares offered by this prospectus is being offered by the selling stockholders for their own accounts.

On April 14, 2010, we completed a private placement transaction with a group of accredited investors. Pursuant to the Subscription Agreement with the investors, we issued to the investors an aggregate of 2,774,700 Units, for an aggregate purchase price of $11,098,800, or $4.00 per Unit. Each Unit consists of one share of our Preference Shares and one Warrant to purchase 0.5 ordinary shares. The Warrants have a term of 5 years, are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date. The Warrants had an initial exercise price of $6.00 per share (subject to customary adjustments), however, the exercise price of the Warrants has been adjusted as described below. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

Pursuant to the Subscription Agreement, we were obligated to file a registration statement covering the resale of the ordinary shares underlying the Preference Shares and the Warrants no later than thirty (30) days following the closing date and use our best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible, but in no event later than 180 days following the closing date, or October 11, 2010. Under the Subscription Agreement, if we did not timely file the required registration statement, or if it was not declared effective by the SEC in a timely manner, then we were obligated to pay to each investor a liquidated damages fee of 1% of such investor’s investment per month, for up to a maximum of 10% of each investor’s investment pursuant to the Subscription Agreement. Pursuant to an amendment to the Subscription Agreement that we entered into with the investors on October 11, 2010, we amended the Subscription Agreement to provide that, in lieu of the cash liquidated damages amount that would otherwise have been payable by us for our failure to cause the registration statement to be declared effective within the prescribed period, we are required to reduce the initial exercise price of the Warrants issued to each investor in the private placement by $0.08 per calendar month, or portion thereof, until such time that the registration statement is declared effective by the SEC; provided that, in no event will we be obligated to reduce the initial exercise price of the Warrants by more than $0.80 in aggregate. The partial reduction of the initial exercise price of the Warrants began on October 11, 2010 and applies on a daily pro-rata basis for any portion of a calendar month prior to the effectiveness of the registration statement.

On April 14, 2010, we also issued an aggregate of 300,000 ordinary shares and warrants for the purchase of an aggregate of 138,735 ordinary shares, exercisable for a period of 3 years at an exercise price of $5.00 per share, to Brean Murray, Carret & Co., LLC and/or its designees, as partial compensation for services provided by them in connection with the private placement transaction. Brean Murray, Carret & Co., LLC also received a cash fee of $775,759.39 for its services in connection with the private placement. The issuance of these securities was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder. We are under the contractual obligation to register the ordinary shares as well as ordinary shares issuable upon exercise of the warrants we issued to Brean Murray, Carret & Co., LLC within a pre-defined period.

On April 14, 2010, we also issued an aggregate of 465,000 ordinary shares to Beijing Allstar Business Consulting, Inc. and/or its designees, as partial compensation for services provided by them in connection with the reverse acquisition of Leewell and the private placement transaction. The issuance of these securities was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder. We are under the contractual obligation to register the ordinary shares within a pre-defined period.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by it in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, ordinary shares underlying the Preference Shares and Warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of November 23, 2010 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 31,000,062 ordinary shares outstanding as of November 23, 2010.

3A

None of the selling stockholders has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and the selling stockholders may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer except Brean Murray, Carret & Co., LLC and Access America Fund, LP.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the ordinary shares set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name and Address	Number of Ordinary Shares Beneficially Owned Prior to the Offering(1)	Number of Ordinary Shares Included in Prospectus for Resale	Beneficial Ownership After the Offering (2)	Percentage of Ordinary Shares Beneficially Owned After Offering (3)
Access America Fund, LP(4)	779,164	562,500	216,664	*
Taylor International Fund, Ltd. (5)	779,164	562,500	216,664	*
Hua-Mei 21st Century Partners, LP(6)	921,500	712,500	209,000	*
Guerrilla Partners, LP(7)	671,000	412,500	121,000	*
Jayhawk Private Equity Fund II, L.P. (8)	1,125,000	1,125,000	0	*
Straus Partners, L.P. (9)	187,500	187,500	0	*
New York Liberty Fund LLC(10)	75,000	75,000	0	*
Trillion Growth China LP(11)	187,500	187,500	0	*
Paragon Capital LP(12)	112,500	112,500	0	*
Equity Trust Company Custodian FBO Thomas G. Berlin IRA(13)	93,750	93,750	0	*
DNST Properties, LLC(14)	75,000	75,000	0	*
Dr. Deborah Tekdogan(15)	3,900	3,900	0	*
Mary Beth Shea(16)	19,500	19,500	0	*
Thomas E. Nolan Living Trust(17)	7,800	7,800	0	*
Robert C. Stendel(18)	5,850	5,850	0	*
J&S Spitzer Family LLC(19)	18,750	18,750	0	*
Mu Zhang	10,000	10,000	0	*
First Prestige Inc.	24,475	24,475	0	*
JD Infinity Holdings, Inc.	99,012	99,012	0	*
Catalpa Holdings, Inc.	99,013	99,013	0	*
Bin Huang	232,500	232,500	0	*
Brean Murray, Carret & Co., LLC(20)	438,735	438,735	0	*
TOTAL:	5,966,613	5,065,785	763,328

* Less than 1%.

(1)

Represents total ownership with respect to all shares of our issued and outstanding ordinary shares, ordinary shares underlying the warrants and Preference Shares, as a single class and on an “as converted” basis.

(2)	Assumes that all securities offered are sold.

(3)

As of November 23, 2010, a total of 31,000,062 ordinary shares are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). The number of our ordinary shares excludes (i) up to        ordinary shares to be offered by us in a firm commitment public offering concurrently herewith (excluding the underwriters’ over-allotment of        ordinary shares), (ii) 1,526,085 ordinary shares that are issuable upon the exercise of outstanding warrants we issued on April 14, 2010 and (iii)  2,774,700 Preference Shares issued and outstanding as of November 23, 2010, each of which is convertible into one(1) ordinary share (subject to customary adjustments for stock splits, combinations, or equity dividends on ordinary shares). For each beneficial owner above, any options or warrants exercisable within 60 days have been included in the denominator.

4A

(4)

Includes 375,000 ordinary shares underlying the Preference Shares and 187,500 shares underlying a warrant to purchase our ordinary shares. Christopher Efird is the Managing Partner of Access America Fund, LP and has voting and dispositive control over securities held by it.

(5)

Includes 375,000 ordinary shares underlying the Preference Shares and 187,500 shares underlying a warrant to purchase our ordinary shares. Robert J. Kirkland is the President of Taylor Asset Management, Inc., the general partner of Taylor International Fund, Ltd., and has voting and dispositive control over securities held by it.

(6)

Includes 475,000 ordinary shares underlying the Preference Shares and 237,500 shares underlying a warrant to purchase our ordinary shares. Peter Siris is the Managing Director of Hua-Mei 21st Century Partners, LP and has voting and dispositive control over securities held by it.

(7)

Includes 275,000 ordinary shares underlying the Preference Shares and 137,500 shares underlying a warrant to purchase our ordinary shares. Peter Siris is the Managing Director of Guerrilla Partners, LP and has voting and dispositive control over securities held by it.

(8)

Includes 750,000 ordinary shares underlying the Preference Shares and 375,000 shares underlying a warrant to purchase our ordinary shares. Kent C. McCarthy has sole voting and dispositive power over securities held by Jayhawk Private Equity Fund II, L.P.

(9)

Includes 125,000 ordinary shares underlying the Preference Shares and 62,500 shares underlying a warrant to purchase our ordinary shares. Melville Straus is the Managing Principal of Straus Partners, L.P. and has voting and dispositive control over securities held by it.

(10)

Includes 50,000 ordinary shares underlying the Preference Shares and 25,000 shares underlying a warrant to purchase our ordinary shares. Song Ge Teng is the Partner (Member) of New York Liberty Fund LLC and has voting and dispositive control over securities held by it.

(11)

Includes 125,000 ordinary shares underlying the Preference Shares and 62,500 shares underlying a warrant to purchase our ordinary shares. Corey Mitchell is the President of Trillion Growth China GP, the manager of Trillion Growth China LP and has voting and dispositive control over securities held by it.

(12)

Includes 75,000 ordinary shares underlying the Preference Shares and 37,500 shares underlying a warrant to purchase our ordinary shares. Alan P. Donenfeld is the General Partner of Paragon Capital LP and has voting and dispositive control over securities held by it.

(13)

Includes 62,500 ordinary shares underlying the Preference Shares and 31,250 shares underlying a warrant to purchase our ordinary shares. Thomas G. Berlin is the owner of Equity Trust Company Custodian FBO Thomas G. Berlin IRA and has voting and dispositive control over securities held by it.

(14)

Includes 50,000 ordinary shares underlying the Preference Shares and 25,000 shares underlying a warrant to purchase our ordinary shares. Michael D Aufrecht has voting and dispositive control over securities held by it.

(15)	Includes 2,600 ordinary shares underlying the Preference Shares and 1,300 shares underlying a warrant to purchase our ordinary shares.

(16)	Includes 13,000 ordinary shares underlying the Preference Shares and 6,500 shares underlying a warrant to purchase our ordinary shares.

(17)

Includes 5,200 ordinary shares underlying the Preference Shares and 2,600 shares underlying a warrant to purchase our ordinary shares. Thomas Nolan is the signatory of Thomas E. Nolan Living Trust and has voting and dispositive control over securities held by it.

(18)	Includes 3,900 ordinary shares underlying the Preference Shares and 1,950 shares underlying a warrant to purchase our ordinary shares.

(19)

Includes 12,500 ordinary shares underlying the Preference Shares and 6,250 shares underlying a warrant to purchase our ordinary shares. M. James Spitzer is the Manager owner of J&S Spitzer Family and has voting and dispositive control over securities held by it.

(20)

Includes 300,000 ordinary shares underlying the Preference Shares and 138,735 shares underlying a warrant to purchase our ordinary shares. William J. McCluskey is the president and CEO of Brean Murray, Carret & Co., LLC and has voting power and investment power of securities held by Brean Murray, Carret & Co., LLC. Brean Murray, Carret & Co., LLC is a broker-dealer.

5A

We will not receive any proceeds from the sale of any shares by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

6A

[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in the ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

  a combination of any such methods of sale.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of our ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling stockholders may also sell shares of our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

7A

Brean Murray, Carret & Co., LLC, an underwriter of up to        ordinary shares (excluding an underwriters’ option to purchase an additional        ordinary shares to cover over-allotments) to be offered by us in a public offering concurrently herewith, may dispose of shares on behalf of its account holders who are also selling stockholders. The maximum commission or discount to be received by Brean Murray, Carret & Co., LLC will not be greater than eight percent (8%) for the sale of any securities being registered hereunder. Additionally, any securities acquired by any participating FINRA members during the 180-day period preceding the date of the filing of the prospectus with the SEC will be subject to lock-up restrictions under FINRA Rule 5110(g), unless an exemption is available under FINRA Rule 5110(g)(2). FINRA Rule 5110(g) provides that such securities shall not be sold during our public offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of sales of our public offering.

The broker-dealers or agents that participate in the sale of the ordinary shares or interests therein and the selling stockholders who are affiliates of broker-dealers will be “underwriters” within the meaning of Section 2(11) of the Securities Act. Specifically, since Brean Murray, Carret & Co., LLC is a brokerage firm and Access America Fund, LP is an affiliate of a broker-dealer, both of them are “underwriters” in the sale of our ordinary shares or interests therein In addition, in this offering, the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act when selling their shares. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

8A

[RESALE PROSPECTUS ALTERNATE PAGE]

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus and certain other legal matters as to Cayman Islands will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Deheng Law Firm.

EXPERTS

The audited consolidated financial statements of Leewell as of December 25, 2009 and 2008 and for the fiscal years ended December 25, 2009, 2008, and 2007, appearing in this prospectus and registration statement have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the ordinary shares in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our ordinary shares, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the SEC. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

9A

[RESALE PROSPECTUS ALTERNATE PAGE]

5,065,785 Ordinary Shares

Ordinary Shares, Par Value $0.002112 Per Share

PROSPECTUS

, 2010

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distributions

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of ordinary shares being registered. All amounts, other than the SEC registration fee and FINRA filing fee, are estimates.

Amount to be Paid
SEC Registration Fee	$3,296
Financial Industry Regulatory Authority, Inc. filing fee	(1)
NASDAQ Stock Market listing fee	(1)
Printing Fees and Expenses	(1)
Legal Fees and Expenses	(1)
Accounting Fees and Expenses	(1)
Transfer Agent and Registrar Fees	(1)
Miscellaneous	(1)

Total	$(1)

_____________

(1) To be added by amendment.

Item 14. Indemnification of Directors and Officers

The Companies Law of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be contrary to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary, for example, in respect of their actual fraud or willful default or for the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our directors and officers to the fullest extent permitted by law against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit or proceeding; provided, however, that no director or officer is indemnified against any liability arising out of (a) any actual fraud or dishonesty in the performance of such person’s duty to us, or (b) such person’s conscious, intentional or willful breach of his or her obligation to act honestly, lawfully and in good faith with a view to our best interests.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of association, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On April 14, 2010, we issued 29,235,000 ordinary shares to Longhai Holdings, the sole shareholder of Leewell through a share exchange with Leewell. The total consideration for the 29,235,000 ordinary shares was 102,566,690 ordinary shares of Leewell, which is all the issued and outstanding capital stock of Leewell. The number of our shares issued to Longhai Holdings was determined based on an arms-length negotiation. The issuance of our shares to these shareholders was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On April 14, 2010, we also completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors an aggregate of 2,774,700 Units for a purchase price of $11,098,800, or $4.00 per Unit. Each Unit consists of one Preference Share and one Warrant to purchase 0.5 ordinary shares. The Warrants had an initial exercise price of $6.00 per share (subject to customary adjustments.However, on October 11, 2010, we entered into Amendment No. 1 to the Subscription Agreement, pursuant to which we amended Section 8.1 to provide that, in lieu of the cash liquidated damages amount that would otherwise have been payable by us for our failure to cause the registration statement to be declared effective within the prescribed period, we are required to reduce the initial exercise price of the Warrants by $0.08 per calendar month, or portion thereof, until such time that the registration statement is declared effective by the SEC; provided that, in no event will we be obligated to reduce the initial exercise price of the Warrants by more than $0.80 in aggregate. The partial reduction of the initial exercise price of the Warrants began on October 11, 2010 and will apply on a daily pro-rata basis for any portion of a calendar month prior to the effectiveness of the registration statement. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

On April 14, 2010, we also issued an aggregate of 300,000 ordinary shares and warrants for the purchase of an aggregate of 138,735 ordinary shares, exercisable for a period of 3 years at an exercise price of $5.00 per share, to Brean Murray, Carret & Co., LLC and/or its designees, as partial compensation for services provided by Brean Murray, Carret & Co., LLC as placement agent in connection with the private placement transaction described above. Brean Murray, Carret & Co., LLC also received a cash fee of $775,759.39 for its services as placement agent in connection with the private placement. The issuance of these securities was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On April 14, 2010, we also issued an aggregate of 465,000 ordinary shares to Beijing Allstar Business Consulting, Inc. and/or its designees, as partial compensation for services provided by Beijing Allstar Business Consulting, Inc. in connection with the reverse acquisition of Leewell and the private placement transaction described above. The issuance of these securities was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the shareholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the shareholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the shareholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the shareholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the shareholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description
1.1	Form of Underwriting Agreement**

2.1

Share Exchange Agreement, dated April 14, 2010, by and among the Company, Leewell Investment Group Limited, Longhai Holdings Company Limited and its shareholder [incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

3.1	Amended and Restated Memorandum and Articles of Association of the Company [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 6, 2010]

4.1	Form of Investor Warrant, issued April 14, 2010 [incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

5.1	Opinion of Maples and Calder**

10.1	Form of Subscription Agreement, dated April 14, 2010 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.2

Amendment No.1 to Subscription Agreement, dated October 11, 2010, by and among the Company and the subscribers identified therein [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 13, 2010]

10.3

Make Good Escrow Agreement, dated April 14, 2010, by and among the Company, Longhai Holdings Company Limited, Access America Investments, LLC and Collateral Agents, LLC, as escrow agent [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.4

Holdback Escrow Agreement, dated April 14, 2010, by and among the Company, Brean Murray, Carret & Co., LLC, Access America Investments, LLC and Collateral Agents, LLC, as escrow agent [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.5

Investor Relations Escrow Agreement, dated April 14, 2010, by and among the Company, Brean Murray, Carret & Co., LLC, Access America Investments, LLC and Collateral Agents, LLC, as escrow agent [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.6

Lockup Agreement, dated April 14, 2010, between the Company and Longhai Holdings Company Limited [incorporated by reference to Exhibit 10.5 to the Company’s Amendment No . 1 to Registration Statement on Form S-1/A filed on June 21, 2010]

10.7

Lockup Agreement, dated April 14, 2010, between the Company and Antoine Cheng [incorporated by reference to Exhibit 10.6 to the Company’s Amendment No . 1 to Registration Statement on Form S-1/A filed on June 21, 2010]

10.8

Lockup Agreement, dated April 14, 2010, between the Company and Weiqing Zhang [incorporated by reference to Exhibit 10.7 to the Company’s Amendment No . 1 to Registration Statement on Form S-1/A filed on June 21, 2010]

10.9

Lockup Agreement, dated April 14, 2010, between the Company and Yang Chen [incorporated by reference to Exhibit 10.8 to the Company’s Amendment No . 1 to Registration Statement on Form S-1/A filed on June 21, 2010]

10.10

Lockup Agreement, dated April 14, 2010, between the Company and Zhongbo Zhou [incorporated by reference to Exhibit 10.9 to the Company’s Amendment No . 1 to Registration Statement on Form S-1/A filed on June 21, 2010]

10.11

Share Purchase Agreement, dated September 5, 2007, between Zhang Weiqing and Leewell Investment Group Limited (English Translation) [incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.12

Share Purchase Agreement, dated September 5, 2007, between Cheng Xiaoyan and Leewell Investment Group Limited (English Translation) [incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

Exhibit No.	Description

10.13

Share Purchase Agreement, dated January 19, 2008, among Cheng Defeng, Wang Yingchun and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.14

Share Purchase Agreement, dated January 22, 2008, between Zhang Weiqing and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.15

Share Purchase Agreement, dated January 23, 2008, among Cheng Defeng, Miao Shuangji and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.16

Share Purchase Agreement, dated January 24, 2008, among Li Jie, Li Keyu, Liu Fangyu, Wang Meiling, Jiang Guo, Qingdao Longhai Investment Group and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.17

Share Purchase Agreement, dated August 27, 2008, among Qingdao Longhai Investment Group, Qingdao Longhai Luqiao Co., Ltd, Gao Xuling and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.18

Share Purchase Agreement, dated August 28, 2008, between Qingdao Pingdu Xinyuan Real Estate Development Co., Ltd and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.19

Share Purchase Agreement, dated August 29, 2008, among Qingdao Hexiang Fuzhuang Ltd, Qingdao Fuhai Fangzhi Ltd and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.20

Share Purchase Agreement, dated June 25, 2009, among Qingdao Longhai Investment Group, Wang Hongde and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.21

Share Purchase Agreement, dated September 25, 2009, among Wang Yingchun, Wang Jinghua and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.22

Construction Contact, dated April 11, 2009, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and Shanghai Baogang Construction Engineering Corporation (English Translation) [incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.23

Construction Contract, dated October 8, 2006, between Qingdao Xudong Real Estate Development Co., Ltd. and Qingdao Longhai Construction Group Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.24

Construction Contract, dated July 26, 2006, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and Qingdao Longhai Construction Group Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.25

Construction Contract, dated April 23, 2004, between Weifang Longhai Zhiye Co., Ltd. and Qingdao Zhongxin Construction Group Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.26

Construction Supervision Contract, dated August 21, 2009, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and Weihai Tianhen Project Consulting Management Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

Exhibit No.	Description

10.27

Loan Agreement, dated November 30, 2009, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and China Construction Bank, Weihai Branch (English Translation) [incorporated by reference to Exhibit 10.24 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.28

Loan Agreement, dated November 21, 2008, between Caoxian Industrial Properties Co., Ltd. and China Construction Bank, Caoxian Branch (English Translation) [incorporated by reference to Exhibit 10.25 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.29

Loan Agreement, dated May 28, 2007, between Qingdao Xudong Real Estate Development Co., Ltd. and Industrial and Commercial Bank of China, Qingdao Chengyang Branch (English Translation) [incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.30

Loan Term Extension Agreement, dated May 20, 2010, between Qingdao Xudong Real Estate Development Co., Ltd. and Industrial and Commercial Bank of China, Qingdao Chengyang Branch (English Translation) [incorporated by reference to Exhibit 10.30 to the Company’s Amendment No. 5 to Registration Statement on Form S-1/A filed on November 2, 2010]

10.31	China Oumei Real Estate Inc. 2010 Equity Incentive Plan [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 15, 2010]

10.32

Form of Share Option Agreement relating to China Oumei Real Estate Inc. 2010 Equity Incentive Plan [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 15, 2010]

10.33

Form of Restricted Share Award Agreement relating to China Oumei Real Estate Inc. 2010 Equity Incentive Plan [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 15, 2010]

10.34

Employment Agreement, dated June 28, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Weiqing Zhang (English Translation) [incorporated by reference to Exhibit 10.28 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.35	Employment Agreement, dated June 15, 2010, between the Company and Zhaohui John Liang [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.36

Employment Agreement, dated July 23, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Yang Chen (English Translation) [incorporated by reference to Exhibit 10.29 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.37

Employment Agreement, dated August 25, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Zhongbo Zhou (English Translation) [incorporated by reference to Exhibit 10.30 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.38

Employment Agreement, dated August 20, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Yalei Chen (English Translation) [incorporated by reference to Exhibit 10.31 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.39	Independent Director Agreement, dated June 22, 2010, between the Company and Lawrence Lee [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.40

Independent Director Agreement, dated June 22, 2010, between the Company and Dr. Peter Linneman [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.41	Independent Director Agreement, dated June 22, 2010, between the Company and Ruiping Tao [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

Exhibit No.	Description
10.42	Indemnification Agreement, dated June 22, 2010, between the Company and Antoine Cheng [incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.43	Indemnification Agreement, dated June 22, 2010, between the Company and Weiqing Zhang [incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.44

Indemnification Agreement, dated June 22, 2010, between the Company and Zhaohui John Liang [incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.45	Indemnification Agreement, dated June 22, 2010, between the Company and Yang Chen [incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.46	Indemnification Agreement, dated June 22, 2010, between the Company and Lawrence Lee [incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.47

Indemnification Agreement, dated June 22, 2010, between the Company and Dr. Peter Linneman [incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.48	Indemnification Agreement, dated June 22, 2010, between the Company and Ruiping Tao [incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

14.1	Code of Ethics, adopted June 22, 2010 [incorporated by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

21	Subsidiaries of the Company [incorporated by reference to Exhibit 21 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

23.1	Consent of MSPC, Certified Public Accountants and Advisors, A Professional Corporation*

23.2	Consent of Deheng Law Firm [incorporated by reference to Exhibit 23.2 to the Company’s Amendment No. 5 to Registration Statement on Form S-1/A filed on November 2, 2010]

23.3	Consent of Pillsbury Winthrop Shaw Pittman LLP**

23.3	Consent of Maples and Calder (contained in Exhibit 5.1)**

24.1	Power of Attorney (included in the signature page of the Registration Statement (File No. 333-166658) filed on May 7, 2010)

99.1

Cayman Islands Government Undertaking as to Tax Concessions, dated April 4, 2006 [incorporated by reference to Exhibit 99.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1/A filed on June 21, 2010]

99.2	Audit Committee Charter, adopted June 22, 2010 [incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

99.3	Compensation Committee Charter, adopted June 22, 2010 [incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

99.4	Governance and Nominating Committee Charter, adopted June 22, 2010 [incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

99.5

Nominee Agreement, adopted September 5, 2007, by and among Li Zhou, Weiqing Zhang and Xiaoyan Cheng [incorporated by reference to Exhibit 99.5 to the Company’s Amendment No. 3 to Registration Statement on Form S-1/A filed on August 27, 2010]

________________
* Filed herewith
** To be filed by amendment

Item 17. Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that

(i) If the undersigned registrant is relying on Rule 430B:

(a) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the undersigned registrant is subject to Rule 430C:

(a) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i).	In any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii).	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii).

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv).	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Qingdao, People’s Republic of China, on the 24th day of November, 2010.

China Oumei Real Estate Inc.

By:	/s/ Weiqing Zhang
Name:	Weiqing Zhang
Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Antoine Cheng	Chairman	November 24, 2010
Antoine Cheng

/s/ Weiqing Zhang	Chief Executive Officer and Director (Principal Executive Officer)	November 24, 2010
Weiqing Zhang

/s/ Zhaohui John Liang	Chief Financial Officer (Principal Financial and Accounting Officer)	November 24, 2010
Zhaohui John Liang

/s/ Lawrence Lee	Director	November 24, 2010
Lawrence Lee

/s/ Dr. Peter Linneman	Director	November 24, 2010
Dr. Peter Linneman

/s/ Ruiping Tao	Director	November 24, 2010
Ruiping Tao

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement**

2.1	Share Exchange Agreement, dated April 14, 2010, by and among the Company, Leewell Investment Group Limited, Longhai Holdings Company Limited and its shareholder [incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

3.1	Amended and Restated Memorandum and Articles of Association of the Company [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 6, 2010]

4.1	Form of Investor Warrant, issued April 14, 2010 [incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

5.1	Opinion of Maples and Calder**

10.1	Form of Subscription Agreement, dated April 14, 2010 [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.2	Amendment No.1 to Subscription Agreement, dated October 11, 2010, by and among the Company and the subscribers identified therein [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 13, 2010]

10.3	Make Good Escrow Agreement, dated April 14, 2010, by and among the Company, Longhai Holdings Company Limited, Access America Investments, LLC and Collateral Agents, LLC, as escrow agent [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.4	Holdback Escrow Agreement, dated April 14, 2010, by and among the Company, Brean Murray, Carret & Co., LLC, Access America Investments, LLC and Collateral Agents, LLC, as escrow agent [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.5	Investor Relations Escrow Agreement, dated April 14, 2010, by and among the Company, Brean Murray, Carret & Co., LLC, Access America Investments, LLC and Collateral Agents, LLC, as escrow agent [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.6	Lockup Agreement, dated April 14, 2010, between the Company and Longhai Holdings Company Limited [incorporated by reference to Exhibit 10.5 to the Company’s Amendment No . 1 to Registration Statement on Form S-1/A filed on June 21, 2010]

10.7	Lockup Agreement, dated April 14, 2010, between the Company and Antoine Cheng [incorporated by reference to Exhibit 10.6 to the Company’s Amendment No . 1 to Registration Statement on Form S-1/A filed on June 21, 2010]

10.8	Lockup Agreement, dated April 14, 2010, between the Company and Weiqing Zhang [incorporated by reference to Exhibit 10.7 to the Company’s Amendment No . 1 to Registration Statement on Form S-1/A filed on June 21, 2010]

10.9	Lockup Agreement, dated April 14, 2010, between the Company and Yang Chen [incorporated by reference to Exhibit 10.8 to the Company’s Amendment No . 1 to Registration Statement on Form S-1/A filed on June 21, 2010]

10.10	Lockup Agreement, dated April 14, 2010, between the Company and Zhongbo Zhou [incorporated by reference to Exhibit 10.9 to the Company’s Amendment No . 1 to Registration Statement on Form S-1/A filed on June 21, 2010]

10.11	Share Purchase Agreement, dated September 5, 2007, between Zhang Weiqing and Leewell Investment Group Limited (English Translation) [incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.12	Share Purchase Agreement, dated September 5, 2007, between Cheng Xiaoyan and Leewell Investment Group Limited (English Translation) [incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

Exhibit No.	Description
10.13

Share Purchase Agreement, dated January 19, 2008, among Cheng Defeng, Wang Yingchun and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.14

Share Purchase Agreement, dated January 22, 2008, between Zhang Weiqing and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.15

Share Purchase Agreement, dated January 23, 2008, among Cheng Defeng, Miao Shuangji and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.16

Share Purchase Agreement, dated January 24, 2008, among Li Jie, Li Keyu, Liu Fangyu, Wang Meiling, Jiang Guo, Qingdao Longhai Investment Group and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.17

Share Purchase Agreement, dated August 27, 2008, among Qingdao Longhai Investment Group, Qingdao Longhai Luqiao Co., Ltd, Gao Xuling and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.18

Share Purchase Agreement, dated August 28, 2008, between Qingdao Pingdu Xinyuan Real Estate Development Co., Ltd and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.19

Share Purchase Agreement, dated August 29, 2008, among Qingdao Hexiang Fuzhuang Ltd, Qingdao Fuhai Fangzhi Ltd and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.20

Share Purchase Agreement, dated June 25, 2009, among Qingdao Longhai Investment Group, Wang Hongde and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.21

Share Purchase Agreement, dated September 25, 2009, among Wang Yingchun, Wang Jinghua and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.22

Construction Contact, dated April 11, 2009, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and Shanghai Baogang Construction Engineering Corporation (English Translation) [incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.23

Construction Contract, dated October 8, 2006, between Qingdao Xudong Real Estate Development Co., Ltd. and Qingdao Longhai Construction Group Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.24

Construction Contract, dated July 26, 2006, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and Qingdao Longhai Construction Group Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.25

Construction Contract, dated April 23, 2004, between Weifang Longhai Zhiye Co., Ltd. and Qingdao Zhongxin Construction Group Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.26

Construction Supervision Contract, dated August 21, 2009, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and Weihai Tianhen Project Consulting Management Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

Exhibit No.	Description
10.27

Loan Agreement, dated November 30, 2009, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and China Construction Bank, Weihai Branch (English Translation) [incorporated by reference to Exhibit 10.24 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.28

Loan Agreement, dated November 21, 2008, between Caoxian Industrial Properties Co., Ltd. and China Construction Bank, Caoxian Branch (English Translation) [incorporated by reference to Exhibit 10.25 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.29

Loan Agreement, dated May 28, 2007, between Qingdao Xudong Real Estate Development Co., Ltd. and Industrial and Commercial Bank of China, Qingdao Chengyang Branch (English Translation) [incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.30

Loan Term Extension Agreement, dated May 20, 2010, between Qingdao Xudong Real Estate Development Co., Ltd. and Industrial and Commercial Bank of China, Qingdao Chengyang Branch (English Translation) [incorporated by reference to Exhibit 10.30 to the Company’s Amendment No. 5 to Registration Statement on Form S-1/A filed on November 2, 2010]

10.31	China Oumei Real Estate Inc. 2010 Equity Incentive Plan [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 15, 2010]

10.32

Form of Share Option Agreement relating to China Oumei Real Estate Inc. 2010 Equity Incentive Plan [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 15, 2010]

10.33

Form of Restricted Share Award Agreement relating to China Oumei Real Estate Inc. 2010 Equity Incentive Plan [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 15, 2010]

10.34

Employment Agreement, dated June 28, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Weiqing Zhang (English Translation) [incorporated by reference to Exhibit 10.28 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.35	Employment Agreement, dated June 15, 2010, between the Company and Zhaohui John Liang [incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.36

Employment Agreement, dated July 23, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Yang Chen (English Translation) [incorporated by reference to Exhibit 10.29 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.37

Employment Agreement, dated August 25, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Zhongbo Zhou (English Translation) [incorporated by reference to Exhibit 10.30 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.38

Employment Agreement, dated August 20, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Yalei Chen (English Translation) [incorporated by reference to Exhibit 10.31 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

10.39	Independent Director Agreement, dated June 22, 2010, between the Company and Lawrence Lee [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.40

Independent Director Agreement, dated June 22, 2010, between the Company and Dr. Peter Linneman [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.41	Independent Director Agreement, dated June 22, 2010, between the Company and Ruiping Tao [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.42	Indemnification Agreement, dated June 22, 2010, between the Company and Antoine Cheng [incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

Exhibit No.	Description
10.43	Indemnification Agreement, dated June 22, 2010, between the Company and Weiqing Zhang [incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.44	Indemnification Agreement, dated June 22, 2010, between the Company and Zhaohui John Liang [incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.45	Indemnification Agreement, dated June 22, 2010, between the Company and Yang Chen [incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.46	Indemnification Agreement, dated June 22, 2010, between the Company and Lawrence Lee [incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.47	Indemnification Agreement, dated June 22, 2010, between the Company and Dr. Peter Linneman [incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

10.48	Indemnification Agreement, dated June 22, 2010, between the Company and Ruiping Tao [incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

14.1	Code of Ethics, adopted June 22, 2010 [incorporated by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

21	Subsidiaries of the Company [incorporated by reference to Exhibit 21 to the Company’s Current Report on Form 8-K filed on April 19, 2010]

23.1	Consent of MSPC, Certified Public Accountants and Advisors, A Professional Corporation*

23.2	Consent of Deheng Law Firm [incorporated by reference to Exhibit 23.2 to the Company’s Amendment No. 5 to Registration Statement on Form S-1/A filed on November 2, 2010]

23.3	Consent of Pillsbury Winthrop Shaw Pittman LLP**

23.3	Consent of Maples and Calder (contained in Exhibit 5.1)**

24.1	Power of Attorney (included in the signature page of the Registration Statement (File No. 333-166658) filed on May 7, 2010)

99.1	Cayman Islands Government Undertaking as to Tax Concessions, dated April 4, 2006 [incorporated by reference to Exhibit 99.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1/A filed on June 21, 2010]

99.2	Audit Committee Charter, adopted June 22, 2010 [incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

99.3	Compensation Committee Charter, adopted June 22, 2010 [incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

99.4	Governance and Nominating Committee Charter, adopted June 22, 2010 [incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on June 23, 2010]

99.5	Nominee Agreement, adopted September 5, 2007, by and among Li Zhou, Weiqing Zhang and Xiaoyan Cheng [incorporated by reference to Exhibit 99.5 to the Company’s Amendment No. 3 to Registration Statement on Form S-1/A filed on August 27, 2010]

________________
* Filed herewith
** To be filed by amendment